Exhibit 99.1

Offering Memorandum Excerpts

FORWARD LOOKING STATEMENTS

This offering memorandum contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” or “pursue,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this offering memorandum. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings, and future financial results, wherever they occur in this offering memorandum, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth above and in this offering memorandum.

In addition to the risk factors set forth above, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

•	the impact of our substantial indebtedness and the restrictions in our debt agreements;

•	our dependence on Caesars Entertainment Corporation (“Caesars Entertainment”) and Caesars Entertainment Operating Company, Inc. for services pursuant to the Shared Services Agreement (as defined below), access to intellectual property rights, the Total Rewards loyalty program, its customer database and other services, rights and information;

•	our ability to use Caesars Entertainment’s customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•	our dependence on Caesars Entertainment’s management and the managers of our properties;

•	the effects of competition, including locations of competitors, growth of online gaming, competition for new licenses and operating and market competition;

•	reductions in consumer discretionary spending due to economic downturns or other factors;

•	continued growth in consumer demand for non-gaming replacing demand for gambling;

•	construction factors related to Project Linq, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

•	our ability to realize any or all of our projected increases to Adjusted EBITDA that we attribute to the completion of Project Linq;

•	our ability to renew our agreement to host the World Series of Poker’s Main Event;

•	our ability to retain our resident performers on acceptable terms;

•	uncertainty in the completion of projects neighboring our properties that are expected to be beneficial to our properties;

•	our ability to realize any or all of our projected cost savings;

•	changes in the extensive governmental regulations to which we are subject, and changes in laws, including increased tax rates, smoking bans, gaming regulations or accounting standards, third-party relations and approvals, and decisions, disciplines and fines of courts, regulators and governmental bodies;

•	any impairments to goodwill, indefinite-lived intangible assets, or long-lived assets that we may incur;

•	acts of war or terrorist incidents, severe weather conditions, uprisings or natural disasters, including losses therefrom, including losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain of our facilities, such as the amount of losses and disruption to our business as a result of Hurricane Sandy in late October 2012;

•	fluctuations in energy prices;

•	work stoppages and other labor problems;

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans;

•	our ability to recover on credit extended to our customers;

•	the potential difficulties in employee retention and recruitment as a result of our substantial indebtedness, the ongoing downturn in the gaming industry, or any other factor;

•	differences in our interests and those of our Sponsors (as defined below);

•	damage caused to our brands due to the unauthorized use of our brand names by third parties;

•	the failure of Caesars Entertainment to protect the trademarks that are licensed to us;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•	our ability to access additional capital on acceptable terms or at all;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	our exposure to environmental liability, including as a result of unknown environmental contamination;

•	our ability to recoup costs of capital investments through higher revenues;

•	access to insurance on reasonable terms for our assets;

•	the effects of compromises to our information systems or unauthorized access to confidential information or our customers’ personal information;

•	the effects of deterioration in the success of third parties adjacent to our business; and

•	the other factors set forth under “Risk Factors.”

You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date of this offering memorandum. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this offering memorandum or to reflect the occurrence of unanticipated events, except as required by law.

SUMMARY

The following summary contains information about the Issuers, Caesars Entertainment and the Notes. It does not contain all of the information that may be important to you in making a decision to participate in the offering. For a more complete understanding of the Issuers, Caesars Entertainment and the Notes, we urge you to read this offering memorandum carefully, including the sections entitled “Risk Factors,” “Forward Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Unless otherwise noted or indicated by the context, the terms “Caesars,” “Caesars Entertainment” and “CEC” refer to Caesars Entertainment Corporation, and “Caesars Entertainment Resort Properties,” “CERP,” “we,” “us” and “our” refer to the Issuers and their respective consolidated subsidiaries on a combined basis.

As of June 30, 2013, our parent, Caesars Entertainment Corporation, owned, operated or managed 52 casinos through its subsidiaries (including the Casino Resort Properties (as defined below)). In connection with the financing of the acquisition (the “Acquisition”) of Caesars Entertainment by funds affiliated with and controlled by the Sponsors (as defined below), six casinos were spun or transferred out of Caesars Entertainment Operating Company, Inc. (“CEOC”), a direct subsidiary of Caesars Entertainment, to subsidiaries of Caesars Entertainment that are organized side-by-side with CEOC (the “Casino Resort Borrowers”).

The Issuers and their subsidiaries collectively own the Casino Resort Properties, as well as Octavius Tower and Project Linq. Management of Caesars Entertainment manages all of the properties of the Issuers and those held by Caesars Entertainment’s other subsidiaries as one company, but the Issuers will not be entitled to receive any direct contribution or proceeds from the operations of Caesars Entertainment’s other subsidiaries. Neither Caesars Entertainment nor CEOC will guarantee the Notes.

Our Business

We own, through various subsidiaries, six of the 52 casino properties that are owned, operated or managed by subsidiaries of Caesars Entertainment. Our casino properties operate under the well-known Harrah’s, Rio, Paris and Flamingo brands and include four leading casino resort properties located in the heart of the attractive Las Vegas market in Las Vegas, Nevada, a leading casino resort property in Laughlin, Nevada and another in Atlantic City, New Jersey (collectively, the “Casino Resort Properties”):

•	Paris Las Vegas: a 2,916-room hotel, a casino featuring 1,021 slot machines and 94 table games, 9 restaurants and 5 bars and clubs, and 117,000 square feet of meeting space;

•	Harrah’s Las Vegas: a 2,526-room hotel, a casino featuring 1,313 slot machines and 105 table games, 21 restaurants and bars, and 30,000 square feet of meeting space;

•	Flamingo Las Vegas: a 3,460-room hotel, a casino featuring 1,213 slot machines and 124 table games, 15 restaurants and bars, and 80,000 square feet of meeting space;

•	Rio All-Suite Hotel and Casino: a 2,522-room all-suite hotel, a casino featuring 1,086 slot machines and 171 table games, 21 restaurants and bars, and 160,000 square feet of meeting space;

•	Harrah’s Laughlin: located on the banks of the Colorado river in Laughlin, Nevada, including a 1,505-room hotel, a casino featuring 921 slot machines and 36 table games, 10 restaurants and bars, and 10,000 square feet of meeting space; and

•	Harrah’s Atlantic City: located in Atlantic City, New Jersey, including a 2,590-room hotel, a casino featuring 2,306 slot machine and 179 table games, 15 restaurants and bars, and 22,000 square feet of meeting space.

Our properties also include three other assets in Las Vegas that are being contributed to us in connection with the refinancing of the existing debt of the Casino Resort Borrowers:

•	Project Linq: an open-air dining, entertainment and retail development on the east side of the Las Vegas Strip, the entrance of which will directly face Caesars Palace Las Vegas. Project Linq will feature over 25 new retail, dining and entertainment offerings and is scheduled to open in phases beginning in late 2013. The property will also feature the world’s tallest observation wheel named the “High Roller,” which will be 550 feet tall and is expected to open in the second quarter of 2014;

•	Octavius Tower at Caesars Palace Las Vegas: a 23-story premium hotel tower on the Flamingo Avenue side of Caesars Palace Las Vegas, featuring 662 guest rooms, 60 suites and six luxury villas (the “Octavius Tower”). The Octavius Tower is operated by Desert Palace, Inc. (“Caesars Palace”) under a long-term operating lease and we receive a fixed $35 million annual payment under the terms of the lease; and

•	Quad Strip-Front Lease: a long-term operating lease (“Quad Strip-Front Lease”) with a subsidiary of CEOC relating to prime Las Vegas Strip parcels which are owned by one of our subsidiaries. We will receive a fixed $15 million annual payment under the terms of the lease beginning when the premises are ready to be open to the public.

As of June 30, 2013, our facilities had an aggregate of 588,900 square feet of gaming space, 15,519 hotel rooms, 7,860 slots, 709 gaming tables, 419,000 square feet of meeting space and 96 restaurants and bars.

Pursuant to our shared services agreement with CEOC (the “Shared Services Agreement”), we have access to Caesars Entertainment’s leading brand portfolio and management expertise and expect to benefit from its corporate scale, which we anticipate will provide a competitive advantage in the operation of our properties. We also benefit from management agreements that we have entered into with management company subsidiaries of Caesars Entertainment. Under these agreements, the management companies manage the Casino Resort Properties. Caesars Entertainment is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino entertainment company. We also participate in Caesars Entertainment’s industry-leading customer loyalty program, Total Rewards, which has over 44 million members, including approximately 8.7 million active players. We use the Total Rewards system to market promotions and to generate customer play within our properties. For more information regarding the Shared Services Agreement and management agreements, see “Certain Relationships and Related Party Transactions.”

Caesars Entertainment revolutionized the approach the gaming industry takes with respect to marketing by introducing the Total Rewards loyalty program in 1997. Continual improvements have been made throughout the years enabling the system to remain the most effective in the industry and enabling Caesars Entertainment to grow and sustain revenues more efficiently than its largest competitors and generate cross-market play, which is defined as play by a guest in one of Caesars Entertainment’s properties outside its home market, which is where the guest signed up for Total Rewards. To support the Total Rewards loyalty program, Caesars Entertainment created the Winner’s Information Network, or WINet, the industry’s first sophisticated nationwide customer database. In combination, these systems supported the first technology-based customer relationship management strategy implemented in the gaming industry and have enabled Caesars Entertainment’s management teams to enhance overall operating results at its properties.

For the twelve months ended June 30, 2013, we derived approximately 50% of our gross revenues from gaming sources and approximately 50% from other sources, such as sales of lodging, food, beverages and entertainment. In future periods, we expect to derive additional revenue from non-gaming sources such as Project Linq and the High Roller observation wheel. For the twelve months ended June 30, 2013, we generated net revenues of $1,982.3 million, net income of $39.6 million and Property EBITDA of $537.8 million. For that same period, we generated LTM Adjusted EBITDA—Pro Forma of $599.0 million. See “Summary Historical Combined Financial Information and Other Data of Caesars Entertainment Resort Properties” for definitions of Property EBITDA and LTM Adjusted EBITDA—Pro Forma and reconciliations of these non-GAAP measures to net income.

Our Business and Properties

Set forth below is certain information as of June 30, 2013 concerning our casino properties, each of which is more fully described following the table below.

	Gaming Sq. Footage	Hotel Rooms	Slots	Gaming Tables	Meeting Space Sq. Footage	Restaurant & Bars
Paris Las Vegas	95,300	2,916	1,021	94	117,000	14
Harrah’s Las Vegas	93,000	2,526	1,313	105	30,000	21
Flamingo Las Vegas	72,300	3,460	1,213	124	80,000	15
Rio Las Vegas	117,300	2,522	1,086	171	160,000	21
Harrah’s Laughlin	56,000	1,505	921	36	10,000	10
Harrah’s Atlantic City	155,000	2,590	2,306	179	22,000	15

Total	588,900	15,519	7,860	709	419,000	96

Las Vegas Properties

The Las Vegas market has shown signs of recovery since the visitation and spend declines in 2008 and 2009. Las Vegas visitation reached an all-time high of approximately 40 million people in 2012, and Las Vegas Strip gaming revenues for the twelve months ended June 30, 2013 were 13.3% higher than in 2009. Additionally, recent trends have reflected a growth in customer demand for non-gaming offerings. According to the Las Vegas Convention and Visitors Authority (“LVCVA”), 47% of Las Vegas visitors in 2012 indicated that their primary reason to visit was for vacation or pleasure as opposed to solely for gambling as the main attraction, up from 39% of visitors in 2008.

We believe that our portfolio of assets is well positioned to capitalize on these trends. In 2012, approximately 70% of our revenue was derived from properties located in Las Vegas and approximately 50% of our revenue was generated from non-gaming offerings. These amounts do not include expected revenue from Project Linq, which is scheduled to open in phases beginning in late 2013, the High Roller observation wheel, which is expected to open in the second quarter of 2014, or the Quad Strip-Front Lease, which will begin generating lease payments in late 2013.

Our Las Vegas properties are all strategically located in the heart of Las Vegas, with three properties (Paris, Flamingo and Harrah’s Las Vegas) located at the center of the Las Vegas Strip near or adjacent to the Project Linq development. In addition, Caesars Entertainment plans to invest approximately $195 million in the Gansevoort Las Vegas hotel (which we will not own), which is expected to open in the first quarter of 2014. The Gansevoort Las Vegas hotel will have 188 luxury hotel rooms and a new 65,000 square foot nightclub/poolclub located on the roof of the property. Our nearby Las Vegas Strip properties should benefit from the investments in, and the visitation to, these new developments. Further, all of our Las Vegas properties benefit from their prime location in the attractive Las Vegas market and from their close proximity to other casino properties owned by Caesars Entertainment, with which they share certain services and costs.

Paris Las Vegas is a French-themed resort, casino and entertainment facility that opened in September 1999. Strategically located in the center of the strip on Las Vegas Boulevard, the property features 14 bars and restaurants, spa services, 117,000 square feet of conference and meeting space, and distinctive entertainment offerings, currently including Jersey Boys, American Idol winner Taylor Hicks, Anthony Cools and Napoleon’s Dueling Pianos. Paris Las Vegas is home to the popular Gordon Ramsay Steak restaurant, which opened in the second quarter of 2012. The property has also recently refreshed its slot machines with new games. Paris Las Vegas also offers shopping at Le Boulevard and shares the Paris-Bally’s Promenade with Bally’s Las Vegas.

Paris Las Vegas is our most premium product offering with strong VIP play and group business. Recent initiatives continue to focus on growing high-end Asian customer visitation. Paris Las Vegas is currently being featured as a stop location for Asian VIP customers and is the only property in Las Vegas to offer a rolling chip program, similar to that offered in Macau. Rolling chips are identifiable chips that are used to track VIP wagering volume (turnover) for purposes of calculating incentives. To date these initiatives have been successful as Paris Las Vegas has experienced significant year-over-year growth in its VVIP segment of 34% in the second quarter of 2013 as compared to the second quarter of 2012 (“VVIP” is defined as guests with a theoretical daily loss between $1,000 and $74,999) and has seen strong growth in Property EBITDA for the six months ended June 30, 2013 as compared to the prior year, which was also driven in part by the implementation of resort fees and ongoing cost saving initiatives. For the twelve months ended June 30, 2013, Paris Las Vegas had approximately 73% cash room nights, 55% VIP play (defined as guests with a theoretical daily loss greater than $400) and 59% non-gaming revenue.

Harrah’s Las Vegas opened in 1973 and is located on the Las Vegas Strip, in close proximity to the Project Linq development and the Gansevoort Las Vegas hotel that is expected to open in 2014. The property features a Mardi Gras / Carnival theme with 21 restaurants and bars, a range of specialty retail shopping, spa services and

30,000 square feet of meeting space. The property is also home to the Carnaval Court, an open-air venue on the strip that features live music and events. Popular restaurants include the recently opened Ruth’s Chris Steak House and Toby Keith’s I Love This Bar & Grill. The property recently implemented a slot merchandising concept to better organize games by amount and type. Entertainment offerings currently include Million Dollar Quartet, which opened in February 2013, The Improv, Mac King’s Comedy and Defending the Caveman.

Harrah’s Las Vegas is one of our mid-level product offerings and benefits from strong customer loyalty cultivated since our opening. This dedicated customer base drives a high mix of casino gaming customers at the property. Harrah’s Las Vegas is located close to Project Linq and is well positioned to benefit from increased visitation to the area. The property will be accessible to Project Linq via a guest walk path from the Carnaval Court outdoor plaza, which will help guide incremental customers to the property’s entertainment and casino gaming offerings. For the twelve months ended June 30, 2013, Harrah’s Las Vegas had approximately 67% cash room nights, 43% VIP play and 49% non-gaming revenue.

Flamingo Las Vegas opened in December 1946, is located in the heart of the Las Vegas Strip and is the longest operating resort on the Strip. Its architectural theme is reminiscent of the Art Deco and Streamline Modern style of Miami and South Beach and features a garden courtyard that houses a wildlife habitat with live flamingos. The resort is home to the popular Margaritaville restaurant, bar and casino and the Center Cut Steakhouse. The Flamingo also features several entertainment offerings, currently including Donny & Marie and Legends in Concert, which recently celebrated its 30th anniversary, George Wallace, Vinny Favorito and X Burlesque, and 80,000 square feet of meeting space. The Flamingo also has a variety of activities for guests, including a large beach club and pool area that appeals to summer travelers, retail shopping and spa services. The property underwent a recent renovation of approximately 2,200 hotel rooms in 2011.

The Flamingo is one of our mid-level product offerings with a long brand history in Las Vegas that we believe has mass appeal due to its prime location and amenities. The large garden courtyard and pool area attract hotel customers and drive visitation to the property. The Flamingo is ideally situated to benefit from increased visitation driven by Project Linq, located directly to its north, and the Gansevoort Las Vegas hotel, which will be located directly to its south. In addition, the Flamingo, including the planned expansion of the main casino and the Margaritaville restaurant and casino, will have direct access to Project Linq. The Flamingo has seen strong growth in Property EBITDA for the six months ended June 30, 2013 as compared to the prior year, driven in part by the implementation of resort fees and ongoing cost saving initiatives (which were partially offset by construction disruptions at the Quad Resort & Casino). For the twelve months ended June 30, 2013, the Flamingo had approximately 80% cash room nights, 34% VIP play and 56% non-gaming revenue.

Rio Las Vegas opened in January 1990 and is located just off of the Las Vegas Strip. It was the first all-suite resort in the Las Vegas area and features a Brazilian theme inspired by the city of Rio de Janeiro. The resort offers 21 restaurants and bars, including the popular Village Seafood Buffet. The Rio is home to the World Series of Poker, an annual poker event that attracted over 75,000 entrants in 2013 over the seven weeks of the event. Rio Las Vegas also offers spa and salon services, the VooDoo Rooftop Nightclub, a large pool area, and 160,000 square feet of meeting space. The property also includes Masquerade village, which includes over 60,000 square feet of food and beverage and retail space. Rio Las Vegas features an array of shows currently including Penn & Teller, Chippendales, MJ Live, Eddie Griffin and The Rat Pack is Back.

The Rio is one of our mid-level product offerings with strong appeal to locals as compared to other casino resorts in the area and also a strong group / conference business given its substantial meeting facilities, with 160,000 square feet of meeting space. The property has recently opened several new restaurant offerings to appeal to the local Asian customer base, including KJ Dim Sum & Seafood and Pho Da Nang Vietnamese Kitchen. For the twelve months ended June 30, 2013, the Rio had approximately 68% cash room nights, 49% VIP play and 57% non-gaming revenue.

Project Linq is an open-air dining, entertainment and retail development located at the heart of the Las Vegas Strip and is scheduled to open in phases beginning in late 2013, with the High Roller observation wheel scheduled to open in the second quarter of 2014. Project Linq has been designed to be a destination attraction with more than 250,000 square feet of gross leasable retail and dining space and the High Roller observation wheel, which will be the world’s tallest observation wheel at 550 feet. The property is meant to be the first central “Party District” in Las Vegas, and is currently expected to include 4 bars, 12 food and beverage offerings, 7 retail outlets and an entertainment venue, with 7 additional spaces currently in negotiations. We intend to own and operate 5 spaces (which is approximately 15% of the leasable space), and 76% of the remaining space is currently subject to executed leases, with the rest of the remaining space currently in negotiations. We estimate annual base rent will produce approximately $17.1 million in gross rent revenues and $14.3 million in Adjusted EBITDA annually. These projections do not include potential rent based on the performance of our tenants’ businesses, which is included in the lease terms, or Adjusted EBITDA that will be attributable to the 5 spaces we will own and operate, including Guy’s American Kitchen and Bar and Starbucks. Other popular offerings will include: Brooklyn Bowl, Yard House, Tilted Kilt, Foto Bar, Ghirardelli and Sprinkles Cupcakes. The location will take advantage of the significant foot traffic and visitation to the Las Vegas Strip and should provide increased visitation to our nearby Strip properties by attracting visitors to the area. Project Linq is planned to appeal to the region’s growing Generation X and Generation Y clientele (ages 21 to 46) whose market share is estimated to grow in the future.

The property will be anchored on the east side by the High Roller observation wheel, which will offer breathtaking views of the famous Las Vegas Strip. Expected to open in the second quarter of 2014, the High Roller will be the tallest observation wheel in the world with 28 capsules that will feature dynamic audio and video entertainment and accommodate up to 40 passengers each.

Octavius Tower, which opened in January 2012, is the newest of Caesars Palace Las Vegas’s six hotel towers and is located on the Flamingo Avenue side of Caesars Palace Las Vegas. The 23-story high-end luxury hotel complex features 662 guest rooms, 60 suites and six luxury villas. The property offers patrons a unique luxurious resort experience with large rooms with custom furniture and technological upgrades, direct access to the Garden of the Gods pool oasis and gardens, which consists of eight pools, and a private entrance and separate hotel lobby for VIPs. The high-end luxury tower is positioned to cater to VIP customers and to target ultra high-end Asian guests. The Octavius Tower benefits from a long-term lease agreement with Caesars Palace, which has the right to operate the tower for a 15-year term. We receive a fixed $35 million annual payment, paid monthly, under the terms of the lease.

Quad Strip-Front Lease is a long-term operating lease with a subsidiary of CEOC relating to prime Las Vegas Strip parcels which are owned by one of our subsidiaries. We will receive a fixed $15 million annual payment under the terms of the lease beginning when the premises are ready to be open to the public.

Harrah’s Laughlin, which opened in August 1988, is a Mexican-themed integrated hotel and casino located along the banks of the Colorado River in Laughlin, Nevada. Harrah’s Laughlin features a festive Southwestern atmosphere and Nevada-style casino gambling 24 hours a day. It has 10 restaurants and bars, with several other entertainment offerings, including the Fiesta Showroom and a 3,000-seat Amphitheater. Harrah’s Laughlin owns a hotel guest beach, two pools, salon and day spa, boutique and gift shop. It has 10,000 square feet of conference and meeting space and is the second largest hotel and casino located in Laughlin, Nevada. The hotel and casino is located near four golf courses and features personal watercraft and water taxi access. Entertainment offerings currently include Dirk Arthur Wild Magic, Frank Marino’s Divas and Defending the Caveman. Harrah’s Laughlin focuses on underserved gaming markets and is accessible by planes chartered by CEOC that transport passengers to and from regional cities. Harrah’s Laughlin is a leading property in its market with a 26% market share and better gaming metrics as compared to its competition. Harrah’s Laughlin’s win per unit per day (including slots and table games) was $338 versus $124 for competitors for the twelve months ended June 30, 2013, which represents a $214 premium.

Harrah’s Atlantic City, which opened in November 1980, is an integrated hotel and resort located in the marina district of Atlantic City, New Jersey. Caesars Entertainment has invested significantly in Harrah’s Atlantic City, with over $500 million invested for a new hotel tower and new food and beverage offerings. The hotel tower was completed in 2008, adding 960 rooms, which currently makes Harrah’s Atlantic City the second largest property in Atlantic City by number of rooms. We believe the property has the number two market share based on gross gaming revenue for the twelve months ended June 30, 2013. Harrah’s Atlantic City features 15 restaurants and bars, with several new offerings including Sammy D’s, Bill’s Bar and Burger, Atlantic City Grill, Luke Palladino and Dos Caminos. The property also has a dedicated concert venue and several other amenities including the Elizabeth Arden Red Door Spa. In addition, Harrah’s Atlantic City includes an indoor domed pool area with a 33,000 square foot pool and a 14,000 square foot sundeck, both available for use year round. Harrah’s Atlantic City also has 22,000 square feet of conference and meeting space. We anticipate that this property will benefit from increased visitation as a result of Caesars Entertainment’s planned investment in a new 125,000 square foot conference center directly adjacent to the property, which will be owned by Caesars Entertainment’s other subsidiaries and not us. The $125 million conference center, which has recently begun construction, will be partially funded with $45 million of Casino Reinvestment Development Authority (“CRDA”) capital and will also take advantage of $24 million of Economic Redevelopment and Growth Grant (“ERG Grant”), and will not require any funding by us. The conference center will allow for multiple configurations, including as many as 56 individual rooms or two large ballrooms, and include state-of-the-art technology and audio-visual capabilities.

Our Competitive Strengths

We attribute our operating success and the historical strong performance of our properties to the following key strengths that differentiate us from our competition:

Las Vegas concentration and irreplaceable center-strip location.    Our Las Vegas properties are located on or near the Las Vegas Strip in the heart of the attractive Las Vegas market, and approximately 70% of our 2012 revenue was generated in the Las Vegas market. We expect our Las Vegas assets will provide approximately 80% of our estimated EBITDA in the near-term. The Las Vegas market is one of most visited casino resort destinations in the world and attracted a record level of approximately 40 million people in 2012. Additionally, Las Vegas Strip year-to-date revenue growth, as of June 30, 2013, has outperformed several other U.S. major metro markets. We believe we are well positioned to continue to benefit from our significant exposure to the strong Las Vegas market.

Strong non-gaming presence to capitalize on trends in Las Vegas.    LVCVA reports have shown that Las Vegas visitors have become more interested in the non-gaming offerings in Las Vegas, with 47% indicating that their primary purpose for visiting was vacation or pleasure as opposed to solely for gambling, up from 39% in 2008. We currently have a strong presence in non-gaming offerings, with approximately 50% of our revenue in 2012 generated from non-gaming sources. Additionally, the new Project Linq development will feature a mid-range distinctive mix of lifestyle dining, retail and entertainment offerings to appeal to the region’s growing Generation X and Generation Y clientele (ages 21 to 46) whose market share is estimated to grow in the future.

Close proximity to new large developments in Las Vegas, driving increased visitation to our properties.    Our Las Vegas properties are located near or adjacent to new large developments in Las Vegas: Project Linq (which we own) and the Gansevoort Las Vegas hotel, both of which we believe will drive increased visitation to our gaming and non-gaming assets, due to increased foot traffic and the presence of additional visitors in the vicinity of our properties. Over $500 million is being invested in Project Linq, which is scheduled to open in phases beginning in late 2013. Additionally, a newly redeveloped luxury boutique hotel, the Gansevoort Las Vegas, is currently undergoing refurbishment at the North-East corner of East Flamingo Road and Las Vegas Boulevard and is expected to open in 2014. Caesars Entertainment plans to invest approximately $195 million in the Gansevoort Las Vegas hotel, which will feature 188 luxury hotel rooms and 65,000 square foot indoor/outdoor beach club/nightclub.

Well positioned for continued recovery in Las Vegas.    Between 1970 and 2007, Las Vegas overall visitation grew at a 5% compound annual growth rate. Despite declines in 2008 and 2009 due to a broad macroeconomic slowdown, overall visitation continued to increase from 2009 through 2012. By 2012, total visitation to Las Vegas returned to all-time highs of approximately 40 million people. Las Vegas hotel average daily rate (“ADR”) has also showed signs of improvement, but still remains significantly below the peak in 2007. Las Vegas Strip gaming revenues for the twelve months ended June 30, 2013 were 13.3% higher than in 2009, but still remains approximately $540 million below peak levels. We believe we are well positioned to benefit if the recovery in Las Vegas continues as approximately 70% of our 2012 revenue was generated in the Las Vegas market.

Access to leading casino brands, a global network of casinos, a leading innovator in the gaming industry and the Total Rewards loyalty program.    Caesars Entertainment is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino entertainment company. Caesars Entertainment currently owns, operates or manages 52 casinos (including the Casino Resort Properties) that bear many of the most recognized brand names in the gaming industry. Pursuant to the Shared Services Agreement, we have access to and utilize Caesars Entertainment’s scale and market leading position, in combination with its proprietary marketing technology and customer loyalty programs, to foster revenue growth and encourage repeat business. The close proximity of our properties in Las Vegas and Atlantic City to other casino properties of, and operated by, Caesars Entertainment allows us to leverage the Caesars brands to attract customers to our casinos and resorts. Caesars Entertainment also has a proven record of innovation, including revolutionizing our industry’s approach to marketing with the introduction of the Total Rewards loyalty program in 1997, which is currently accepted at 38 casinos in North America. We have access to the Total Rewards loyalty program, which is considered to be one of the leading loyalty rewards programs in the casino entertainment industry. For example, for the twelve months ended June 30, 2013, Caesars Entertainment had a 15% and 21% fair share premium in its destination and regional markets, respectively versus competitors. The Total Rewards loyalty program rewards customers for their brand loyalty and incentivizes them to seek out Caesars Entertainment’s brands and is connected to the Total Rewards Marketplace, comprised of 392 online retailers and over 2,000 stores as of June 30, 2013. Total Rewards has been successful in driving cross property play at our properties, with cross property play of approximately 47% related to our properties in 2012. Total Rewards has also been successful in improving win per position. We also benefit from the Total Rewards loyalty program through its marketing and technological capabilities in combination with Caesars Entertainment’s nationwide casino network. We believe that the Total Rewards loyalty program, along with other marketing tools, provide us with a significant competitive advantage that enables us to efficiently market our products to a large and recurring customer base.

Well-known, large entertainment facilities generating significant revenue and free cash flow.    We own large scale casinos that bear some of the most highly recognized brand names in the gaming industry, including Harrah’s, Rio, Paris and Flamingo. These brands have a strong identity and enjoy widespread customer recognition. We also own two large non-gaming properties, the Octavius Tower and Project Linq. We believe the location of our casino and non-gaming properties offer distinct advantages. Our Las Vegas properties are located on or near the Las Vegas Strip and several sit among a contiguous strip of casinos owned by Caesars Entertainment. In addition, Harrah’s Atlantic City is located in Atlantic City’s marina district and Harrah’s Laughlin benefits from Caesars Entertainment’s charter flight program. We believe our properties’ prime locations, adjoining facilities and accessibility enables them to attract a significant customer base and continue to capture growth in market share. All of our casinos have been operating for over 10 years and have a successful track record of generating strong stable revenue and free cash flow.

Experienced and highly motivated management team with proven track record.    We benefit from the management team, led by Caesars Entertainment’s CEO, Gary W. Loveman, that has built Caesars Entertainment into an industry leader by geographically diversifying its operations and introducing technology-based tools to loyalty programs. A former associate professor at the Harvard University Graduate School of Business Administration, Mr. Loveman joined us as Chief Operating Officer in 1998 and drew on his extensive background in retail marketing and service-management to enhance Total Rewards. Mr. Loveman has been named “Best CEO” in the gaming and lodging industry by Institutional Investor magazine four times. In addition, Caesars’ senior management operations team has an average of 27 years of industry experience. Other senior management team members possess significant experience in government and a variety of consumer industries.

Our Business Strategy

Continue to invest in new non-gaming offerings in Las Vegas to drive visitation and profitability.    Trends in Las Vegas have shown that non-gaming offerings are becoming increasingly important to visitors and that Las Vegas is attracting a younger demographic. We expect this trend to continue and have been investing in new food and beverage offerings as well as other non-gaming amenities to drive increased visitation and profitability. New restaurants include Gordon Ramsay Steak at Paris, Ruth’s Chris Steak House at Harrah’s Las Vegas and expansion of the Margaritaville restaurant at Flamingo. New entertainment offerings include the Project Linq open-air dining, entertainment and retail development and the new show Million Dollar Quartet at Harrah’s Las Vegas. We derived approximately 50% of our gross revenues from gaming sources and approximately 50% from other sources, such as sales of lodging, food, beverages and entertainment, for the twelve months ended June 30, 2013.

Capitalize on the revitalization of the east side of the Las Vegas Strip.    We are focused on strategically investing in our casino properties located on the east side of the Las Vegas Strip. These investments are focused on improving both gaming and non-gaming offerings, including upgrading our hotel rooms, casinos, public areas and general amenities. Over $500 million is being invested in Project Linq, a new open-air dining, entertainment and retail development, and Caesars Entertainment plans to invest approximately $195 million in the Gansevoort Las Vegas hotel, which, when it opens in 2014, will be a luxury boutique hotel with new entertainment and dining options. All of these investments should drive increased foot traffic and significant visitation to our properties.

Maximize our core business profitability by capitalizing on recovery in Las Vegas.    While Las Vegas has shown signs of recovery, ADR is currently 33%, or $42, below the peak in 2007, revenue per available room remains approximately 25% below the peak in 2007 and gross gaming revenue is 29%, or $227 million, below the peak in 2007 of $784 million, at our Las Vegas Strip properties (Paris, Flamingo and Harrah’s Las Vegas). This is in part due to an overall general decline in the gaming market and in part due to increased capacity from new casinos. Our businesses have inherently low variable costs such that positive change in revenues should drive relatively large improvements in Property EBITDA. An increase in ADR would drive nearly a dollar for dollar improvement in Property EBITDA. For example, based on our cash room nights in 2012 of 2.3 million, we estimate that a $20 increase or $41.92 increase (which would bring ADR back to the peak in 2007 of $126.48) in ADR on an annual basis would equate to an improvement to annual Property EBITDA of approximately $46 million or $96 million, respectively. We also estimate that a $150 million increase or $227 million increase (which would bring gross gaming revenue back to the peak in 2007 of $784 million) in gross gaming revenue on an annual basis would equate to an improvement to annual Property EBITDA of approximately $98 million or $148 million, respectively. Additionally, resort fees were introduced in March 2013 at our four Las Vegas properties and are already driving incremental Property EBITDA. Resort fees range from $18 to $20 per night and provide hotel customers with access to select property amenities including fitness centers and internet access. Since the inception of the program, we believe that we have generated approximately $5 million incremental Property EBITDA with little impact to occupancy at our Las Vegas properties (which have increased from 95.5% in 2007 to 96.6% in 2012). We believe this favorable impact will increase as the program ramps to full effect and more hotel guests fall into the guidelines of the program.

Capitalize on relationship with Caesars Entertainment.    Our access to the industry-leading Total Rewards loyalty program, which included over 44 million members as of June 30, 2013, improves the ability of our businesses to cross market and cross promote with Caesars Entertainment’s database and many of its casinos. This relationship allows us to utilize Caesars Entertainment’s sophisticated customer database and technology systems to efficiently and effectively manage our existing customer relationships. We leverage Caesars Entertainment’s superior marketing and technology innovation and capabilities to generate gaming revenue growth, attract additional customers and generate loyalty. In addition, we believe that through the Total Rewards loyalty program we are uniquely able to market to customers who wish to patronize a casino in their local market wherein they can accumulate rewards points redeemable in other destination markets, such as Las Vegas and Atlantic City.

Leverage Caesars Entertainment’s unique scale and proprietary loyalty programs to drive outperformance versus our competitors.    We plan to continue to aggressively leverage Caesars Entertainment’s distribution platform and superior marketing and technological capabilities to generate same store gaming revenue growth and cross-market play. The Total Rewards system includes over 44 million program members. Through this system, Caesars Entertainment promotes cross-market play and targets our efforts and marketing expenditures on areas and customer segments that generate the highest return. This system, coupled with Caesars Entertainment’s vast footprint in the U.S., enables us to profitably stimulate substantial cross-market play. As part of Caesars Entertainment, we offer a unique value proposition to loyal players whereby they get the best service and product in their local market, and as a reward for their loyalty, they receive especially attentive and customized services when they visit our properties in Las Vegas and Atlantic City. This distribution strategy is unique to Caesars Entertainment and an important source of our competitive advantage. Caesars Entertainment’s extensive historical knowledge and refined decision modeling procedures enable us to distribute best practices to ensure our marketing expenditures are being used to their utmost efficiency. Given Caesars Entertainment’s historical investments in information technology and broad geographic footprint, we believe we have a competitive advantage in stimulating customer demand.

Continue to enhance the efficiency of our operations.    We believe that Caesars Entertainment will continue to dedicate significant efforts towards optimizing its business and cost structure. Over the last several years, the Caesars Entertainment management team has instituted operational concepts, such as LEAN operations, Kaizen and dynamic volume-based scheduling, with the intention to ensure Caesars Entertainment operates at consistently high efficiency rates. Additionally, Caesars Entertainment has consolidated activities, advanced its targeted marketing efforts and achieved procurement efficiencies. Moreover, Caesars Entertainment has achieved these cost savings while showing improved customer satisfaction levels since 2009. We initiated a cost-saving program in late 2010 that was designed to take advantage of the Caesars Entertainment’s nationwide scale. This initiative has now been fully implemented and we continue to realize cost savings. We estimate that Caesars Entertainment’s cost-savings programs realized approximately $70.3 million in incremental cost savings at our properties for the twelve months ended June 30, 2013 as compared to the twelve months ended June 30, 2012, with approximately $43 million of annualized savings yet to be realized from our properties as of June 30, 2013. Recently Caesars Entertainment embarked on an initiative to reduce corporate expenses by an additional $45 million and has identified savings that will meet or exceed that target. Our contractual share of these potential expense reductions is approximately $13.5 million.

Continued focus on differentiated customer service as a competitive advantage.    Caesars Entertainment concentrates intensely on measuring and continuously improving customer service. Customer service surveys are collected weekly from guests, allowing us to pinpoint customer feedback on over 35 attributes/functional areas. Each customer service department is required to develop and implement plans to improve its individual service scores. Management bonuses, as well as individual performance evaluations, are partially dependent on achieving measured improvement on year over year customer service scores.

Leverage Caesars Entertainment’s scale to optimize our cost structure.    Caesars Entertainment’s global scale provides us with significant purchasing power and provides a larger fixed cost base with which to optimize our cost structure. Caesars Entertainment’s approximate $2.1 billion of enterprise-wide supplier spend provides us with unsurpassed scale and the associated negotiating power with our suppliers, allowing us to achieve optimal terms and providing us with significant cost savings. Integration with Caesars Entertainment’s corporate services enables us to eliminate unnecessary expenses and improve efficiencies. Caesars Entertainment provides us with functional expertise in areas such as labor efficiency, food and beverage procurement and retailing to ensure that best practices are utilized throughout our business. We also benefit from shared work groups in the areas of procurement, internal audit, planning and analysis, advertising and collections. Local competitors without Caesars Entertainment’s scale would require property specific teams for these types of necessary functions. We also benefit from Caesars Entertainment’s national marketing initiatives under the Harrah’s brand name, which is the brand deployed on three of our properties. Rather than develop our own brand identity, we benefit from the nationally-recognized Harrah’s brand, and we effectively share the costs of branding and marketing Harrah’s with all other properties. We believe that without the benefit of affiliation with the Caesars Entertainment’s brands, our marketing and branding costs would be substantially higher.

The Sponsors

Apollo

Founded in 1990, Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of June 30, 2013, Apollo had assets under management of approximately $113.1 billion in its private equity, capital markets and real estate businesses.

TPG

TPG is a leading global private investment firm founded in 1992 with $55.3 billion of capital under management and offices in San Francisco, Beijing, Fort Worth, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, Paris, Shanghai, Singapore and Tokyo. TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings.

Recent Developments

Estimated Impact of Completion of Project Linq

We expect that the completion of Project Linq will have a significant positive impact on our results of operations. The following discusses the estimated impact of the completion of Project Linq. These estimates assume the project is open or fully implemented and operated at a steady state, which may not occur until 12 to 24 months after the High Roller observation wheel commences operations.

End of Construction Disruption

Based upon our review of the trends and results of operations at other properties owned by Caesars Entertainment, we believe Project Linq construction has negatively impacted performance at the Casino Resort Properties since construction began in 2011, specifically at Harrah’s Las Vegas and Flamingo. We estimate the Adjusted EBITDA impact of this disruption for the twelve months ended June 30, 2013 was between $8 million and $11 million.

Operation of High Roller Observation Wheel

Based on the performance of other comparable attractions and visitation to Las Vegas, we estimate that ridership on the High Roller observation wheel will range between 3 million and 4 million passengers annually. We plan to dynamically yield pricing for tickets to ride the observation wheel and estimate that spend per passenger will likely range between $16.50 and $21.50 on average. Our estimates for the ridership on the High Roller observation wheel and the range of spend per customer are based on a third-party consultant report regarding the performance of similar attractions from 2010, prior to the time we initiated construction, as updated based upon estimates by members of management and the Project Linq design team. The High Roller observation wheel’s operations will consist mainly of fixed costs. We project margins of approximately 60% to 70%, which would yield Adjusted EBITDA from the High Roller observation wheel between $30 million to $60 million annually.

Estimated Additional Income from Project Linq

We estimate annual base rent from Project Linq will result in approximately $14.3 million of Adjusted EBITDA annually. This estimate does not include potential rent based on the performance of Project Linq’s tenants’ businesses, which is included in the lease terms. Our estimates of the performance of the tenants’ businesses are based on third-party consultant reports relating to the average sales per square foot of retail space from 2010, prior to the time we initiated construction, as updated based upon estimates by members of management. In addition, we project to generate incremental Adjusted EBITDA from the five spaces that we will own and operate. We project that the estimated potential annual rental income from Project Linq based on the performance of the tenants’ businesses and Adjusted EBITDA from the five spaces we will own and operate would collectively result in approximately $9 million to $14 million of Adjusted EBITDA annually.

Increase in Gaming Revenue

Prior to the commencement of the Project Linq construction in 2011, a pedestrian circulation analysis was performed that indicated this corridor saw more than 20 million pedestrians annually walk by its primary entranceway. We estimate that our properties should capture approximately 4% to 5% of this pedestrian traffic as incremental gaming trips, at an average spend per patron of $10 to $15. Incremental gaming revenue at our Las Vegas properties is projected to have a 65% flowthrough to Adjusted EBITDA, implying a $5 million to $10 million increase in annual Adjusted EBITDA to our Casino Resort Properties from Project Linq. Additionally, we expect improved occupancy and spend at both our hotel and restaurant and bar offerings as a result of increased traffic to the area.

This “Estimated Impact of Completion of Project Linq” section and other parts of this offering memorandum contain forward-looking statements, including, without limitation, statements relating to our future actions, new projects, strategies, future performance and future financial results, and are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by such forward-looking statements. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the information in context and not to place undue reliance on it. See “Forward Looking Statements” and “Risk Factors,” including “Risk Factors—Risks Related to Our Business—We may not realize any or all of our projected increases to Adjusted EBITDA, including projected increases that are attributable to the completion of Project Linq.” You are cautioned to not place undue reliance on these forward-looking statements, which represent our estimates and speak only as of the date of this offering memorandum. Prospective financial information is necessarily speculative in nature and it can be expected that some or all of the assumptions of the information described above may not materialize or will vary significantly from actual results. We undertake no obligation to update publicly any forward-looking statement for any reason after the date of this document to conform these statements to actual results or to changes to our expectations.

Formation of Caesars Entertainment Resort Properties Holdco, LLC, Caesars Entertainment Resort Properties, LLC and Caesars Entertainment Resort Properties Finance, Inc.

On August 9, 2013, (i) Caesars Entertainment Resort Properties Holdco, LLC (f/k/a Caesars NJ/NV Holdco, LLC) (“CERP Holdco”) was formed as a wholly owned subsidiary of Caesars Entertainment and a sister subsidiary of CEOC, (ii) Caesars Entertainment Resort Properties, LLC (f/k/a Caesars NJ/NV Newco, LLC) (“CERP LLC”) was formed and became a direct subsidiary of CERP Holdco and (iii) Caesars Entertainment Resort Properties Finance, Inc. (f/k/a Caesars NJ/NV Finance, Inc.) (“CERP Finance”) was formed and became a direct subsidiary of CERP LLC. CERP LLC and CERP Finance were formed to act as co-issuers in this offering and CERP Holdco was formed as an intermediate holding company. Following the Post-Closing Restructuring Transaction (as defined below), CERP LLC will be the parent company of each of the Issuers.

Transactions

Transfer of Octavius/Linq

Caesars Entertainment, through CEOC and its subsidiaries, indirectly owns Octavius/Linq Holding Co., LLC (“Octavius/Linq Holdings”) and its subsidiaries, Caesars Linq, LLC and Caesars Octavius, LLC, which own the Octavius Tower and Project Linq. On or prior to the closing date of this offering, Octavius/Linq Holding Co., LLC will form an intermediate holding company, Octavius/Linq Intermediate Holding, LLC, for the purposes of owning its existing subsidiaries named above. On the closing date of this offering, Caesars Entertainment will contribute all of the membership interests of Octavius/Linq Intermediate Holding, LLC to Rio Properties, LLC (the “Octavius/Linq Transfer”). Following the Octavius/Linq Transfer, Rio Properties, LLC, an Issuer, will own Octavius/Linq Intermediate Holdings, LLC and its subsidiaries, each of which will be a Subsidiary Guarantor.

As part of the Transactions, Octavius/Linq Holdings, which is an indirect subsidiary of CEOC that is not subject to restrictions imposed by covenants governing CEOC’s debt facilities, will transfer Octavius/Linq Intermediate Holding, LLC to Caesars Entertainment Corporation, which will then contribute Octavius/Linq

Intermediate Holding, LLC to Rio Properties, LLC. The Transactions will provide direct and indirect value and benefits to CEOC and its subsidiaries, including the transfer to CEOC of $69 million in aggregate principal amount (approximately $59 million aggregate market value) of one or more series of outstanding notes of CEOC (and that will be retired by CEOC), $81 million in cash and the repayment of $450 million in debt associated with these assets. Some or all of the $81 million in cash consideration may be substituted with additional outstanding notes of CEOC. In addition, by facilitating the refinancing of the CMBS Financing (as defined below), the Transactions will (a) preserve for CEOC and its subsidiaries the substantial payments made under our shared services arrangements; and (b) allow the Casino Resort Properties to continue in the Caesars corporate family, which has significant value to CEOC and its 46 owned properties, given, among other things, the prominent positions of the Casino Resort Properties on the Las Vegas Strip, the integrated operations of our casinos and the Casino Resort Properties’ participation in the Total Rewards program. We have been advised that CEOC intends to obtain an opinion of an independent financial advisor that, based upon and subject to the assumptions and other matters set forth in such opinion, it will receive reasonably equivalent value in the transfer.

Refinancing Transactions

On September 17, 2013, the Casino Resort Borrowers launched an offer to repurchase for cash (the “CMBS Repurchase”) (i) 100% of the aggregate principal amount of mortgage loans under the CMBS Financing (as defined below) at a price of $0.99 per $1.00 of principal plus accrued and unpaid interest and (ii) 100% of the aggregate principal amount of mezzanine loans under the CMBS Financing at a price of $0.90 per $1.00 of principal plus accrued and unpaid interest. The consummation of the CMBS Repurchase is conditioned upon the acceptance by lenders holding at least 65% of the outstanding aggregate principal amount of the mortgage loans and 85% of the outstanding aggregate principal amount of the mezzanine loans. The lenders under the CMBS Financing have ten business days to respond to the offer to participate in the CMBS Repurchase. As of September 17, 2013, lenders holding approximately 63% of the outstanding aggregate principal amount of mortgage loans and approximately 84% of the outstanding aggregate principal amount of mezzanine loans have accepted the offer to participate in the CMBS Repurchase.

On the closing date of this offering, we intend to (i) retire 100% of the aggregate principal amount of loans outstanding under the mortgage and mezzanine loan agreements entered into by the Casino Resort Borrowers to finance the Acquisition (the “CMBS Financing”), (ii) repay in full all amounts then outstanding under the senior secured credit facility entered into by Octavius/Linq Holding Co., LLC (the “Octavius/Linq Credit Facility”), (iii) enter into (a) a $3,000 million senior secured term loan facility, the net cash proceeds of which will be used to finance in part the repurchase of the loans under CMBS Financing and the repayment of the Octavius/Linq Credit Facility, and (b) a senior secured revolving credit facility providing a revolving line of credit of up to $269.5 million (together, the “Senior Secured Credit Facilities”) and (iv) issue $500.0 million of the First Lien Notes and $1,350.0 million of the Second Lien Notes, the net cash proceeds of which will be used to finance in part the repurchase of the loans under the CMBS Financing and the repayment of the Octavius/Linq Credit Facility ((i), (ii), (iii) and (iv) are collectively referred to as the “Refinancing Transactions”). The Refinancing Transactions and any other related transactions are subject to regulatory approval and market and other conditions, and may not occur as described or at all.

After June 30, 2013, we repurchased approximately $49.8 million principal amount of the mezzanine loans that were outstanding under the CMBS Financing. As used in this offering memorandum, the term “Transactions” refers collectively to the Octavius/Linq Transfer, the repurchase of approximately $49.8 million principal amount of the mezzanine loans that were outstanding under the CMBS Financing after June 30, 2013, the CMBS Repurchase and the Refinancing Transactions.

Restructuring Transactions

Pre-Closing Restructuring Transaction

On or prior to the closing date of this offering, we intend to enter into a series of transactions that are intended to simplify our existing organizational structure (the “Pre-Closing Restructuring Transaction”). In connection with the Pre-Closing Restructuring Transaction, certain subsidiaries of Paris Las Vegas Holding, LLC, Harrah’s Las Vegas, LLC, Flamingo Las Vegas Holding, LLC, Rio Properties, LLC and Harrah’s Laughlin, LLC will be merged out of existence and, in addition, certain unoccupied parcels of land not owned by the Casino Resort Borrowers will be transferred to subsidiaries of Caesars Entertainment. Additionally, as discussed above, as part of the Transactions, on or prior to the closing date of this offering, we will consummate the Octavius/Linq Transfer.

Post-Closing Restructuring Transaction

If we receive all required regulatory approvals, which may not occur for several months, we intend to reorganize our structure through a series of transactions that will result in all of the Issuers being direct subsidiaries of CERP LLC. In connection with this reorganization, Harrah’s Atlantic City Holding, Inc., Paris Las Vegas Holding, LLC and Flamingo Las Vegas Holding, LLC will be merged into CERP LLC. Some of the Issuers’ subsidiaries will also be merged out of existence in connection with these transactions. See “Organizational Structure.”

In addition, upon or following the closing of this offering, we intend to subdivide and transfer a portion of the real property next to Harrah’s Atlantic City to an indirect subsidiary of Caesars Entertainment (“Conference Newco”). The transfer of such real property and any corresponding release of security therein is contemplated by the terms of the CMBS Financing. Caesars Entertainment plans to build the new conference center on such real property. Harrah’s Atlantic City will provide services to the convention center pursuant to a new management agreement.

The transactions described in the preceding two paragraphs are referred to as the “Post-Closing Restructuring Transaction.”

Organizational Structure

Structure Before Post-Closing Restructuring Transaction

The diagram below is a summary of our organizational structure after giving effect to the Pre-Closing Restructuring Transaction, the Transactions, including the Octavius/Linq Transfer, and prior to the Post-Closing Restructuring Transaction.

(1)

After giving effect to the Transactions, each Issuer’s indebtedness will include $500.0 million of First Lien Notes, $1,350.0 million of Second Lien Notes and $3,000.0 million of indebtedness outstanding under the Senior Secured Credit Facilities (with $269.5 million of unutilized capacity under the revolving credit facility portion of the Senior Secured Credit Facilities). In connection with the Post-Closing Restructuring Transaction, Harrah’s Atlantic City Holding, Inc., Paris Las Vegas Holding, LLC and Flamingo Las Vegas Holding, LLC will be merged out of existence. Some of the Issuers’ subsidiaries will also be merged out of existence in connection with the Post-Closing Restructuring Transaction. Each of the wholly owned domestic subsidiaries of the Issuers will guarantee the Issuers’ obligations under the First Lien Notes, the Second Lien Notes and the Senior Secured Credit Facilities and pledge its assets to secure the First Lien Notes, the Second Lien Notes and the Senior Secured Credit Facilities; provided, however, that the equity interests of the Issuers’ subsidiaries that have been pledged to secure the Issuers’ and the Subsidiary

Guarantors’ obligations under the Senior Secured Credit Facilities will, upon our filing of a registration statement with the SEC under the terms of the registration rights agreement, be released from the collateral securing the First Lien Notes and the Second Lien Notes to the extent it would require separate financial statements under Regulation S-X of the Securities Act. See “Description of First Lien Notes—Security for the Notes,” “Description of Second Lien Notes—Security for the Notes” and “Registration Rights; Additional Interest.”
(2)	Shares held by funds affiliated with and controlled by the Sponsors and their co-investors, representing approximately 69.4% of Caesars Entertainment’s outstanding common stock as of June 30, 2013, are subject to the irrevocable proxy that gives Hamlet Holdings LLC (“Hamlet Holdings”), the members of which are comprised of individuals affiliated with the Sponsors, sole voting and sole dispositive power with respect to such shares.
(3)	Caesars Entertainment currently guarantees all of the debt securities of CEOC and CEOC’s senior secured credit facilities. Caesars Entertainment will not guarantee, or pledge its assets as security for, the First Lien Notes, the Second Lien Notes or the Senior Secured Credit Facilities. Not all subsidiaries of Caesars Entertainment are depicted.
(4)	CEOC and its subsidiaries will not guarantee, or pledge their assets as security for, the First Lien Notes, the Second Lien Notes, the Senior Secured Credit Facilities or any other indebtedness of the Issuers and are not liable for any obligations thereunder.
(5)	Our casino properties are managed by management companies that are subsidiaries of Caesars Entertainment. The management companies will not guarantee, or pledge their assets as security for, the First Lien Notes, the Second Lien Notes, the Senior Secured Credit Facilities or any other indebtedness of the Issuers and are not liable for any obligations thereunder.

Structure After Post-Closing Restructuring Transaction

The diagram below is a summary of our organizational structure following the Post-Closing Restructuring Transaction.

(1)	After giving effect to the Transactions, each Issuer’s indebtedness will include $500.0 million of First Lien Notes, $1,350.0 million of Second Lien Notes and $3,000.0 million of indebtedness outstanding under Senior Secured Credit Facilities (with $269.5 million of unutilized capacity under the revolving credit facility portion of the Senior Secured Credit Facilities).
(2)	Each of the wholly owned domestic subsidiaries of CERP LLC (other than the other Issuers) will guarantee the Issuers’ obligations under the First Lien Notes, the Second Lien Notes and the Senior Secured Credit Facilities and pledge its assets to secure the First Lien Notes, the Second Lien Notes and the Senior Secured Credit Facilities; provided, however, that the equity interests of the Issuers’ subsidiaries that have been pledged to secure the Issuers’ and the Subsidiary Guarantors’ obligations under the Senior Secured Credit Facilities will, upon our filing of a registration statement with the SEC under the terms of the registration rights agreement, be released from the collateral securing the First Lien Notes and the Second Lien Notes to the extent it would require separate financial statements under Regulation S-X of the Securities Act. See “Description of First Lien Notes—Security for the Notes,” “Description of Second Lien Notes—Security for the Notes” and “Registration Rights; Additional Interest.”
(3)

Shares held by funds affiliated with and controlled by the Sponsors and their co-investors, representing approximately 69.4% of Caesars Entertainment’s outstanding common stock as of June 30, 2013, are subject to the irrevocable proxy that gives Hamlet Holdings the members of which are comprised of individuals affiliated with the Sponsors, sole voting and sole dispositive power with respect to such shares.
(4)	Caesars Entertainment currently guarantees all of the debt securities of CEOC and CEOC’s senior secured credit facilities. Caesars Entertainment will not guarantee, or pledge its assets as security for, the First Lien Notes, the Second Lien Notes or the Senior Secured Credit Facilities. Not all subsidiaries of Caesars Entertainment are depicted.
(5)	CEOC and its subsidiaries will not guarantee, or pledge their assets as security for, the First Lien Notes, the Second Lien Notes, the Senior Secured Credit Facilities or any other indebtedness of the Issuers and are not liable for any obligations thereunder.
(6)	Our casino properties are managed by management companies that are subsidiaries of Caesars Entertainment. The management companies will not guarantee, or pledge their assets as security for, the First Lien Notes, the Second Lien Notes, the Senior Secured Credit Facilities or any other indebtedness of the Issuers and are not liable for any obligations thereunder.

Additional Information

Our principal executive offices are located at One Caesars Palace Drive, Las Vegas, NV 89109 and our telephone number is (702) 407-6000. The address of Caesars Entertainment’s internet site is http://www.caesars.com. This internet address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly, no information at this internet address is included or incorporated by reference herein.

Summary Historical Combined Financial Information and Other Data

of Caesars Entertainment Resort Properties

The following table presents the unaudited historical combined financial statements of Caesars Entertainment Resort Properties for the years ended December 31, 2011 and 2012, for the six month periods ended June 30, 2012 and 2013 and for the twelve months ended June 30, 2013.

The following tables and related footnotes contain forward-looking statements, including, without limitation, statements relating to our future actions, new projects, strategies, future performance and future financial results, and are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by such forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth in the sections entitled “Forward Looking Statements” and “Risk Factors.” You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date of this offering memorandum.

(in millions, except ratios)	Year ended December 31, 2011(1)	Year ended December 31, 2012(1)		Six months ended June 30, 2012(1)		Six months ended June 30, 2013(1)		Twelve months ended June 30, 2013(1)
Income Statement Data
Revenues
Casino	$1,229.0	$1,192.7		$612.9		$581.5		$1,161.3
Food and beverage	501.2	505.5		259.2		253.7		500.0
Rooms	453.4	446.0		230.8		228.0		443.2
Other	200.2	210.2		104.0		111.7		217.9
Less: casino promotional allowances	(363.0)	(351.5)		(177.6)		(166.2)		(340.1)

Net revenues	2,020.8	2,002.9		1,029.3		1,008.7		1,982.3

Operating Expenses
Direct
Casino	638.0	623.0		317.7		283.8		589.1
Food and beverage	243.6	248.2		126.3		121.0		242.9
Rooms	115.8	121.1		63.1		62.9		120.9
Property, general, administrative and other	524.4	494.3		250.5		247.8		491.6
Depreciation and amortization	162.7	192.8		97.9		81.7		176.6
Write-downs, reserves, and project opening costs, net of recoveries	7.2	21.5		5.9		18.7		34.3
Intangible and tangible asset impairment charges	—	3.0		—		24.4		27.4
Loss/(income) on interests in non-consolidated affiliates	1.0	(1.4)		(0.5)		(2.7)		(3.6)
Corporate expense	85.0	80.3		40.4		25.2		65.1
Acquisition and integration costs	0.2	—		—		—		—
Amortization of intangible assets	59.6	59.0		29.5		29.5		59.0

Total operating expenses	1,837.5	1,841.8		930.8		892.3		1,803.3

Income from operations	183.3	161.1		98.5		116.4		179.0
Interest expense, net of interest capitalized	(218.6)	(231.8)		(119.8)		(108.4)		(220.4)
Gain on early extinguishments of debt	47.5	135.0		78.5		39.0		95.5
Other income, including interest income	1.3	1.0		0.6		0.1		0.5

Income before income taxes	13.5	65.3		57.8		47.1		54.6
Provision for income taxes	(4.3)	(21.9)		(20.0)		(13.1)		(15.0)

Net income	$9.2	$43.4		$37.8		$34.0		$39.6

Other Financial Data
Capital expenditures, net of changes in construction payables	$126.7	$246.7		$97.5		$148.8		$298.0
Property EBITDA(2)	499.0	516.3		271.7		293.2		537.8
Ratio of earnings to fixed charges	—	1.2	x	1.4	x	1.4	x	1.2	x
Net first lien secured debt to LTM Adjusted EBITDA—Pro Forma(3)(4)								5.7	x
Net debt to LTM Adjusted EBITDA—ProForma(3)(4)								8.0	x
Estimated range of net first lien secured debt to Projected Run-Rate LTM Adjusted EBITDA—Pro Forma(3)(4)								5.0x – 5.3	x
Estimated range of net debt to Projected Run-Rate LTM Adjusted EBITDA—Pro Forma(3)(4)								7.0x –7.5	x
LTM Adjusted EBITDA—Pro Forma(4)								$599.0

(1)	Caesars Entertainment Resort Properties includes Caesars Entertainment Resort Properties, LLC and Caesars Entertainment Resort Properties Finance, Inc., which are newly formed entities without historical financial information. Accordingly, Caesars Entertainment Resort Properties, LLC and Caesars Entertainment Resort Properties Finance, Inc. are not included in the summary historical financial information of Caesars Entertainment Resort Properties.

(2)	The Issuers present Property EBITDA as a supplemental measure of its performance. The Issuers define Property EBITDA as revenues less property operating expenses. Set forth below is a reconciliation of net income, its most comparable measure in accordance with GAAP, to Property EBITDA. Property EBITDA is comprised of net income before (i) interest expense, net of interest capitalized and interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses and (v) certain items that the Issuers do not consider indicative of their ongoing operating performance at an operating property level. In evaluating Property EBITDA, you should be aware that in the future the Issuers may incur expenses that are the same or similar to some of the adjustments in this presentation. The Issuers’ presentation of Property EBITDA should not be construed as an inference that its future results will be unaffected by unusual or unexpected items.

Property EBITDA is a non-GAAP financial measure commonly used in the Issuers’ industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA, as calculated in this offering memorandum, may not be comparable to similarly titled measures reported by other companies within the Issuers’ industry. The Issuers have included Property EBITDA because their management uses Property EBITDA to measure performance and allocate resources, and the Issuers believe that Property EBITDA provides investors with additional information consistent with that used by its management.

(in millions)	Year ended December 31, 2011	Year ended December 31, 2012	Six months ended June 30, 2012	Six months ended June 30, 2013	Twelve months ended June 30, 2013
Net income	$9.2	$43.4	$37.8	$34.0	$39.6
Provision for income taxes	4.3	21.9	20.0	13.1	15.0

Income before income taxes	13.5	65.3	57.8	47.1	54.6
Other Income, including interest income	(1.3)	(1.0)	(0.6)	(0.1)	(0.5)
Gain on early extinguishments of debt	(47.5)	(135.0)	(78.5)	(39.0)	(95.5)
Interest expense, net of interest capitalized	218.6	231.8	119.8	108.4	220.4

Income from operations	183.3	161.1	98.5	116.4	179.0
Depreciation and amortization	162.7	192.8	97.9	81.7	176.6
Amortization of intangible assets	59.6	59.0	29.5	29.5	59.0
Intangible and tangible asset impairment charges	—	3.0	—	24.4	27.4
Write-downs, reserves, and project opening costs, net of recoveries	7.2	21.5	5.9	18.7	34.3
Acquisition and integration costs	0.2	—	—	—	—
Loss/(income) on interests in non-consolidated affiliates	1.0	(1.4)	(0.5)	(2.7)	(3.6)
Corporate expense	85.0	80.3	40.4	25.2	65.1

Property EBITDA	$499.0	$516.3	$271.7	$293.2	$537.8

(3)	Net of pro forma cash estimated to be approximately $60.0 million upon the closing of the Transactions, in part as a result of a distribution to our parent company.

(4)	LTM Adjusted EBITDA—Pro Forma is net income adjusted for (i) certain non-cash and other items that are included in net income, (ii) the pro forma impact of estimated lease and rental income from the Quad Strip-Front Lease and Project Linq, (iii) the pro forma impact of yet-to-be realized savings from the Issuers’ cost savings initiatives, (iv) the pro forma impact of certain operating initiatives such as the implementation of resort fees, (v) the projected recovery of lost Adjusted EBITDA from construction and development projects and (vi) certain other items summarized in the table and footnotes below. The Issuers present LTM Adjusted EBITDA—Pro Forma as a supplemental measure of their performance and believe that LTM Adjusted EBITDA—Pro Forma provides investors with additional information and allows a better understanding of the current and estimated results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Issuers. Estimated results of operational activities are based on the related projects being open or fully implemented and operated at a steady state, which may not occur until 12 to 24 months after the High Roller observation wheel commences operations.

LTM Adjusted EBITDA—Pro Forma is a non-GAAP financial measure and should not be construed as an alternative to net income as an indicator of operating performance. LTM Adjusted EBITDA—Pro Forma is not comparable to similarly titled measures reported by other companies. The Issuers have included LTM Adjusted EBITDA—Pro Forma because the Issuers believe it provides investors with additional information to measure its current and estimated performance and liquidity, consistent with the information used by their management and certain of their lenders to measure their performance and liquidity. The Issuers also believe that LTM Adjusted EBITDA—Pro Forma provides investors with information related to their estimated increase in Adjusted EBITDA once they have completed Project Linq.

LTM Adjusted EBITDA—Pro Forma has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Issuers’ results as reported under GAAP. For example, LTM Adjusted EBITDA—Pro Forma:

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on the Issuers’ debt;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	excludes tax payments that represent a reduction in cash available to the Issuers;

•	does not reflect changes in, or cash requirements for, the Issuers’ working capital needs;

•	does not reflect the Issuers’ capital expenditures, future requirements for capital expenditures or contractual commitments; and

•	does not reflect management fees that may be paid to the Sponsors.

LTM Adjusted EBITDA—Pro Forma includes further adjustments for pro forma adjustments for estimated lease and rental income from the Quad Strip-Front Lease and Project Linq, yet-to-be realized cost savings, the introduction of resort fees and the projected recovery of lost Adjusted EBITDA from construction and development projects. No assurance can be given that such lease and rental income will be received, such cost savings will occur or that lost Adjusted EBITDA will be recovered. See “Risk Factors—Risks Related to Our Business—Project Linq is dependent on tenants for its success and may not be able to lease, renew leases and relet space at Project Linq,” “Risk Factors—Risks Related to Our Business—We may not realize any or all of our projected cost savings, which would have a negative effect on our results of operations” and “Risk Factors—Risks Related to Our Business—Costs and complexities in the development of Project Linq, including the High Roller observation wheel, could delay its opening, and we have not operated projects similar to the High Roller observation wheel or Project Linq.”

Adjustments similar to some of the ones reflected in the calculation of LTM Adjusted EBITDA—Pro Forma have been recorded in earlier periods, and similar types of adjustments for items such as resort fees can reasonably be expected to be recorded in future periods. Other adjustments reflected in the calculation of LTM Adjusted EBITDA—Pro Forma such as estimated costs savings, estimated rental income from Project Linq and the projected recovery of lost Adjusted EBITDA due to the construction of Project Linq are projections and no assurance can be given that similar types of adjustments will be recorded in future periods. The Issuers’ presentation of LTM Adjusted EBITDA—Pro Forma should not be construed as an inference that their future results will be unaffected by unusual or non-recurring items.

Using only the non-GAAP earnings measure would have material limitations because its calculation is based on the subjective determination of management, in some cases for events occurring in the future, regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by using both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The Issuers believe investors find the non-GAAP information helpful in understanding the ongoing and estimated performance of operations separate from items that may have a disproportionate positive or negative impact on the Issuers’ financial results in any particular period.

Set forth below is a reconciliation of net income, the Issuers’ most comparable measure in accordance with GAAP, to LTM Adjusted EBITDA—Pro Forma for the twelve months ended June 30, 2013:

(in millions)	(1) Six months ended June 30, 2013	(2) Six months ended June 30, 2012	(3) Year ended December 31, 2012	(1)-(2)+(3) Twelve months ended June 30, 2013
Net Income	$34.0	$37.8	$43.4	$39.6
Interest expense, net of capitalized interest and interest income	108.3	119.2	230.8	219.9
Provision for income taxes	13.1	20.0	21.9	15.0
Depreciation and amortization	111.2	127.4	251.8	235.6

EBITDA	266.6	304.4	547.9	510.1
Project opening costs, abandoned projects and development costs(a)	1.8	1.9	6.3	6.2
Gains on early extinguishment of debt	(39.0)	(78.5)	(135.0)	(95.5)
Impairment of intangible and tangible assets(b)	24.4	—	3.0	27.4
Non-cash expense for stock compensation benefits(c)	0.3	0.5	1.1	0.9
Other items(d)	20.5	9.6	26.2	37.1

Adjusted EBITDA	$274.6	$237.9	$449.5	486.2

Contractual EBITDA Adjustments:
Pro forma adjustment for lease payments for Quad Strip-Front Lease(e)				15.0
Pro forma adjustment for full annual lease payments under the Octavius Tower lease(f)				3.6
Pro forma adjustment for run-rate Project Linq retail rent income(g)				14.3
Additional Operational Adjustments:
Pro forma adjustment for estimated cost savings yet to be realized(h)				60.7
Pro forma adjustment for annualized resort fees(i)				9.7
Pro forma adjustment for end of Project Linq and Quad disruption(j)				9.5

LTM Adjusted EBITDA—Pro Forma(k)				$599.0

Projected Run-Rate LTM Adjusted EBITDA—Pro Forma

Set forth below is an estimated range of Projected Run-Rate LTM Adjusted EBITDA—Pro Forma based on the estimated impact of the completion of Project Linq. See “—Recent Developments—Estimated Impact of Completion of Project Linq” and “Risk Factors—Risks Related to Our Business—We may not realize any or all of our projected increases to Adjusted EBITDA, including projected increases that are attributable to the completion of Project Linq.”

(in millions)
LTM Adjusted EBITDA—Pro Forma for Twelve Months Ended June 30, 2013	$599.0
Estimated Range of Projected Run-Rate LTM Adjusted EBITDA—Pro Forma attributable to High Roller observation wheel(k)	30–60
Estimated Range of Projected Run-Rate LTM Adjusted EBITDA—Pro Forma attributable to potential annual income from Project Linq(k)	9–14
Estimated Range of Projected Run-Rate LTM Adjusted EBITDA—Pro Forma attributable to increase in gaming revenue expected from the completion of Project Linq(k)	5–10

Estimated Range of Projected Run-Rate LTM Adjusted EBITDA—Pro Forma(k)	$643.0–683.0

(a)	Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as non-cash write-offs of abandoned development projects.
(b)	Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of economic condition.
(c)	Amount represent non-cash stock-based compensation expense related to stock options granted to the property employees.
(d)	Amounts represent add-backs and deductions from EBITDA, included in arriving at LTM Adjusted EBITDA—Pro Forma but not separately identified. Such add-backs and deductions include severance and relocation, permit remediation costs, costs incurred in connection with implementing efficiency and cost saving programs, and non-cash equity in earnings of non-consolidated affiliates (net of distributions).
(e)	Represents annualized lease payments that will be paid by a subsidiary of CEOC to us in respect of the Quad-Strip Front Lease and which are expected to begin in late 2013.
(f)	Represents full annual lease payments that would have been paid by a subsidiary of CEOC to us in respect of the Octavius Tower lease for the twelve months ended June 30, 2013 assuming the full $35.0 million annual lease payment was in effect for the entire period.
(g)	Represents estimated run-rate annual rental income from Project Linq retail space to be leased to third parties upon completion of Project Linq, based on the actual base rent for the space subject to executed leases and assumed base rent for the space currently under negotiations. As of the date of this offering memorandum, the Issuers intend to own and operate five spaces at Project Linq (which is approximately 15% of the leasable space of Project Linq retail space), and 76% of the remaining space is currently subject to executed leases, with the rest of the remaining space currently in negotiations. The Issuers estimate annual base rent will produce approximately $17.1 million in run-rate gross rent revenues and $14.3 million in run-rate Adjusted EBITDA. These projections do not include potential rent based on the performance of the tenants’ businesses, which is included in the lease terms, or Adjusted EBITDA that will be attributable to the five spaces the Issuers will own and operate.
(h)

Amounts represent adjustments to reflect (i) $42.9 million of annualized run-rate cost savings and estimated future cost savings to be realized from profitability improvement programs, (ii) the Issuers’ contractual share of 30%, or $13.5 million, of a reduction in consolidated unallocated corporate expenses by their parent, Caesars Entertainment, which is expected to be completed by 2014, and (iii) other annualized savings and adjustments of $4.3 million related to the purchase of previously leased slot machines in 2012 and the add-back of Margaritaville joint venture Adjusted EBITDA contribution, which under GAAP reporting is recognized as income from investments.
(i)	Represents incremental Adjusted EBITDA attributable to the $9.7 million annualized run rate impact on Adjusted EBITDA of resort fees introduced at the Issuers’ four Las Vegas casino properties on March 1, 2013, based on actual resort fees received from March 1, 2013 through June 30, 2013.
(j)	Represents the Issuers’ estimated incremental Adjusted EBITDA attributable to the projected recovery of lost Adjusted EBITDA due to visitation reduction to Harrah’s Las Vegas and to the Flamingo due to construction at the Quad Resort & Casino, which is expected to be completed in the fourth quarter of 2013, Project Linq, which is scheduled to open in phases beginning in late 2013 and fully opened by the second quarter of 2014, and the redevelopment of the east side of the Las Vegas strip (including the construction of the Gansevoort Las Vegas Hotel, which is expected to open in the first quarter of 2014), which have negatively impacted visitation since 2012, resulting in an estimated 3% to 7% reduction in visitation and gaming volume, representing an estimated $8 million to $11 million reduction to Adjusted EBITDA during the twelve months ended June 30, 2013. The $9.5 million set forth above represents the midpoint of our estimated range of the reduction. See “—Recent Developments—Estimated Impact of Completion of Project Linq.”
(k)	LTM Adjusted EBITDA—Pro Forma does not include the projected annual run-rate Adjusted EBITDA of $30 million to $60 million attributable to the High Roller observation wheel scheduled to be completed by the end of the second quarter of 2014, the projected annual run-rate Adjusted EBITDA of $9 million to $14 million attributable to estimated potential annual rental income from Project Linq based on the performance of the tenants’ businesses, which is included in the lease terms, or attributable to the five spaces the Issuers will own and operate or the projected annual run-rate Adjusted EBITDA increase of $5 million to $10 million from additional gaming revenue at Flamingo and Harrah’s Las Vegas expected to result from the completion of Project Linq, which the Issuers’ estimate will increase visitation to Flamingo and Harrah’s Las Vegas, which together total between $44 million and $84 million in projected increases. These projections reflect the annual run-rate Adjusted EBITDA estimated from each project once open or fully implemented and operated at a steady state, which may not occur until 12 to 24 months after the High Roller observation wheel commences operations. For more information regarding these projected increases and Project Linq, see “Recent Developments—Estimated Impact of Completion of Project Linq.” These projections are based on the current estimates of the Issuers, but they involve risks, uncertainties, assumptions and other factors that may cause actual results, performance or achievements of the Issuers to be materially different from any future results, performance or achievements expressed or implied by projections. See “Risk Factors—Risks Related to Our Business—We may not realize any or all of our projected increases to Adjusted EBITDA, including projected increases that are attributable to the completion of Project Linq.” Prospective financial information is necessarily speculative in nature and it can be expected that some or all of the assumptions of the information described above may not materialize or will vary significantly from actual results. We undertake no obligation to update publicly any forward-looking statement for any reason after the date of this document to conform these statements to actual results or to changes to our expectations.

RISK FACTORS

Before you decide to invest in the Notes, you should be aware that investment in the Notes carries various risks, including those described below, that could have a material adverse effect on our business, financial position, results of operations and cash flows. We urge you to carefully consider these risk factors, together with all of the other information included in this offering memorandum, before you decide to invest in the Notes.

Risks Related to the Notes and this Offering

The Notes will be structurally subordinated to all liabilities of the Issuers’ subsidiaries that are not Subsidiary Guarantors.

The Notes are structurally subordinated to indebtedness and other liabilities of the Issuers’ subsidiaries that are not Subsidiary Guarantors, and the claims of creditors of these subsidiaries, including trade creditors, will have priority as to the assets of these subsidiaries. As of the issue date of the Notes, each of the Issuers’ subsidiaries will be Subsidiary Guarantors. In the event of a bankruptcy, liquidation or reorganization of any subsidiaries that are not Subsidiary Guarantors, these subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to the Issuers.

As of the date of this offering memorandum, the Issuers do not have any non-U.S. or non-wholly owned subsidiaries. The Notes will not be secured by the assets of any of the Issuers’ non-U.S. subsidiaries or any other subsidiaries that are not wholly owned by the Issuers. These subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes, or to make any funds available therefore, whether by dividends, loans, distributions or other payments. Any right that the Issuers or the Subsidiary Guarantors have to receive any assets of any of these subsidiaries upon their liquidation or reorganization, and the consequent rights of holders of Notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

The registration rights agreement will require us to file a registration statement, in which case the pledge of the capital stock, other securities and similar items of our subsidiaries that secure the Notes would automatically be released from the lien on them and no longer constitute collateral to the extent and for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for the subsidiary.

The Notes will be secured by the pledge of the capital stock of the Issuers’ subsidiaries, subject to certain exceptions described herein. Under the SEC regulations in effect as of the issue date of the Notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the Notes then outstanding, such subsidiary would be required to provide separate financial statements to the SEC. Therefore, when we are required to file a registration statement as described under “Registration Rights; Additional Interest,” the indenture and the collateral documents provide that any capital stock and other securities of any of the Issuers’ subsidiaries will be excluded from the collateral to the extent and for so long as the pledge of such capital stock or other securities to secure the Notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

In addition, the absence of a lien on a portion of the capital stock of a subsidiary pursuant to this provision in certain circumstances could result in less than a majority of the capital stock of one of the Issuers’ subsidiaries being pledged to secure the Notes or the exchange notes, which could impair the ability of the collateral agent, acting on behalf of the holders of the Notes or the exchange notes, to sell a controlling interest in such subsidiary or to otherwise realize value on its security interest in such subsidiary’s stock or assets.

As a result, holders of the Notes could lose a portion or all of their security interest in the capital stock or other securities of the Issuers’ subsidiaries during such period. It may be more difficult, costly and time-consuming for holders of the Notes to foreclose on the assets of an Issuer or a Subsidiary Guarantor than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities pledged to secure the Notes. See “Description of First Lien Notes—Security for the Notes” and “Description of Second Lien Notes—Security for the Notes.”

The Notes will be secured only to the extent of the value of the assets that have been granted as security for the Notes, which may not be sufficient to satisfy our obligations under the Notes.

No appraisals of any of the collateral have been prepared by us or on behalf of us in connection with this offering. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, our ability to implement our business strategy, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. In addition, courts could limit recoverability if they apply non-New York law to a proceeding and deem a portion of the interest claim usurious in violation of public policy. The amount to be received upon a sale of any collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the collateral at such time, general, market and economic conditions and the timing and the manner of the sale.

There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation is uncertain. To the extent that the collateral is an interest in a casino or otherwise requires a gaming license, such collateral would not be able to be operated without the required license. For example, the Quad Strip-Front Lease is a lease of space near the Las Vegas Strip to a subsidiary of CEOC, which will operate the space under its gaming license. We, or others acquiring an interest in such collateral, would be unable to operate the gaming space without acquiring the required gaming license. Additionally, to the extent that liens, rights or easements granted to third parties encumber assets located on property owned by us, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the collateral and the ability of the collateral agent to realize or foreclose on the collateral. Additionally, to the extent that liens, rights or easements granted to us by third parties encumber assets located on property owned by such third parties, or in event of any exercise of any rights and remedies with respect to or foreclosure on such property by the creditors of such third parties, our rights under such liens, rights or easements could be adversely affected thereby. For example, the Octavius Tower easement grants us rights of access to certain common areas of Caesars Palace Las Vegas, as well as certain shared utilities, central plant and similar infrastructure support and, in the event of foreclosure on Caesars Palace Las Vegas, our rights and remedies under such Octavius Tower easement could be adversely affected. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the Notes and all other senior secured obligations, interest may cease to accrue on the Notes from and after the date the bankruptcy petition is filed. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay the obligations due under the Notes.

In addition, the collateral securing the Notes will be subject to liens permitted under the terms of the Senior Secured Credit Facilities, the intercreditor agreements and the indentures governing the Notes, whether arising on or after the date the Notes are issued. The existence of any permitted liens could adversely affect the value of the collateral securing the Notes, as well as the ability of the collateral agents to realize or foreclose on such collateral.

Furthermore, not all of the Issuers’ and Subsidiary Guarantors’ assets secure the Notes. See “Description of First Lien Notes—Security for the Notes” and “Description of Second Lien Notes—Security for the Notes.” For example, the collateral will not include, among other things:

•	any property or assets owned by any foreign subsidiaries;

•	certain real property;

•	any vehicles;

•	cash, deposit accounts and securities accounts (to the extent that a lien thereon must be perfected by any action other than the filing of customary financing statements); or

•	subject to certain limitations, any assets or any right, title or interest in any license, contract or agreement to the extent that taking a security interest in any of them would violate any applicable law or regulation (including gaming regulations) or any enforceable contractual obligation binding on the assets or would violate the terms of any such license, contract or agreement.

In addition, while the Notes will initially be secured by the pledge of the capital stock of the Issuers’ subsidiaries, these pledges would be released to the extent that separate financial statements pursuant to Rule 3-16 of Regulation S-X would be required in connection with the filing of a registration statement related to the Notes. See “Description of First Lien Notes—Security for the Notes,” “Description of Second Lien Notes—Security for the Notes” and “Registration Rights; Additional Interest.”

To the extent that the claims of the holders of the Notes exceed the value of the assets securing the Notes and other liabilities, those claims will rank equally with the claims of the holders of any of our unsecured senior indebtedness. As a result, if the value of the assets pledged as security for the Notes and other liabilities is less than the value of the claims of the holders of the Notes and other liabilities, those claims may not be satisfied in full before the claims of our unsecured creditors are paid.

The rights of holders of Notes to the collateral securing the Notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the Notes may not be perfected with respect to the claims of the Notes if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the issuance of the Notes. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, can only be perfected at the time such property and rights are acquired and identified and additional steps to perfect in such property and rights are taken. The Issuers and the Subsidiary Guarantors will have limited obligations to perfect the security interest of the holders of the Notes in specified collateral. There can be no assurance that the trustees or the collateral agents for the Notes will monitor, or that the Issuers will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the Notes against third parties.

In addition, the security interest of the collateral agents will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agents may need to obtain the consent of third parties and make additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that the collateral agents will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agents may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

In the event of our bankruptcy, the ability of the holders of Notes to realize upon the collateral will be subject to certain bankruptcy law limitations and limitations under the intercreditor agreements.

The ability of holders of the Notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under federal bankruptcy law, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval, which may not be given. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to use and expend collateral, including cash collateral, and to provide liens senior to the collateral agent for the Notes’ liens to secure indebtedness incurred after the commencement of a bankruptcy case, provided that the secured creditor either consents or is given “adequate protection.” “Adequate protection” could include cash payments or the granting of additional security, if and at such times as the presiding court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral during the pendency of the bankruptcy case, the use of collateral (including cash collateral) and the incurrence of such senior indebtedness. However, pursuant to the terms of the junior lien intercreditor agreement, the holders of the Second Lien Notes will agree not to seek or accept “adequate protection” consisting of cash payments and not to object to the incurrence of additional indebtedness secured by liens that are senior to the liens granted to the collateral agent for the Second Lien Notes in an aggregate principal amount agreed to by the holders of first-priority lien obligations (including the Senior Secured Credit Facilities and the First Lien Notes). In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of “adequate protection,” except to the extent of any grant of additional liens that are junior to the Senior Secured Credit Facilities and the Notes. Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the Notes, the indebtedness under the Notes would be “undersecured” and the holders of the Notes would have unsecured claims as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorneys’ fees on undersecured indebtedness during the debtor’s bankruptcy case.

In addition to the waiver with respect to adequate protection set forth above, under the terms of the junior lien intercreditor agreement, the holders of the Second Lien Notes also waive certain other important rights that secured creditors may be entitled to in a bankruptcy proceeding, as described in “Description of Second Lien Notes Notes—Security Documents and Intercreditor Agreement.” These waivers could adversely impact the ability of the holders of the Second Lien Notes to recover amounts owed to them in a bankruptcy proceeding.

State law may limit the ability of the collateral agent for the holders of the Notes to foreclose on the real property and improvements and leasehold interests included in the collateral located in Nevada and New Jersey.

The Notes will be secured by, among other things, liens on owned real property and improvements located in the states of Nevada and New Jersey. The laws of Nevada and New Jersey may limit the ability of the trustee and the holders of the Notes to foreclose on the improved real property collateral located in that state. Laws of Nevada and New Jersey govern the perfection, enforceability and foreclosure of mortgage liens against real property interests which secure debt obligations such as the Notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even it is has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing laws may also impose security first and one form of action rules which can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

The holders of the Notes and the trustee also may be limited in their ability to enforce a breach of the “no liens” covenant. Some decisions of state courts have placed limits on a lender’s ability to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates, and a lender may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee and the holders of the Notes from declaring a default and accelerating the Notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

The collateral securing the Notes may be diluted under certain circumstances.

The collateral that will secure the Notes also secures our obligations under the Senior Secured Credit Facilities. This collateral may secure additional senior indebtedness that the Issuers or certain of their subsidiaries incur in the future, subject to restrictions on their ability to incur debt and liens under the Senior Secured Credit Facilities and the indentures governing the Notes. Your rights to the collateral would be diluted by any increase in the indebtedness secured by this collateral.

Federal and state statutes allow courts, under specific circumstances, to void the issuance of debt securities. In such circumstances, the Notes, the subsidiary guarantees and the pledges securing the Notes could be voided and holders could be required to return payments received.

If any Issuers or any Subsidiary Guarantor becomes a debtor in a case under the U.S. Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law, a court may void, subordinate or otherwise decline to enforce the Notes, such Subsidiary Guarantor’s pledge of assets securing the Notes or such Subsidiary Guarantor’s guarantee of the Notes. A court might do so if it found that when the Notes were issued or the Subsidiary Guarantor made its pledge or guarantee, as applicable, or in some states when payments became due under the Notes, the Subsidiary Guarantor or the Issuers received less than reasonably equivalent value or fair consideration and either:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was left with inadequate capital to conduct its business; or

•	believed or reasonably should have believed that it would incur debts beyond its ability to pay.

The court might also void the issuance of the Notes, related pledge or guarantee by a Subsidiary Guarantor, without regard to the above factors, if the court found that the Issuers issued the Notes or the applicable Subsidiary Guarantor made its pledge or guarantee with actual intent to hinder, delay or defraud its creditors.

A court would likely find that the Issuers or a Subsidiary Guarantor did not receive reasonably equivalent value or fair consideration for the Notes, its pledge securing the Notes or guarantee, if the Issuers or a Subsidiary Guarantor did not substantially benefit directly or indirectly from the issuance of the Notes. If a court were to void the issuance of the Notes, any pledge or guarantee you would no longer have any claim against the Issuers or the applicable Subsidiary Guarantor. Sufficient funds to repay the Notes may not be available from other sources, including the remaining obligors, if any. In addition, the court might direct you to repay any amounts that you already received from the Issuers or a Subsidiary Guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a Subsidiary Guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each Subsidiary Guarantor, after giving effect to its pledge securing the Notes and guarantee of the Notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

Delivery of security interests in collateral after the issue date increases the risk that the other security interests could be avoidable in bankruptcy.

Certain collateral, including mortgages on real property, will be granted as security after the issue date of the Notes. For example, some or all of the mortgages may not be in place upon issuance of the Notes, and no surveys or title insurance will be delivered prior to the issue date. However, to the extent that any such instrument or delivery is required to be delivered, we will be required to use our commercially reasonable efforts to deliver such instruments and deliverables within 120 days following the issue date or such longer period as agreed to by the administrative agent and the collateral agent under the senior secured credit facilities.

Our properties constitute a significant portion of the value of the collateral intended to secure the Notes and the guarantees. In addition, mortgagee title insurance policies will not be in place at the time of the issuance of the Notes to insure, among other things, (i) loss resulting from the entity represented by us to be the fee owner thereof not holding valid fee title to the properties or such fee being encumbered by unpermitted liens and (ii) the validity and priority of the mortgage granted to the collateral agents for their benefit, and for the benefit of the trustees and the holders of the Notes and the holders of certain additional pari passu secured indebtedness. There will be no independent assurance prior to issuance of the Notes that all properties contemplated to be mortgaged as security for the Notes will be mortgaged, or that we hold the real property interests we represent we hold or that we may mortgage such interests, or that there will be no lien encumbering such real property interests other than those permitted by the indenture. Moreover, land surveys will not be completed at the time of the issuance of the Notes. As a result, there is no independent assurance that, among other things, no encroachments, adverse possession claims, zoning or other restricts exist with respect to the properties intended to be mortgaged which could result in a material adverse effect on the value or utility of such properties.

Until such time as the Issuer has obtained approval from the Nevada Gaming State Control Board and the Nevada Gaming Commission, the pledge of the capital stock of certain of the Issuers’ subsidiaries will not be effective. If the grantor of such security interest were to become subject to a bankruptcy proceeding after the issue date of the Notes, any mortgage or security interest in collateral delivered after the issue date of the Notes would face a greater risk than security interests in place on the issue date of being avoided by the pledgor (as debtor in possession) or by its trustee in bankruptcy as a preference under bankruptcy law if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the Notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. To the extent that the grant of any such security interest is voided as a preference, you would lose the benefit of the security interest.

It may be difficult to realize the value of the collateral securing the Notes.

The collateral securing the Notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the trustees for the Notes and any other creditors that also have the benefit of first liens on the collateral securing the Notes from time to time, whether on or after the date the Notes are issued. The initial purchasers have neither analyzed the effect of, nor participated in any negotiations relating to such exceptions, defects, encumbrances, liens and other imperfections. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the Notes as well as the ability of the collateral agents, to realize or foreclose on such collateral.

The collateral securing the Notes does not include all of our or the Subsidiary Guarantors’ assets. See “Description of First Lien Notes—Security for the Notes” and “Description of Second Lien Notes—Security for the Notes.” No appraisals of any collateral have been prepared in connection with this offering. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers and similar factors. By their nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this offering memorandum exceeds the principal amount of the debt secured thereby. The value of the assets pledged as collateral for the Notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends. Furthermore, as noted in the “Risks Related to Our Business” section above, we may not be subject to or permitted to seek protection under the federal bankruptcy laws. No assurance can be given that, if the value of the collateral securing the Notes is not sufficient, a forum will be available to creditors.

The Issuers may not be able to repurchase the Notes upon a change of control.

Upon the occurrence of certain specific kinds of change of control events, the Issuers will be required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus, without duplication, accrued and unpaid interest and additional interest, if any, to the date of repurchase. However, it is possible that the Issuers will not have sufficient funds at the time of the change of control to make the required repurchase or that restrictions in our Senior Secured Credit Facilities will not allow such repurchases. Caesars Entertainment is not a guarantor of the Notes and will have no obligation to fund any required repurchase upon a change of control. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indentures governing the Notes. See “Description of First Lien Notes—Change of Control” and “Description of Second Lien Notes—Change of Control.”

An active trading market may not develop for the Notes.

Each series of Notes is a new issue of securities. There is no established public trading market for the Notes, and an active trading market may not develop. The Issuers do not intend to apply for the Notes to be listed on any securities exchange. The initial purchasers have advised us that they intend to make a market in the Notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the Notes, and they may discontinue their market-making activities at any time without notice. As a result, there may be limited liquidity of any trading market that does develop for the Notes. In addition, the liquidity of the trading market in the Notes and the market prices quoted for the Notes may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, an active trading market may not develop for the Notes, holders of Notes may not be able to sell their Notes, or, even if they can sell their Notes, they may not be able to sell them at an acceptable price.

There are restrictions on your ability to transfer or resell the Notes without registration under applicable securities laws.

The Notes are being offered and sold pursuant to an exemption from registration under U.S. and applicable state securities laws. Therefore, you may transfer or resell the Notes in the United States only in a transaction registered under or exempt from the registration requirements of the U.S. and applicable state securities laws, and you may be required to bear the risk of your investment for an indefinite period of time. We are obligated to use our commercially reasonable efforts to commence an offer to exchange the Notes for equivalent notes registered under U.S. securities laws or, in certain circumstances, register the resale of the Notes, under U.S. securities laws. See “Registration Rights; Additional Interest” and “Notice to Investors.”

The Notes may be issued with original issue discount (“OID”) for United States federal income tax purposes.

The Notes may be treated as being issued with OID for U.S. federal income tax purposes if the stated principal amount of the Notes exceeds their issue price by more than a de minimis amount. If the Notes are issued with OID, Holders subject to U.S. federal income tax will be required to include such OID in gross income (as ordinary income) on a constant yield basis for U.S. federal income tax purposes in advance of the receipt of cash payments to which such income is attributable, regardless of such holder’s method of accounting for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

If a bankruptcy petition were filed by or against us, holders of Notes may receive a lesser amount for their claim than they would have been entitled to receive under the indentures governing the Notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the Notes, the claim by any holder of the Notes for the principal amount of the Notes may be limited to an amount equal to the sum of:

•	the original issue price for the Notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the Notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indentures governing the Notes, even if sufficient funds are available.

The collateral is subject to casualty risks, which may limit your ability to recover for losses to our assets.

We maintain insurance or otherwise insure against risks to the extent customary with companies in the same or similar business operating in the same or similar locations. There are, however, certain losses, including losses resulting from terrorist acts that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the collateral securing the Notes, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the Notes.

In the event of a total or partial loss to any of the mortgaged facilities, certain items of equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture replacement units or inventory could cause significant delays. In addition, certain zoning laws and regulations may prevent rebuilding substantially the same facilities in the event of a casualty, which could have a material adverse impact on our operations.

Additional Risks Related to the First Lien Notes

The Senior Secured Credit Facilities are secured on a ratable basis by the collateral securing the First Lien Notes and the related subsidiary guarantees.

The First Lien Notes and related subsidiary guarantees will be secured by first-priority liens on the collateral, which also secures on a first-priority basis obligations under the Senior Secured Credit Facilities and certain related hedging and cash management obligations, in each case, subject to certain permitted liens, exceptions and encumbrances described in the indenture governing the First Lien Notes and the security documents relating to the First Lien Notes, and there may not be sufficient collateral to pay all of the First Lien Notes. As set out in more detail under “Description of First Lien Notes—Security for the Notes,” holders of the Senior Secured Credit Facilities and certain of our hedging and cash management obligations will also be entitled to receive proceeds from the realization of the collateral along with holders of the First Lien Notes under certain circumstances, including upon default in payment on, or the acceleration of, any obligations under the Senior Secured Credit Facilities, or in the event of our or any Subsidiary Guarantor’s bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, to repay such obligations in full. In the event of foreclosure on the collateral or our or any Subsidiary Guarantor’s bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, the collateral must be used to pay the obligations under the Senior Secured Credit Facilities and holders of certain of our hedging and cash management obligations and the First Lien Notes ratably, pursuant to the first lien intercreditor agreement between the trustee under the indenture governing the First Lien Notes and the collateral agent under our Senior Secured Credit Facilities. In addition, the indenture governing the First Lien Notes will permit us and the guarantors to create additional liens under specified circumstances, including liens pari passu with the liens on the collateral securing the First Lien Notes. Any obligations secured by such liens may further limit the recovery from the realization of the collateral available to satisfy holders of the Notes.

Even though the holders of the First Lien Notes will benefit from a first-priority lien on the collateral that secures our Senior Secured Credit Facilities, the representative of the lenders under the Senior Secured Credit Facilities will initially control actions with respect to the collateral.

The rights of the holders of the First Lien Notes will be subject to a first lien intercreditor agreement between the trustee under the indenture governing the First Lien Notes and the collateral agent under our Senior Secured Credit Facilities. Under the first lien intercreditor agreement, any actions that may be taken with respect to such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral and to control such proceedings will be at the direction of the authorized representative of the lenders under our Senior Secured Credit Facilities until (1) our obligations under our Senior Secured Credit Facilities are discharged (which discharge does not include certain refinancings of our Senior Secured Credit Facilities) or (2) 180 days after the occurrence of an event of default under the indenture governing the First Lien Notes, if the authorized representative of the holders of the First Lien Notes represents the largest outstanding principal amount of indebtedness secured by a first-priority lien on the collateral (other than our Senior Secured Credit Facilities) and has complied with the applicable notice provisions and if the notes are at the time due and payable in full. The administrative agent under our Senior Secured Credit Facilities is also the collateral agent for such facilities and will initially be the collateral agent for the First Lien Notes as well.

However, even if the authorized representative of the First Lien Notes gains the right to direct the collateral agent in the circumstances described in clause (2) above, the authorized representative must stop doing so (and those powers with respect to the collateral would revert to the authorized representative of the lenders under our Senior Secured Credit Facilities) if the authorized representative of the lenders under the Senior Secured Credit Facilities has commenced and is diligently pursuing enforcement action with respect to the collateral or the grantor of the security interest in that collateral (whether the applicable Issuer or Subsidiary Guarantor) is then a debtor under or with respect to (or otherwise subject to) an insolvency or liquidation proceeding.

In addition, the Senior Secured Credit Facilities and the indenture governing the First Lien Notes will permit us, subject to certain limits, to issue additional series of notes or other debt that also have a first-priority lien on the same collateral. At any time that the representative of the lenders under our Senior Secured Credit Facilities does not have the right to take actions with respect to the collateral pursuant to the first lien intercreditor agreement, that right passes to the authorized representative of the holders of the next largest outstanding principal amount of indebtedness secured by a first-priority lien on the collateral. If we issue additional first lien notes or other debt in the future in a greater principal amount than the First Lien Notes, then the authorized representative for those additional notes or other debt would be next in line to exercise rights under the first lien intercreditor agreement, rather than the authorized representative for the First Lien Notes.

Under the first lien intercreditor agreement, the authorized representative of the holders of the First Lien Notes may not object following the filing of a bankruptcy petition to any debtor-in-possession financing or to the use of the shared collateral to secure that financing, subject to conditions and limited exceptions. After such a filing, the value of this collateral could materially deteriorate, and holders of the First Lien Notes would be unable to raise an objection.

Additional Risks Related to the Second Lien Notes

The Second Lien Notes will be subject to a junior lien intercreditor agreement that provides that the holders’ right to receive payments on the Second Lien Notes will be effectively junior to the holders of Senior Secured Credit Facilities and the First Lien Notes who have a first-priority security interest in our assets.

Substantially all the assets owned by the Issuers and the Subsidiary Guarantors on the issue date of the Second Lien Notes or thereafter acquired, and all proceeds therefrom, will be subject to first-priority liens in favor of the lenders and holders of our Senior Secured Credit Facilities and First Lien Notes. The trustee for the Second Lien Notes will enter into a junior lien intercreditor agreement that provides, among other things, that in the event that an Issuer or a Subsidiary Guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, its obligations under the Senior Secured Credit Facilities and the First Lien Notes will be entitled to be paid in full from its assets or the assets of such Subsidiary Guarantor, as the case may be, pledged as security for such obligation before any payment may be made with respect to the Second Lien Notes. Holders of the Second Lien Notes would then participate ratably in the Issuers’ remaining assets or the remaining assets of the Subsidiary Guarantors, as the case may be, pledged as collateral, with all holders of indebtedness that are deemed to rank equally with the Second Lien Notes based upon the respective amount owed to each creditor. In addition, if the Issuers default under the Senior Secured Credit Facilities and/or the First Lien Notes, the lenders and holders of such obligations could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable and foreclose on the pledged assets. Furthermore, if the lenders and holders of the Senior Secured Credit Facilities and the First Lien Notes foreclose and sell the pledged equity interests in any Subsidiary Guarantor, then that Subsidiary Guarantor will be released from its guarantee of the Second Lien Notes automatically and immediately upon such sale.

The rights of holders of Second Lien Notes to the collateral will be governed, and materially limited, by the junior lien intercreditor agreement, and liens securing the Second Lien Notes will be released upon the discharge of first priority obligations or release of first-priority liens.

Pursuant to the terms of the junior lien intercreditor agreement, the lenders and holders of the Senior Secured Credit Facilities and the First Lien Notes, which are obligations secured by that collateral on a first-priority basis, will control substantially all matters related to the collateral. Under the junior lien intercreditor agreement, at any time that any first-priority obligations remain outstanding, any actions that may be taken in respect of the collateral (including the ability to commence enforcement proceedings against the collateral and to control the conduct of such proceedings, and to approve amendments to, releases of collateral from the lien of, and waivers of past defaults under, the collateral documents) will be at the direction of the holders of such indebtedness. Under such circumstances, the trustee and the collateral agent on behalf of the holders of Second Lien Notes will not have the ability to control or direct such actions, even if the rights of the holders of Second Lien Notes are adversely affected. Any release of all first-priority liens upon any collateral approved by the holders of first-priority liens will also release the second-priority liens securing the Second Lien Notes on substantially the same collateral, and holders of Second Lien Notes will have no control over such release. See “Description of Second Lien Notes—Security Documents and Intercreditor Agreement—Release of Collateral.”

Furthermore, because the holders of the first-priority obligations will control the disposition of the collateral securing such first-priority obligations and the Second Lien Notes, if there were an event of default under the Second Lien Notes, the holders of the first-priority obligations could decide not to proceed against the collateral, regardless of whether or not there is a default under such first-priority obligations. In such event, the only remedy available to the holders of the Second Lien Notes would be to sue for payment on the Second Lien Notes. By virtue of the direction of the administration of the pledges and security interests and the release of collateral, actions may be taken under the collateral documents that may be adverse to holders of the Second Lien Notes. Unless and until the discharge of the first-priority obligations, including the Senior Secured Credit Facilities and the First Lien Notes, has occurred, the sole right of the holders of the Second Lien Notes is to hold a lien on the collateral.

Risks Related to Our Indebtedness

Our substantial indebtedness, and the substantial indebtedness guaranteed by Caesars Entertainment, could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments.

We are a highly leveraged business. As of June 30, 2013, on a pro forma basis after giving effect to the Transactions, we would have had $4,857.0 million face value of outstanding indebtedness. Assuming constant outstanding balances and interest rates, our debt service obligation for the next twelve months would be $385.1 million, which includes required interest payments of $355.1 million. In addition, Caesars Entertainment guarantees a substantial amount of the indebtedness of its subsidiaries other than those comprising Caesars Entertainment Resort Properties. As of June 30, 2013, on a pro forma basis after giving effect to the Transactions, Caesars Entertainment guaranteed $18,802.3 million of indebtedness, none of which was our indebtedness.

Our substantial indebtedness, and the substantial indebtedness guaranteed by Caesars Entertainment, could:

•	limit our ability to borrow money for our working capital, capital expenditures, development projects, debt service requirements, strategic initiatives or other purposes;

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing our indebtedness;

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of interest and the repayment of our indebtedness thereby reducing funds available to us for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	make us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	make us more vulnerable to downturns in our business or the economy;

•	restrict us from making strategic acquisitions, developing new gaming facilities, introducing new technologies or exploiting business opportunities;

•	affect our ability to renew gaming and other licenses;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets; and

•	expose us to the risk of increased interest rates as certain of our borrowings are at variable rates of interest.

Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the Notes.

Our ability to satisfy our debt obligations will depend upon, among other things:

•	our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	our future ability to borrow under the Senior Secured Credit Facilities, the availability of which depends on, among other things, our complying with the covenants thereunder.

We may be unable to generate sufficient cash flow from operations, or unable to draw under our Senior Secured Credit Facilities or otherwise, in an amount sufficient to fund our liquidity needs. If we are unable to service our debt obligations, we cannot assure you that our business will continue in its current state and your interests as a noteholder may be adversely affected.

We may incur significantly more debt in the future, which could adversely affect our ability to pursue certain opportunities.

We and our subsidiaries may be able to incur substantial indebtedness at any time, and from time to time, including in the near future. Although the terms of the Senior Secured Credit Facilities and the indentures governing the Notes will contain restrictions on our ability to incur additional indebtedness, those restrictions will be subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial.

If we significantly leverage ourselves, we will be subject to considerable interest payment expenses that could adversely affect our ability to obtain additional financing. Further, once we have a highly leveraged capital structure, we may lose certain advantages that we have against competitors, making the pursuit of capital-intensive opportunities more challenging.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our Senior Secured Credit Facilities and the indentures governing the Notes will contain, and any future indebtedness of ours would likely contain, a number of covenants that impose significant operating and financial restrictions on us, including restrictions on our and our subsidiaries’ ability to, among other things:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

As a result of these covenants, we are limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

We have pledged and will pledge a significant portion of our assets as collateral under the Senior Secured Credit Facilities and the Notes. If any of our lenders accelerate the repayment of borrowings, there can be no assurance that we will have sufficient assets to repay our indebtedness.

Under the Senior Secured Credit Facilities, except during a covenant suspension period as defined under the Senior Secured Credit Facility, we will be required to comply on a quarterly basis with a maximum first priority net senior secured leverage ratio of no more than a ratio to be set on the issue date of the Notes. This ratio is calculated based on the aggregate principal amount of certain senior first priority secured debt net of the amount of unrestricted cash on hand. In addition, for purposes of determining compliance with such financial maintenance covenant for any fiscal quarter, we may exercise an equity cure by issuing certain permitted securities for cash or otherwise receiving cash contributions to the capital of the Company or any of its direct or indirect parent that will, upon the receipt by the Company of such cash, be included in the calculation of the

LTM Adjusted EBITDA—Pro Forma. The equity cure right may not be exercised in more than three fiscal quarters during any period of four consecutive fiscal quarters. Under the Senior Secured Credit Facilities, we may also be required to meet specified leverage ratios in order to take certain actions, such as incurring certain debt or making certain acquisitions and asset sales. Many factors affect our continuing ability to comply with these covenants, including (a) changes in gaming trips, spend per trip and hotel metrics, which are correlated to a consumer recovery, (b) increases in cost-savings actions, (c) asset sales, (d) additional debt financings, (e) equity financings, (f) delays in investments in new developments, or (g) a combination thereof. Our ability to meet these ratios can be affected by events beyond our control, and there can be no assurance that we will meet these ratios.

A failure to comply with the covenants contained in the Senior Secured Credit Facilities or our other indebtedness could result in an event of default thereunder, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of any default under the Senior Secured Credit Facilities or our other indebtedness, the lenders thereunder:

•	will not be required to lend any additional amounts to us, including under the senior secured revolving credit facility;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend further credit; or

•	require us to apply all of our available cash to repay these borrowings.

Such actions by the lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facilities and our other indebtedness could proceed against the collateral granted to them to secure that indebtedness.

If the indebtedness under the Notes, the Senior Secured Credit Facilities or our other indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

Repayment of our debt, including required principal and interest payments on the Notes, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries currently own a portion of our assets and conduct a portion of our operations. Accordingly, repayment of our indebtedness, including the Notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to the Issuers, by dividend, debt repayment or otherwise. Our subsidiaries do not have any obligation to pay amounts due on the Notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indentures governing the Notes limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries we may be unable to make required principal and interest payments on our indebtedness, including the Notes.

If the Issuers default on their obligations to pay their other indebtedness, the Issuers may not be able to make payments on the Notes.

Any default under the agreements governing the indebtedness of the Issuers, including a default under the Senior Secured Credit Facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could leave the Issuers unable to pay principal, premium, if any, or interest on the Notes and could substantially decrease the market value of the Notes. If the Issuers are unable to generate sufficient cash flow and is otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on its indebtedness, or if the Issuers otherwise fails to comply with the various covenants, including financial and operating covenants, in the instruments governing its indebtedness (including the Senior Secured Credit Facilities), the Issuers could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against the assets of the Issuers, and the Issuers could be forced into bankruptcy or liquidation. If the operating performance of the Issuers declines, the Issuers may in the future need to seek waivers from the required lenders under the Senior Secured Credit Facilities to avoid being in default. If the Issuers breach their covenants under the Senior Secured Credit Facilities and seek a waiver, the Issuers may not be able to obtain a waiver from the required lenders. If this occurs, the Issuers would be in default under the Senior Secured Credit Facilities, the lenders could exercise their rights as described above, and the Issuers could be forced into bankruptcy or liquidation.

Risks Related to Our Dependence on Caesars Entertainment

We are dependent on CEOC, a wholly owned subsidiary of Caesars Entertainment, to provide a range of services to our subsidiaries through the Shared Services Agreement. We cannot operate without the services provided by CEOC and will be adversely affected if the Shared Services Agreement is terminated.

Pursuant to the Shared Services Agreement, CEOC provides our subsidiaries with certain corporate management and administrative operations and costs are allocated by CEOC for providing such services. These operations include, but are not limited to, information technology services; website management services; operations and production services; vendor relationship management services; strategic sourcing services; real estate services; development services; construction services; finance and accounting services; procurement services; treasury and trust services; human resources services; marketing and public relations services; legal services; insurance services; corporate/executive services; payroll services; security and surveillance services; government relation services; communication services; consulting services; and data access services. See “Certain Relationships and Related Party Transactions—Shared Services Agreement.” If the quality of the services provided by CEOC, or the terms under which CEOC provides services, change in a manner that is adverse to our subsidiaries, it could have a material adverse effect on our business, financial condition and operating results. In addition, key management for our properties do not work for us. For example, the management team of Paris Las Vegas does not work for us and also has responsibility for Planet Hollywood Resort and Casino and Bally’s Las Vegas, which are not our properties.

In addition, the Shared Services Agreement terminates on January 31, 2023. If the Shared Services Agreement were to be terminated and not replaced, or if CEOC or its subsidiaries were to suffer significant liquidity or operational difficulties, becoming incapable of providing support and management services (or unable to provide such services at agreed upon level) to our subsidiaries or the companies that manage our operations or cease operations altogether, we would no longer have access to the operational support and management expertise provided by CEOC, which could have a material adverse effect on our business, financial condition and operating results. Any failure by our subsidiaries to obtain the operational and management support of CEOC, and particularly any failure by our subsidiaries to obtain CEOC’s expertise in operating casinos or maintain access to the Total Rewards loyalty program, would adversely affect our business, financial condition and operating results.

The success of our business depends in part on our continued participation in Caesars Entertainment’s Total Rewards loyalty program.

The success of our business depends in part on our ability to direct targeted marketing efforts to important casino and non-gaming customers. Our ability to undertake those marketing efforts depends to a significant extent on our continued participation in the Total Rewards loyalty program owned and maintained by Caesars Entertainment. In connection with this program, we can develop information which allows us to track casino play and award complimentaries and other promotional opportunities to our customers. Complimentaries and other similar rewards are customarily offered by casino and gaming facilities to their customers and are important incentives to those customers. Participation in the Total Rewards loyalty program is one of our competitive strengths and our business and growth strategy are, in part, based on tracked play and targeted marketing efforts. We rely on tracked play and cross property play to generate revenue at our casino properties. In the past, the removal of the Total Rewards loyalty program from a casino property has resulted in negative impacts on such property’s financial results. Similarly, if we are unable to access the Total Rewards loyalty program database, we expect our annual revenue would decline, which could have a material adverse impact on our business and results of operations.

Use of the “Harrah’s” brand name, or any of our other brands, by entities other than Caesars Entertainment and its subsidiaries could damage the brands and our operations and adversely affect our business and results of operations.

The “Harrah’s” brand remains one of the most recognized casino brands in the world and our operations benefit from the global recognition and reputation generated by our brands. Our business and results of operations may be adversely affected by the management or the enforcement of the “Harrah’s” brand name, or any of our other brands, by third parties outside of our exclusive control. Further, we have the right to use the “Harrah’s” brand name and other global Caesars brand names pursuant to intellectual property licensing agreements with CEOC. If we lose the benefit of these intellectual property licensing agreements, we will be adversely affected, including as a result of the cost to change to change the name of the applicable property and by the loss of brand recognition. See “Certain Relationships and Related Party Transactions—Intellectual Property License Agreements.”

Failure by CEOC to protect the trademarks that we use could have a negative impact on the value of our brand names and adversely affect our business.

The development of intellectual property is part of our overall business strategy, and we regard the intellectual property that we use to be an important element of our success. We and Caesars Entertainment seek to establish and maintain our proprietary rights in our business operations and technology through the use of patents, copyrights, trademarks and trade secret laws. In addition, we seek to maintain our trade secrets and confidential information by nondisclosure policies and through the use of appropriate confidentiality agreements. Despite these efforts to protect the proprietary rights on which we rely, parties may infringe the trademarks that we use and use information that we regard as proprietary and our rights may be invalidated or unenforceable. Monitoring the unauthorized use of our intellectual property is difficult. Litigation may be necessary to enforce the intellectual property rights on which we rely or to determine the validity and scope of the proprietary rights of others. Litigation of this type could result in substantial costs and diversion of resource. We cannot assure you that all of the steps that we or Caesars Entertainment have taken to protect the trademarks that we use in the United States will be adequate to prevent imitation of such trademarks by others. The unauthorized use or reproduction of the trademarks that we use could diminish the value of our brand and our market acceptance, competitive advantages or goodwill, which could adversely affect our business.

We are dependent on the expertise of Caesars Entertainment’s management and employees. Loss of the services of any key personnel from Caesars Entertainment could have a material adverse effect on our business.

The leadership of Caesars Entertainment’s chief executive officer, Mr. Gary Loveman, and other members of Caesars Entertainment’s management and employees has been a critical element of our success. The advisory and management services provided to our subsidiaries depend on Mr. Loveman and other members of Caesars Entertainment’s management, who also work for CEOC. The death or disability of Mr. Loveman or other extended or permanent loss of his services, or any negative market or industry perception with respect to him or arising from his loss, could have a material adverse effect on our business. Caesars Entertainment’s other executive officers and other members of management have substantial experience and expertise in the casino business. Additionally, we rely on other Caesars Entertainment’s employees and teams to operate our business. For example, Caesars Entertainment’s marketing team, which works for all of Caesars Entertainment’s Las Vegas properties, has the responsibility for marketing for our Las Vegas properties. Similarly, Caesars Entertainment’s marketing team provides marketing services to our and Caesars Entertainment’s other Atlantic City properties. The unexpected loss of services of one or more members of Caesars Entertainment’s management and key employees could also adversely affect us. We are not protected by key man insurance or similar life insurance covering members of Caesars Entertainment’s management, nor do we have employment agreements with any of Caesars Entertainment’s members of management or any other employees.

The interests of Caesars Entertainment’s management and the managers of our properties who also work for CEOC may not be directly aligned with ours.

Key managers of our properties work for CEOC or other subsidiaries of Caesars Entertainment as well as us and therefore their interests may not be directly aligned with ours. Additionally, managing CEOC’s business separately from our business requires a significant amount of resources and devotion of management’s and our property managers’ time. The additional demands associated with providing services to CEOC or other subsidiaries of Caesars Entertainment may impact regular operations of our business by diverting the attention of some of our management team and our property managers away from revenue producing activities and operating our properties, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. Additionally, Caesars Entertainment and its management have limited or no experience running an amusement ride like the High Roller observation wheel or shopping mall retail space similar to Project Linq. Project Linq and the High Roller observation wheel will require additional time and resources from Caesars Entertainment’s management and they may not be able to divert such time and resources or may be unsuccessful in managing this new endeavor. The individuals who manage our casino properties are compensated based on the performance of the Caesars properties in the city in which they operate, not on the performance of our properties alone, and some of our key managers also manage other Caesars properties. For example, the management team of Paris Las Vegas also has responsibility for Planet Hollywood Resort and Casino and Bally’s Las Vegas, which are not our properties. As a result, the interests of our property managers may not be directly aligned with ours. Any of these effects could harm our business, financial condition and results of operations.

A default by Caesars Entertainment or CEOC on certain of its debt obligations could adversely affect our business, financial condition and operating results.

Caesars Entertainment and CEOC are both highly leveraged companies and have pledged a significant portion of their assets and the assets of its subsidiaries as collateral under certain of their debt obligations. The stock of CEOC is also pledged to secure certain of these debt obligations. If Caesars Entertainment or its subsidiaries, including CEOC, were to default on these obligations, its lenders could exercise significant influence over our business. We are dependent on a number of services from CEOC and other subsidiaries of Caesars Entertainment pursuant to the Shared Services Agreement and management agreements, including the management of our casino properties. We also rely on intellectual property license agreements for our use of certain trademarks and brand names, including the use of the “Harrah’s” brand name. Additionally, we will rely on CEOC or its subsidiaries for $50 million in annual lease payments under the Octavius Tower lease and Quad Strip-Front Lease. See “Certain Relationships and Related Party Transactions.” If Caesars Entertainment and its subsidiaries file for bankruptcy protection under the U.S. bankruptcy code, their filing may materially and adversely affect our assets and result of operations. For example, in the event of a default by Caesars Entertainment, its lenders or their successors may elect to reject the Shared Services Agreement as an executory contract in a bankruptcy proceeding. The result of this influence and any related disruption in our business could have a material adverse effect on our business, financial condition and operating results.

We are dependent on management agreements with other subsidiaries of Caesars Entertainment to operate our casino properties.

Each of our casino properties is managed by a subsidiary of Caesars Entertainment that is not an obligor under the Notes. We are dependent upon Caesars Entertainment and these management companies to provide the services necessary to operate our casino properties. Furthermore, in connection with this offering, all employees at our properties will be moved to the management companies. Each of these management companies is in turn dependent on the Shared Services Agreement. Each management agreement terminates on January 31, 2023. If the management agreements are terminated and not replaced, or if we are unable to renew the management agreements on acceptable terms or at all, then we may be unable to continue to operate our casino properties, which could have a material adverse impact on our business.

Our operations depend on material contracts with third parties, including CEOC and the management companies, the continued enforcement of which may be adversely impacted by a bankruptcy of such third parties.

If CEOC, the management companies or other third parties with whom we have entered into material contracts with were to become debtors operating under the protection of the Bankruptcy Code, they could exercise certain rights that would adversely affect our contractual rights and obligations and, if CEOC were to be a debtor in a bankruptcy case, our ability to participate in the Caesars Entertainment system could be materially and adversely affected. The Bankruptcy Code invalidates clauses that permit the termination of contracts automatically upon the filing by or against one of the parties of a bankruptcy petition or which are conditioned on a party’s insolvency. Moreover, in this circumstance, we would ordinarily be required to continue performing our obligations under such agreement. Legal proceedings to obtain relief from the automatic stay and to enforce rights to payments or terminate agreements can be time consuming and uncertain as to outcome.

Under the Bankruptcy Code, a debtor may decide whether to assume or reject an executory contract such as the management agreements and the Shared Services Agreement with CEOC. Bankruptcy court approval of assumption of a contract would permit the debtor to continue operating under the assumed contract subject to certain conditions the debtor would need to satisfy. As a general matter, a bankruptcy court approves a debtor’s assumption of a contract if the assumption appears to be in the best interest of the debtor’s estate, the debtor is able to perform and it is a good business decision to assume the contract. Subject to bankruptcy court approval and satisfaction of the “business judgment” rule, a debtor in chapter 11 may reject an executory contract, and rejection of an executory contract in a chapter 7 case may occur automatically by operation of law. If a debtor rejects an executory contract, the non-debtor party to the contract generally has an unsecured claim against the debtor’s bankruptcy estate for breach of contract damages arising from the rejection. A bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject an executory contract. If CEOC or a management company were to become a debtor in a bankruptcy case, it may seek bankruptcy court approval to assume the Shared Services Agreement or the management agreement under the Bankruptcy Code, to assign such agreements to a third party or to reject such agreements. If CEOC, a management company or an applicable debtor subsidiary rejects the agreements, we may no longer have access to the operational support and management expertise provided by CEOC and its subsidiaries or the management companies with the result that we may lack sufficient support to manage our operations.

Federal and state statutes allow courts, under specific circumstances, to void certain transactions and could require us to return the Octavius Tower and Project Linq assets or their value to CEOC and its subsidiaries.

If CEOC were to become a debtor in a case under the U.S. Bankruptcy Code or encounter other financial difficulty, creditors of CEOC and its subsidiaries may sue us under federal or state fraudulent transfer law and a court may void the Octavius/Linq Transfer. A court might do so if it found that when the Octavius/Linq Transfer occurred, CEOC or its subsidiaries received less than reasonably equivalent value or fair consideration and either:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was left with inadequate capital to conduct its business; or

•	believed or reasonably should have believed that it would incur debts beyond its ability to pay.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, CEOC or one of its subsidiaries would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

The court might also void the Octavius/Linq Transfer, without regard to the above factors, if the court found that CEOC or its subsidiaries made the transfer with actual intent to hinder, delay or defraud its creditors.

A court could find that CEOC or its subsidiaries did not receive reasonably equivalent value or fair consideration in the Octavius/Linq Transfer if CEOC or its subsidiaries did not substantially benefit directly or indirectly from the transfer. If a court were to void the Octavius/Linq Transfer, we may have to return the assets or their value to CEOC and such assets, including the Octavius Tower and Project Linq, would no longer constitute part of the collateral securing the Notes. In addition, the court might direct us to repay any amounts that we received on account of the Octavius/Linq Transfer.

As part of the Transactions, Octavius/Linq Holdings, which is an indirect subsidiary of CEOC that is not subject to restrictions imposed by covenants governing CEOC’s debt facilities, will transfer Octavius/Linq Intermediate Holding, LLC to Caesars Entertainment Corporation, which will then contribute Octavius/Linq Intermediate Holding, LLC to Rio Properties, LLC. The Transactions will provide direct and indirect value and benefits to CEOC and its subsidiaries, including the transfer to CEOC of $69 million in aggregate principal amount (approximately $59 million aggregate market value) of one or more series of outstanding notes of CEOC (and that will be retired by CEOC), $81 million in cash and the repayment of $450 million in debt associated with these assets. Some or all of the $81 million in cash consideration may be substituted with additional outstanding notes of CEOC. In addition, by facilitating the refinancing of the CMBS Financing (as defined below), the Transactions will (a) preserve for CEOC and its subsidiaries the substantial payments made under our shared services arrangements; and (b) allow the Casino Resort Properties to continue in the Caesars corporate family, which has significant value to CEOC and its 46 owned properties, given, among other things, the prominent positions of the Casino Resort Properties on the Las Vegas Strip, the integrated operations of our casinos and the Casino Resort Properties’ participation in the Total Rewards program. We have been advised that CEOC intends to obtain an opinion of an independent financial advisor that, based upon and subject to the assumptions and other matters set forth in such opinion, it will receive reasonably equivalent value in the transfer.

In a bankruptcy of CEOC, CEOC could attempt to transfer licensed trademarks and copyrighted materials licensed to the Issuers to a purchaser and/or seek to reject any related license or shared services agreement.

We rely on trademark license agreements with CEOC in order to use Caesars Entertainment’s brand names, such as “Harrah’s.” These brand names have global recognition and attract customers to our properties. We would be adversely affected if the trademark license agreements were terminated.

If CEOC were to become a debtor in a case under the Bankruptcy Code, it (or a bankruptcy trustee if one is appointed) could seek to sell its trademarks and copyright assets in a bankruptcy case, free and clear of all interests of third parties such as the Issuers, pursuant to the Bankruptcy Code. The Bankruptcy Code gives a licensee of intellectual property, such as the copyrighted materials (but not licensed trademarks), the ability to retain its rights under such license notwithstanding the bankrupt debtor’s rejection of such license. Though the Issuers are unaware of any case holding that a licensor of intellectual property can sell the underlying intellectual property free and clear of a licensee’s rights under the Bankruptcy Code, one case held that a sale of real property was free and clear of a lessee’s similar right under section 365(h) of the Bankruptcy Code to elect to retain its rights under such lease for the balance of the term of such lease and any renewal period. The Issuers believe that the precedential effect of this case is unclear for several technical reasons. In any case, the holders of the Notes would have the right to seek adequate protection under the Bankruptcy Code due to their lien on the proceeds derived from the rights CEOC licensed to the Issuers. However, there can be no assurance that CEOC (or a bankruptcy trustee if one is appointed) would not attempt to sell the licensed trademarks and copyrighted materials licensed to the Issuers in this manner or that a court would not adopt agree with the case described above, which may adversely affect the realization of proceeds generated by the intellectual property assets. Such a course of action could cause actual results to differ materially and adversely from the projected financial information contained in this offering memorandum and have a material, adverse effect on the Issuers’ business, financial condition, results of operations and prospects and on the Issuers’ ability to pay outstanding principal of and interest on the Notes.

Bankruptcy of the Issuers’ lessees or their parents could result in an automatic stay and adversely affect the Issuer’s ability to repay the Notes.

The Issuers’ ability to make payments could be impaired by the commencement of a bankruptcy case by or against the Issuers’ lessees or a parent entity if the related Lessee were substantively consolidated with such parent entity. Our business will rely on income from certain leases, including an expected $50 million of annual rental income from the Octavius Tower lease and the Quad Strip-Front Lease. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a debtor results in an automatic stay against, among other things, the commencement or continuation of any action or proceeding on account of defaults under leases and executory contracts, including for past due rent, accelerated rent, damages or for any other relief with respect to a default under such lease or executory contract that occurred prior to the filing of such debtor’s bankruptcy petition.

In addition, the Bankruptcy Code generally provides that a trustee or debtor in possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. However, these remedies may, in fact, be insufficient and the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant if the lease were assigned. If the lease is rejected, the rejection generally constitutes a breach of the unexpired lease immediately before the date of filing the petition. As a consequence, a lessor under a lease generally would have only an unsecured claim against the debtor for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, pursuant to the Bankruptcy Code, a lessor’s damages for lease rejection in respect of future rent installments are limited to (a) the rent reserved by the lease, without acceleration, for the greater of one year or 15 percent, not to exceed three years, of the remaining term of the lease following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the property, plus (b) any unpaid rent due under such lease, without acceleration, on the earlier of such dates.

Lease payments could be considered preferential payments in a bankruptcy of the Issuers’ lessees.

In a bankruptcy or similar proceeding, action may be taken seeking the recovery as a preferential transfer of any payments made by the debtor in the 90-day period prior to the bankruptcy filing. Payments made in such 90-day period may be protected from recovery as preferences if, among other available defenses, they are payments in the ordinary course of business and made on debts incurred in the ordinary course of business. Whether any particular payment would be protected depends upon the facts specific to each particular transaction and payment.

Risks Related to Our Business

If we are unable to effectively compete against our competitors, our profits will decline.

The gaming industry is highly competitive and our competitors vary considerably in size, quality of facilities, number of operations, brand identities, marketing, and growth strategies, financial strength and capabilities, level of amenities, management talent, and geographic diversity. We also compete with other non-gaming resorts and vacation areas, and with various other entertainment businesses. Our competitors in each market that we participate may have substantially greater financial, marketing, or other resources than we do, and there can be no assurance that they will not, in the future, engage in aggressive pricing action to compete with us. Although we believe we are currently able to compete effectively in each of the various markets in which we participate, we cannot assure you that we will be able to continue to do so or that we will be capable of maintaining or further increasing our current market share. Our failure to compete successfully in our various markets could adversely affect our business, financial condition, results of operations, and cash flow.

In recent years, many casino operators have been reinvesting in existing markets to attract new customers or to gain market share, thereby increasing competition in those markets. As companies have completed new expansion projects, supply has typically grown at a faster pace than demand in some markets, including Las Vegas, our largest market, and competition has increased significantly. For example, CityCenter, a large development of resorts and residences, opened in December 2009, and the Genting Group has announced plans to develop a 3,500 room hotel and 175,000 square foot casino called Resorts Worlds Las Vegas, which is expected to open in 2016 on the northern end of the Strip near Circus Circus. Also, in response to changing trends, Las Vegas operators have been focused on expanding their non-gaming offerings, including, upgrades to hotel rooms, new food and beverage offerings and new entertainment offerings. MGM has announced plans for The Park, which includes a new retail and dinning development on the land between New York-New York and Monte Carlo, a renovation of the Strip-front facades of both resorts and a new 20,000 seat indoor arena for sporting events and concerts operated by AEG. Construction of The Park is expected to be complete in early 2014, with the arena expected to be complete in 2016. Additionally, SkyVue, a proposed 500-foot observation wheel, has been in construction since 2012. There have also been proposals for other large scale non-gaming development projects in Las Vegas by various other developers, including observation wheels and a roller coaster, however there are no details as to when or if these projects will be complete. We also face increased competition in Atlantic City, as Revel, a resort and casino, opened in May 2012. The expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of our competitors have increased competition in many markets in which we operate, and this intense competition is expected to continue. These competitive pressures have and are expected to continue to adversely affect our financial performance in certain markets, including Atlantic City.

In particular, our business may be adversely impacted by the additional gaming and room capacity in Nevada and New Jersey and by the initiation and growth of online gaming in Nevada, New Jersey and other states. In addition, our operations located in New Jersey may be adversely impacted by the expansion of gaming in Maryland, New York and Pennsylvania, and our operations located in Nevada may be adversely impacted by the expansion of gaming in California.

Reduction in discretionary consumer spending resulting from the downturn in the national economy over the past few years, the volatility and disruption of the capital and credit markets, adverse changes in the global economy and other factors could negatively impact our financial performance and our ability to access financing.

Changes in discretionary consumer spending or consumer preferences are driven by factors beyond our control, such as perceived or actual general economic conditions; high energy, fuel and other commodity costs; the cost of travel; the potential for bank failures; a soft job market; an actual or perceived decrease in disposable consumer income and wealth; the recent increase in payroll taxes; increases in gaming taxes or fees; fears of recession and changes in consumer confidence in the economy; and terrorist attacks or other global events. Our business is particularly susceptible to any such changes because our casino properties offer a highly discretionary set of entertainment and leisure activities and amenities. Gaming and other leisure activities we offer represent discretionary expenditures and participation in such activities may decline if discretionary consumer spending declines, including during economic downturns, during which consumers generally earn less disposable income. The economic downturn that began in 2008 and adverse conditions in the local, regional, national and global markets have negatively affected our business and results of operations and may continue to negatively affect our operations in the future. During periods of economic contraction, our revenues may decrease while most of our costs remain fixed and some costs even increase, resulting in decreased earnings. While economic conditions have improved, our revenues may continue to decrease. For example, while the gaming industry has partially recovered from 2008, there are no assurances that the gaming industry will continue to grow as a result of economic downturn or other factors. Any decrease in the gaming industry could adversely affect consumer spending and adversely affect our operations.

Additionally, key determinants of our revenues and operating performance include hotel ADR, number of gaming trips and average spend per trip by our customers. Given that 2007 was the peak year for our financial performance and the gaming industry in the United States in general, we may not attain those financial levels in the near term, or at all. If we fail to increase ADR or any other similar metric in the near term, our revenues may not increase and, as a result, we may not be able to pay down our existing debt, fund our operations, fund planned capital expenditures or achieve expected growth rates, all of which could have a material adverse effect on our business, financial condition, results of operations and cash flow. Even an uncertain economic outlook may adversely affect consumer spending in our gaming operations and related facilities, as consumers spend less in anticipation of a potential economic downturn. Furthermore, other uncertainties, including national and global economic conditions, terrorist attacks or other global events, could adversely affect consumer spending and adversely affect our operations.

Continued growth in consumer demand for non-gaming offerings would negatively impact our gaming revenue.

Recent trends have indicated a growing shift in customer demand for non-gaming offerings, as opposed to solely gambling, when visiting Las Vegas. According to LVCVA, 47% of Las Vegas visitors in 2012 indicated that their primary reason to visit was for vacation or pleasure as opposed to solely for gambling as the main attraction, up from 39% of visitors in 2008. For the twelve months ended June 30, 2013, approximately 50% of our gross revenues were from gaming sources. To the extent the demand for non-gaming offerings replaces demand for gambling, our gaming revenues will decrease, which could have an adverse impact on our business and results of operations.

Costs and complexities in the development of Project Linq, including the High Roller observation wheel, could delay its opening, and we have not operated projects similar to the High Roller observation wheel or Project Linq.

The costs and complexities of constructing and developing Project Linq, including the engineering complexities of the High Roller observation wheel, may be greater than we anticipate. It is common in new developments to experience unexpected costs, problems and delays during construction, development and operational start-up. In addition, the safety and engineering requirements of large-scale observation wheels such as the High Roller often result in delays in the early stages of operations. Accordingly, we cannot assure you that Project Linq, including the High Roller observation wheel, will be completed on schedule or that we will realize the anticipated profits on such projects when expected or at all.

Our historical operations have focused on gaming and we have not operated an amusement ride or managed retail space similar to a shopping mall in the past. Furthermore, management has limited or no experience in operating or managing similar rides or ventures. Our lack of experience in operating rides such as the High Roller observation wheel or managing retail space organized like Project Linq may lead to operational inefficiencies, higher than expected costs and/or lower than expected revenues. Any of these outcomes would have an adverse effect on our results of operations, and there can be no assurances that operating or managing the High Roller observation wheel or Project Linq will be profitable.

We may not realize any or all of our projected increases to Adjusted EBITDA, including projected increases that are attributable to the completion of Project Linq.

This offering memorandum includes projections and assumptions, including some that are related to the anticipated completion of Project Linq. See “Summary—Recent Developments—Estimated Impact of Completion of Project Linq” for details regarding these projections and their underlying assumptions. The projections contained herein are based on the current estimates of the Issuers, but they involve risks, uncertainties, assumptions and other factors that may cause actual results, performance or achievements of the Issuers to be materially different from any future results, performance or achievements expressed or implied by projections. Neither our independent auditors nor any other independent auditors, have examined, compiled or performed any procedures with respect to these projections, nor have they expressed any opinion, or any other form of assurance on such information or their achievability. These projections include estimates of the results of operations once the related project is open or fully implemented and operated at a steady state, which may not occur until 12 to 24 months after the High Roller observation wheel commences operations. The future performance of the Issuers may differ significantly from the projected performance of the Issuers set forth herein.

Assumptions relating to these projections involve judgments with respect to, among other things, our ability to impose resort fees, estimated consumer interest in Project Linq’s High Roller observation wheel, costs and expenses of operating the High Roller observation wheel and Project Linq retail and the estimated impact of Project Linq on visitation and gaming revenue at the Issuers’ adjacent casino properties, as well as future economic, competitive, industry and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Issuers. In addition, the Issuers do not have experience in operating amusement attractions such as the High Roller observation wheel or large outdoor retail centers, such as Project Linq, and therefore these projections are not based on prior operating experience of the Issuers or their affiliates.

Although the Issuers believe that the assumptions underlying the projections are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the projections herein will prove to be accurate or that the objectives and plans expressed in these projections will be achieved. For example, the project may not be completed on time or as anticipated. Also, the businesses of Project Linq’s tenants may not perform as we or they estimate, which would result in the projected annual rental income from Project Linq being less than we have estimated. In addition, although the projections for the High Roller observation wheel are based in part on results for the London Eye as of 2010, the London and Las Vegas markets are not directly comparable. For this reason, as well as other factors, there can be no assurance with respect to the volume of customers or the ticket price that the wheel can support. If ridership on the High Roller observation wheel or spend per passenger are less than our estimates, we will not achieve the projected increase in Adjusted EBITDA estimated to be attributable to the operation of the observation wheel. See, for example, “Industry—Non-Gaming Demand” for a discussion of non-gaming offerings and related demand in Las Vegas. Further, the estimated increase in Adjusted EBITDA relating to anticipated increased gambling at properties adjacent to Project Linq involves a large number of assumptions relating to increased attendance, gambling habits of the new customers and EBITDA margins relating to increased gambling, and actual results may vary significantly. If the actual results from completion of Project Linq and the High Roller observation wheel are significantly worse than estimated in our projections, such results could have an adverse effect on our business, financial condition, results of operations and our ability to service our indebtedness. See also “—We may not realize any or all of our projected cost savings, which would have a negative effect on our results of operations,” “—Costs and complexities in the development of Project Linq, including the High Roller observation wheel, could delay its opening, and we have not operated projects similar to the High Roller observation wheel or Project Linq” “—Project Linq is dependent on tenants for its success and may not be able to lease, renew leases and relet space at Project Linq” and “Forward Looking Statements.”

There is a risk of accidents occurring at the High Roller observation wheel, which may reduce attendance and negatively impact our revenues.

The safety of our guests and employees is a top priority for us. Rides such as the High Roller observation wheel involve inherent risks, and an accident or a serious injury at the High Roller observation wheel may result in negative publicity, reduced attendance and decreased revenues, as well as potential litigation. In addition, accidents or injuries at attractions operated by our competitors could influence the general attitudes of patrons and adversely affect attendance at the High Roller observation wheel and Project Linq in general.

Project Linq is dependent on tenants for its success and may not be able to lease, renew leases and relet space at Project Linq.

Project Linq’s success is largely dependent on the success of its tenants and their ability to increase traffic to the High Roller observation wheel. We are relying on Project Linq to increase the traffic to our adjacent and closely located properties. If we are unable to lease additional space which is currently uncommitted or if some or all of the tenants are unsuccessful or unable to gain popularity, our business and results of operations could be adversely affected.

When leases for retail space at Project Linq expire, the premises may not be relet or the terms of reletting, including the cost of allowances and concessions to tenants, may be less favorable than the original lease terms. The terms of future leases will also be influenced by the success of Project Linq as a whole. To the extent that our leasing plans are not achieved or the leases are not as profitable as expected, our cash generated from Project Linq and results of operations could be adversely affected.

We face potential adverse effects from tenant bankruptcies, which could negatively affect future profits.

Bankruptcy filings by tenants located in Project Linq may occur in the course of our operations. We will seek to re-lease vacant spaces resulting from tenant terminations. The bankruptcy of a tenant may make it more difficult to lease the remainder of the affected properties. Future tenant bankruptcies could adversely affect our properties or impact our ability to successfully execute our re-leasing strategy. See “—Risks Related to Our Dependence on Caesars Entertainment—Our operations depend on material contracts with third parties, including CEOC, the continued enforcement of which may be adversely impacted by a bankruptcy of such third parties.”

We cannot assure you that we will continue to host the World Series of Poker’s Main Event, which could negatively affect future profits.

We derive a significant amount of revenue from our hosting of and association with the World Series of Poker’s Main Event. Our Rio All Suite Hotel and Casino also derives substantial increased revenues from hosting the World Series of Poker’s annual poker event for seven weeks each year, which culminates in the World Series of Poker’s Main Event. Our current contract to host the World Series of Poker at the Rio All Suite Hotel and Casino expires in 2016 and we cannot assure you that we will be able to renew it on acceptable terms or at all. If we cease to host the World Series of Poker’s Main Event, our business and results of operations could be materially adversely affected as a result of a loss of the profits directly attributable to the event, a loss of any profits indirectly attributable to the event as a result of decreased visitation to the Rio All Suite Hotel and a decline in visitation and revenues due to the termination of our association with the World Series of Poker brand.

We cannot assure you that we will be able to retain our resident performers, including Penn & Teller, and other shows on acceptable terms or at all.

Our properties’ entertainment offerings are only under contract for a limited time. For example, our contracts with Taylor Hicks, Million Dollar Quartet, Donny & Marie, Legends in Concert, Penn & Teller and Chippendales are each set to expire, subject to certain termination and renewal rights, prior to the end of 2017, with the Taylor Hicks’ contract expiring in late 2013. These and other of our performers draw customers to our properties and are a significant source of our revenue. We cannot assure you that we will be able to retain our resident performers on acceptable terms or at all. Furthermore, our Las Vegas properties are managed by the management companies, which also manage Caesars Entertainment’s other Las Vegas properties, and our entertainment offerings will be determined by these management companies and not by us. If we are unable to retain our resident performers or engage replacement performers of comparable popularity on acceptable terms, we may suffer a decline in visitation and a loss of profits.

The conference center expected to be built adjacent to Harrah’s Atlantic City may not be completed, which could negatively affect future profits.

We do not have an agreement with Caesars Entertainment for the building of a conference center adjacent to Harrah’s Atlantic City. If Caesars Entertainment does not complete a conference center as expected, Harrah’s Atlantic City will not experience the increase in visitation that is anticipated to result therefrom and we will have no recourse to Caesars Entertainment or a third party. Accordingly, there can be no assurance that a conference center will be built adjacent to Harrah’s Atlantic City or that we will experience any increase in revenues or visitation as a result of such a conference center.

We may be adversely affected by competition from online gaming businesses, including those of Caesars Entertainment, which would have a negative effect on our results of operations.

We face competition from online gaming, including online gaming operations run by Caesars Entertainment and other participants in the online gaming industry. Online poker is now permitted in Nevada, and a law has been passed to permit various online gaming in New Jersey. Caesars Entertainment will, and other online providers do, offer online gaming options that compete with our live poker offerings in Nevada and various other live gaming options in New Jersey. Expansion of online gaming in Nevada, the commencement and expansion of online gaming in New Jersey and the introduction of online gaming in other jurisdictions may further compete with our operations. Online gaming may reduce customer visitation and spend in our traditional casinos in Nevada and New Jersey, which could have an adverse impact on our business and result of operations. Our Atlantic City properties may be further impacted because all casino games will be permitted online.

We may not realize any or all of our projected cost savings, which would have a negative effect on our results of operations.

As part of our business strategy, we have implemented certain cost-savings programs and are in the process of identifying opportunities to improve profitability by reducing costs. For example, Caesars Entertainment is currently in the process of reviewing its corporate level expenses and has identified cost savings, a portion of which would directly reduce our expenses. Any cost savings that we realize from such efforts may differ materially from our estimates. In addition, any cost savings that we realize may be offset, in whole or in part, by reductions in revenues, or through increases in other expenses. For example, cutting advertising or marketing expenses may have an unintended negative affect on our revenues. Our cost savings plans are subject to numerous risks and uncertainties that may change at any time. We cannot assure you that cost-savings initiatives will be completed as anticipated or that the benefits we expect will be achieved on a timely basis or at all. Our calculation of LTM Adjusted EBITDA—Pro Forma includes adjustments for estimated cost savings expected to be realized. Although our management believes these estimates and assumptions to be reasonable, investors should not place undue reliance upon the calculation of LTM Adjusted EBITDA—Pro Forma given how it is calculated and the possibility that the underlying estimates and assumptions may ultimately not reflect actual results.

We are subject to extensive governmental regulation and taxation policies, the enforcement of which could adversely impact our business, financial condition and results of operations.

We are subject to extensive gaming regulations and political and regulatory uncertainty. Regulatory authorities in the jurisdictions in which we operate have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition or limit the gaming or other licenses of our casino properties, impose substantial fines and take other actions, any one of which could adversely impact our business, financial condition and results of operations.

From time to time, individual jurisdictions have also considered legislation or referendums, such as bans on smoking in casinos and other entertainment and dining facilities, which could adversely impact the operations of our casino properties. For example, an Atlantic City law restricts smoking to 25% of the casino floor. The likelihood or outcome of similar legislation in such jurisdictions and referendums in the future cannot be predicted, though any smoking ban would be expected to negatively impact our financial performance.

The casino entertainment industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate. From time to time, various state and federal legislators and officials have proposed changes in tax laws, or in the administration of such laws, including increases in tax rates, which would affect the industry. If adopted, such changes could adversely impact our business, financial condition and results of operations.

We may incur impairments to goodwill, indefinite-lived intangible assets, or long-lived assets which could negatively affect our future profits.

Each year, we perform a preliminary annual impairment assessment of goodwill as of September 30, or more frequently if impairment indicators exist. For our preliminary assessment, we determine the estimated fair value of each reporting unit as a function, or multiple, of EBITDA, combined with estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. Both EBITDA multiples and discounted cash flows are common measures used to value and buy or sell businesses in the casino industry. In the fourth quarter of each year, we finalize our assessment of goodwill once we complete our fair value analysis for reporting units where a step two impairment test is required.

Each year, we perform an annual impairment assessment of other non-amortizing intangible assets as of September 30, or more frequently if impairment indicators exist. We determine the estimated fair value of our non-amortizing intangible assets by primarily using the Relief From Royalty Method and Excess Earnings Method under the income approach.

We review the carrying value of our long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. When performing this assessment, we consider current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition, and other economic, legal, and regulatory factors.

We are dependent upon our properties for future cash flows and our continued success depends on our ability to draw customers to our properties. Significant negative industry or economic trends, reduced estimates of future cash flows, disruptions to our business, slower growth rates or lack of growth in our business have resulted in significant write-downs and impairment charges during prior years, and, if one or more of such events occurs in the future, additional impairment charges may be required in future periods. If we are required to record additional impairment charges, this could have a material adverse impact on our consolidated financial statements.

Acts of terrorism, natural disasters, severe weather and political, economic and military conditions may impede our ability to operate or harm their financial results.

Terrorist attacks and other acts of war or hostility have created many economic and political uncertainties. For example, a substantial number of the customers of our properties in Las Vegas use air travel. As a result of terrorist acts that occurred on September 11, 2001, domestic and international travel was severely disrupted, which resulted in a decrease in customer visits to our properties in Las Vegas. We cannot predict the extent to which disruptions in air or other forms of travel as a result of any further terrorist act, security alerts or war, uprisings, or hostilities in places such as Iraq, Afghanistan and/or Syria or other countries throughout the world will continue to directly or indirectly impact our business and operating results. As a consequence of the threat of terrorist attacks and other acts of war or hostility in the future, premiums for a variety of insurance products have increased, and some types of insurance are no longer available. If any such event were to affect our properties, we would likely be adversely impacted.

In addition, natural and man-made disasters such as major fires, floods, hurricanes, earthquakes and oil spills could also adversely impact our business and operating results. Such events could lead to the loss of use of one or more of our properties for an extended period of time and disrupt our ability to attract customers to certain of our gaming facilities. If any such event were to affect our properties, we would likely be adversely impacted. Harrah’s Atlantic City was closed during a busy summer weekend in August 2011 due to Hurricane Irene and was closed for five days in October and November 2012 due to Hurricane Sandy. Our results of operations were significantly impacted by the closure due to Hurricane Sandy. In addition, Hurricane Sandy substantially impacted tourism in New Jersey, including Atlantic City, and the level of tourism has not yet recovered.

In most cases, we have insurance that covers portions of any losses from a natural disaster, but it is subject to deductibles and maximum payouts in many cases. Although we may be covered by insurance from a natural disaster, the timing of our receipt of insurance proceeds, if any, is out of our control. In some cases, however, we may receive no proceeds from insurance, such as our August 2011 closing and October and November 2012 closings in Atlantic City.

Additionally, a natural disaster affecting one or more of our properties may affect the level and cost of insurance coverage we may be able to obtain in the future, which may adversely affect our financial position.

As our operations depend in part on our customers’ ability to travel, severe or inclement weather can also have a negative impact on our results of operations.

Our business is particularly sensitive to energy prices and a rise in energy prices could harm our operating results.

We are a large consumer of electricity and other energy and, therefore, higher energy prices may have an adverse effect on our results of operations. Accordingly, increases in energy costs may have a negative impact on our operating results. Additionally, higher electricity and gasoline prices which affect our customers may result in reduced visitation to our resorts and a reduction in our revenues. We may be indirectly impacted by regulatory requirements aimed at reducing the impacts of climate change directed at up-stream utility providers, as we could experience potentially higher utility, fuel, and transportation costs.

Work stoppages and other labor problems could negatively impact our future profits.

Some of our employees are represented by labor unions. A lengthy strike or other work stoppage at one of our casino properties or construction projects could have an adverse effect on our business and results of operations. From time to time, we have also experienced attempts to unionize certain of our non-union employees. While these efforts have achieved only limited success to date, we cannot provide any assurance that we will not experience additional and more successful union activity in the future. There has been a trend towards unionization for employees in Atlantic City and Las Vegas and, in recent years, there has been significant union activity in both of these markets. If this activity affects our workforce it could negatively impact our profits.

Over 6,000 of our employees in Las Vegas are represented by the Culinary Union Local 226. We are currently in negotiations with the Culinary Union with respect to all of our Las Vegas properties because the prior collective bargaining agreement with the union expired on May 31, 2013. The Culinary Union recently issued a public warning, saying a citywide strike by Las Vegas hotel workers is possible if an agreement was not reached soon. Additionally, our collective bargaining agreement with the Nevada Resort Association IATSE Local 720 Retirement Plan (“IATSE”) has expired and we are currently in negotiations with IATSE. The inability to reach an agreement with either the Culinary Union or IATSE could adversely impact our business, financial condition and results of operations.

Our obligation to fund multi-employer pension plans to which we contribute may have an adverse impact on us.

We contribute to and participate in various multi-employer pension plans for employees represented by certain unions. We are required to make contributions to these plans in amounts established under collective bargaining agreements. We do not administer these plans and, generally, are not represented on the boards of trustees of these plans. The Pension Protection Act enacted in 2006, or the PPA, requires under-funded pension plans to improve their funding ratios. Based on the information available to us, one of the multi-employer plans to which we contribute is “critical” and one is “endangered” as these terms are defined in the PPA. We cannot determine at this time the amount of additional funding, if any, we may be required to make to these plans. However, plan assessments could have an adverse impact on our results of operations or cash flows for a given period. Furthermore, under current law, upon the termination of a multi-employer pension plan, or in the event of a withdrawal by us, which we consider from time to time, or a mass withdrawal or insolvency of contributing employers, we would be required to make payments to the plans for our proportionate share of the unfunded vested liabilities of the plans. Any termination of a multi-employer plan, or mass withdrawal or insolvency of contributing employers, could require us to contribute an amount under a plan of rehabilitation or surcharge assessment that would have a material adverse impact on our consolidated financial condition, results of operations and cash flows.

We extend credit to a portion of our customers and we may not be able to collect gaming receivables from our credit players.

We conduct our gaming activities on a credit and cash basis at many of our properties. Any such credit we extend is unsecured. Table games players typically are extended more credit than slot players, and high-stakes players typically are extended more credit than customers who tend to wager lower amounts. High-end gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a significant positive or negative impact on cash flow and earnings in a particular quarter. We extend credit to those customers whose level of play and financial resources warrant, in the opinion of management, an extension of credit. These large receivables could have a significant impact on our results of operations if deemed uncollectible. While gaming debts evidenced by a credit instrument, including what is commonly referred to as a “marker,” and judgments on gaming debts are enforceable under the current laws of the jurisdictions in which we allow play on a credit basis and judgments in such jurisdictions on gaming debts are enforceable in all states under the Full Faith and Credit Clause of the U.S. Constitution, other jurisdictions may determine that enforcement of gaming debts is against public policy. Although courts of some foreign nations will enforce gaming debts directly and the assets in the U.S. of foreign debtors may be reached to satisfy a judgment, judgments on gaming debts from U.S. courts are not binding on the courts of many foreign nations.

If we are unable to attract, retain and motivate employees, we may not be able to compete effectively and will not be able to expand our business.

Our success and ability to grow are dependent, in part, on our ability to hire, retain and motivate sufficient numbers of talented people, with the increasingly diverse skills needed to serve clients and expand our business, in many locations around the world. Competition for highly qualified, specialized technical and managerial, and particularly consulting, personnel, is intense. Recruiting, training, retention and benefit costs place significant demands on our resources. Additionally, our substantial indebtedness and the recent downturn in the gaming, travel and leisure sectors have made recruiting executives to our business more difficult. The inability to attract qualified employees in sufficient numbers to meet particular demands or the loss of a significant number of our employees could have an adverse effect on us.

We are controlled by the Sponsors, whose interests may not be aligned with ours.

Hamlet Holdings, the members of which are comprised of individuals affiliated with each of the Sponsors, as of June 30, 2013, controls approximately 69.4% of Caesars Entertainment’s common stock and controls Caesars Entertainment. As a result, Hamlet Holdings will have the power to control our Board. Moreover, Hamlet Holdings will have the ability to vote on any transaction that requires the approval of our Board or our stockholders, including the approval of significant corporate transactions such as mergers and the sale of substantially all of our assets. As a result, Hamlet Holdings is in a position to exert a significant influence over both us and Caesars Entertainment, and the direction of our and Caesars Entertainment’s business and result of operations.

The interests of Hamlet Holdings and the Sponsors could conflict with or differ from the interests of our security holders. Furthermore, the Sponsors will also control Caesars Acquisition Company, which is expected to own properties that compete with ours such as Planet Hollywood Resort and Casino, and, as a result, potential or perceived conflicts of interest may arise. Additionally, affiliates of the Sponsors are in the business of making or advising on investments in companies they hold, and may from time to time in the future acquire interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. One or both of the Sponsors may also pursue acquisitions that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

So long as Hamlet Holdings continues to beneficially own a significant amount of the outstanding shares of Caesars Entertainment’s common stock, Hamlet Holdings will continue to be able to strongly influence or effectively control our decisions.

We are or may become involved in legal proceedings that, if adversely adjudicated or settled, could impact our financial condition.

From time to time, we are defendants in various lawsuits or other legal proceedings relating to matters incidental to our business. The nature of our business subjects us to the risk of lawsuits filed by customers, past and present employees, competitors, business partners, Indian tribes and others in the ordinary course of business. As with all legal proceedings, no assurance can be provided as to the outcome of these matters and in general, legal proceedings can be expensive and time consuming. We may not be successful in the defense or prosecution of these lawsuits, which could result in settlements or damages that could significantly impact our business, financial condition and results of operations.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms or at all.

We may require additional funds to respond to business challenges, including the need to improve its operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in debt financings to secure additional funds. Any debt financing that we secure in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult to obtain additional capital and to pursue business opportunities. If we are unable to obtain adequate financing or financing on satisfactory terms when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, which could have a material adverse effect on our business, financial condition and operating results.

Theoretical win rates for our casino operations depend on a variety of factors, some of which are beyond our control.

The gaming industry is characterized by an element of chance. Accordingly, we employ theoretical win rates to estimate what a certain type of game, on average, will win or lose in the long run. In addition to the element of chance, theoretical win rates are also affected by the spread of table limits and factors that are beyond our control, such as a player’s skill and experience and behavior, the mix of games played, the financial resources of players, the volume of bets placed and the amount of time players spend gambling. As a result of the variability in these factors, the actual win rates at the casino may differ from theoretical win rates and could result in the winnings of our gaming customers exceeding those anticipated. The variability of these factors, alone or in combination, have the potential to negatively impact our actual win rates, which may adversely affect our business, financial condition, results of operations and cash flows.

We may be subject to material environmental liability, including as a result of unknown environmental contamination.

The casino properties business is subject to certain federal, state and local environmental laws, regulations and ordinances which govern activities or operations that may have adverse environmental effects, such as emissions to air, discharges to streams and rivers and releases of hazardous substances and pollutants into the environment, as well as handling and disposal from municipal/non-hazardous waste, and which also apply to current and previous owners or operators of real estate generally. Federal examples of these laws include the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act and the Oil Pollution Act of 1990. Certain of these environmental laws may impose cleanup responsibility and liability without regard to whether the owner or operator knew of or caused particular contamination or release of hazardous substances. Should unknown contamination be discovered on our property, or should a release of hazardous substances occur on our property, we could be required to investigate and clean up the contamination and could also be held responsible to a governmental entity or third parties for property damage, personal injury or investigation and cleanup costs incurred in connection with the contamination or release, which may be substantial. Moreover, such contamination may also impair our ability to use the affected property. Such liability could be joint and several in nature, regardless of fault, and could affect us even if such property is vacated. The potential for substantial costs and an inability to use the property could adversely affect our business.

Our insurance coverage may not be adequate to cover all possible losses we could suffer, and, in the future, our insurance costs may increase significantly or we may be unable to obtain the same level of insurance coverage.

We may suffer damage to our property caused by a casualty loss (such as fire, natural disasters and acts of war or terrorism) that could severely disrupt our business or subject it to claims by third parties who are injured or harmed. Although we maintain insurance (including property, casualty, terrorism and business interruption insurance), that insurance may be inadequate or unavailable to cover all of the risks to which our business and assets may be exposed. In several cases we maintain extremely high deductibles or self-insure against specific losses. Should an uninsured loss (including a loss which is less than our deductible) or loss in excess of insured limits occur, it could have a significant adverse impact on our operations and revenues.

We generally renew our insurance policies on an annual basis. If the cost of coverage becomes too high, we may need to reduce our policy limits or agree to certain exclusions from our coverage in order to reduce the premiums to an acceptable amount. Among other factors, homeland security concerns, other catastrophic events or any change in the current U.S. statutory requirement that insurance carriers offer coverage for certain acts of terrorism could adversely affect available insurance coverage and result in increased premiums on available coverage (which may cause us to elect to reduce our policy limits) and additional exclusions from coverage. Among other potential future adverse changes, in the future the we may elect to not, or may be unable to, obtain any coverage for losses due to acts of terrorism.

Compromises of our information systems or unauthorized access to confidential information or our customers’ personal information could materially harm our reputation and business.

We collect and store confidential, personal information relating to our customers for various business purposes, including marketing and financial purposes, and credit card information for processing payments. For example, we handle, collect and store personal information in connection with our customers staying at our hotels and enrolling in our Total Rewards program. We may share this personal and confidential information with vendors or other third parties in connection with processing of transactions, operating certain aspects of our business or for marketing purposes. Our collection and use of personal data are governed by state and federal privacy laws and regulations as well as the applicable laws and regulations in other countries in which we operate. Privacy law is an area that changes often and varies significantly by jurisdiction. We may incur significant costs in order to ensure compliance with the various applicable privacy requirements. In addition, privacy laws and regulations may limit our ability to market to our customers.

We assess and monitor the security of collection, storage and transmission of customer information on an ongoing basis. We utilize commercially available software and technologies to monitor, assess and secure our network. Further, the systems currently used for transmission and approval of payment card transactions, and the technology utilized in payment cards themselves, all of which can put payment card data at risk, are determined and controlled by the payment card industry, not us. Although we have taken steps designed to safeguard our customers’ confidential personal information, our network and other systems and those of third parties, such as service providers, could be compromised by a third party breach of our system security or that of a third party provider or as a result by purposeful or accidental actions of third parties, our employees or those employees of a third party. Advances in computer and software capabilities and encryption technology, new tools and other developments may increase the risk of such a breach. As a result of any security breach, customer information or other proprietary data may be accessed or transmitted by or to a third party. Despite these measures, there can be no assurance that we are adequately protecting our information.

Any loss, disclosure or misappropriation of, or access to, customers’ or other proprietary information or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt our operations, damage our reputation and expose us to claims from customers, financial institutions, regulators, payment card associations, employees and other persons, any of which could have an adverse effect on our financial condition, results of operations and cash flow.

The success of third parties adjacent to our properties is important to our ability to generate revenue and operate our business and any deterioration to their success could materially adversely affect our revenue and result of operations.

In certain cases, we do not own the businesses and amenities adjacent to our properties. However, the adjacent third-party businesses and amenities stimulate additional traffic through our complexes, including the casinos, which are our largest generators of revenue. Any decrease in the popularity of, or the number of customers visiting, these adjacent businesses and amenities may lead to a corresponding decrease in the traffic through our complexes, which would negatively affect our business and operating results. Further, if newly opening properties, such as the Gansevoort Las Vegas hotel, are not as popular as expected, we will not realize the increase in traffic through our properties that we expect as a result of their opening, which would negatively affect our business projections.

USE OF PROCEEDS

We estimate that the gross proceeds from this offering of the First Lien Notes and Second Lien Notes will be approximately $1,850.0 million before deducting the initial purchasers’ discount and the fees and expenses related to the Transactions payable by us. In connection with the Transactions, we will also enter into the Senior Secured Credit Facilities and borrow the entire $3,000.0 million available under the senior secured term loan facility portion of the Senior Secured Credit Facilities at the closing. See “Description of Other Indebtedness.”

The following table sets forth the estimated sources and uses of funds in connection with the Transactions, assuming they occurred on June 30, 2013 based on amounts outstanding on that date but after giving effect to the repurchase of approximately $49.8 million principal amount of mezzanine loans that were outstanding under the CMBS Financing after June 30, 2013.

Sources of funds		Uses of funds
(in millions)
Senior Secured Credit Facilities(1)	$3,000	Repurchase/repayment of mortgage loans under CMBS Financing(2)	$3,633
First Lien Notes offered hereby	500	Repurchase/repayment of mezzanine loans under CMBS Financing(3)	647
Second Lien Notes offered hereby	1,350	Repayment of Octavius/Linq Credit Facility(4)	459
		Fees and expenses(5)	111

Total sources of funds	$4,850	Total uses of funds	$4,850

(1)	Concurrently with the closing of this offering, we will enter into the Senior Secured Credit Facilities pursuant to which we intend to borrow $3,000.0 million under the senior secured term loan facility to fund the Transactions and to pay related fees and expenses. The Senior Secured Credit Facilities will also include a senior secured revolving credit facility, which will be undrawn and have unutilized capacity of $269.5 million upon the closing of this offering. The Senior Secured Credit Facilities will be guaranteed by each wholly owned material domestic restricted subsidiary of the Issuers. See “Description of Other Indebtedness” for a summary of the expected terms of the Senior Secured Credit Facilities.
(2)	Assumes that 100% of the outstanding mortgage loans under the CMBS Financing will be repurchased at a price of $0.99 per $1.00 of principal plus accrued and unpaid interest. To the extent that less than 100% but more than the minimum condition of 65% of the outstanding mortgage loans are repurchased at a price of $0.99 per $1.00 of principal plus accrued and unpaid interest, we will seek to repurchase the remaining loans at prices which may be greater than $0.99 per $1.00 of principal plus accrued and unpaid interest. See “Summary—Recent Developments—Transactions—Refinancing Transactions.”
(3)	Assumes that 100% of the outstanding mezzanine loans under the CMBS Financing will be repurchased at a price of $0.90 per $1.00 of principal plus accrued and unpaid interest. To the extent that less than 100% but more than the minimum condition of 85% of the outstanding mortgage loans are repurchased at a price of $0.90 per $1.00 of principal plus accrued and unpaid interest, we will seek to repurchase the remaining loans at prices which may greater than $0.90 per $1.00 of principal plus accrued and unpaid interest. See “Summary—Recent Developments—Transactions—Refinancing Transactions.”
(4)	Includes a call premium of $9.0 million in connection with the repayment of all outstanding amounts under the Octavius/Linq Credit Facility.
(5)	Represents estimated fees and expenses of $111.0 million. Estimated fees and expenses include the initial purchasers’ discount, other fees and expenses, including legal, accounting and other professional fees, associated with the Transactions and other cash reserved for use in connection with the Transactions.

Affiliates of one or more of the initial purchasers are lenders and/or agents under the CMBS Financing and/or the Octavius/Linq Credit Facility and, as such, such affiliates will receive their pro rata portion of the proceeds of this offering.

CAPITALIZATION

The following table sets forth as of June 30, 2013:

(1)	the Issuers’ capitalization on an actual basis;

(2)	the Issuers’ capitalization on an as adjusted basis to give effect to the Issuers’ repurchase of approximately $49.8 million of mezzanine loans that were outstanding under the CMBS Financing after June 30, 2013; and

(3)	the Issuers’ capitalization on an as adjusted basis to give effect to the Transactions.

	As of June 30, 2013
	Actual	As adjusted for Pre-Transaction Repurchase of CMBS Financing loans after June 30, 2013	As adjusted for the Transactions
	(unaudited)
	(in millions)
Debt:
Mortgage loans under CMBS Financing(1)	$3,670.0	$3,670.0	$—
Mezzanine loans under CMBS Financing(1)	769.1	719.3	—
Octavius/Linq Senior Secured Credit Facility(1)	450.0	450.0	—
First Lien Notes offered hereby(2)	—	—	500.0
Second Lien Notes offered hereby(3)	—	—	1,350.0
Senior secured term loan facility(4)	—	—	3,000.0
Senior secured revolving credit facility(5)	—	—	—
Capitalized lease obligations	7.0	7.0	7.0

Total face value of debt, including current portion	4,896.1	4,846.3	4,857.0
Total discounts(6)	(24.6)	(24.6)	(30.0)

Total book value of debt, including current portion	4,871.5	4,821.7	4,827.0
Stockholders’ equity(7)	1,691.6	1,705.0	1,646.7

Total capitalization	$6,563.1	$6,526.7	$6,473.7

(1)	We intend to use the net proceeds from this offering of the First Lien Notes and the Second Lien Notes, together with borrowings under the Senior Secured Credit Facilities, to retire 100% of the aggregate principal amount of loans outstanding under the CMBS Financing, repay in full all amounts then outstanding under the Octavius/Linq Credit Facility and pay related fees and expenses. See “Use of Proceeds” and “Summary—Recent Developments—Transactions—Refinancing Transactions.” Upon the closing of the Acquisition, the Casino Resort Borrowers borrowed $6,500.0 million which has been reduced to a book value of $4,417.7 due to debt retirements.
(2)	The First Lien Notes offered hereby have a principal amount of $500.0 million, excluding any offering discount.
(3)	The Second Lien Notes offered hereby have a principal amount of $1,350.0 million, excluding any offering discount.
(4)	We expect that the senior secured term loan facility will mature in 2020 and the full amount of the senior secured term loan facility will be borrowed concurrently with the closing of this offering. See “Description of Other Indebtedness” for a description of the expected material terms of the senior secured term loan facility.
(5)	We expect that the senior secured revolving credit facility will mature in 2018 and will be undrawn upon the consummation of this offering with $269.5 million of unutilized capacity. See “Description of Other Indebtedness” for a description of the expected material terms of the senior secured revolving credit facility.
(6)	At June 30, 2013, total discounts were $17.7 million for mortgage loans under the CMBS Financing, $3.7 million for mezzanine loans under the CMBS Financing and $3.2 million for Octavius/Linq Senior Secured Credit Facility.
(7)	Pro forma stockholders’ equity as adjusted for the Transactions reflects an assumed $58.3 million loss on the extinguishment of the old debt facilities inclusive of the unamortized discount and deferred finance cost. This assumption is illustrative only and will change based on the actual offering price, other terms of this offering, and participation by lenders.

SELECTED HISTORICAL COMBINED FINANCIAL INFORMATION

The following table presents the unaudited historical combined financial statements of Caesars Entertainment Resort Properties for the years ended December 31, 2011 and 2012 and for the six month periods ended June 30, 2012.

	Year ended December 31, 2011(1)	Year ended December 31, 2012(1)	Six months ended June 30, 2012(1)	Six months ended June 30, 2013(1)
	(dollars in millions)
Income Statement Data
Revenues
Casino	$1,229.0	$1,192.7	$612.9	$581.5
Food and beverage	501.2	505.5	259.2	253.7
Rooms	453.4	446.0	230.8	228.0
Other	200.2	210.2	104.0	111.7
Less: casino promotional allowances	(363.0)	(351.5)	(177.6)	(166.2)

Net revenues	2,020.8	2,002.9	1,029.3	1,008.7

Operating Expenses
Direct
Casino	638.0	623.0	317.7	283.8
Food and beverage	243.6	248.2	126.3	121.0
Rooms	115.8	121.1	63.1	62.9
Property, general, administrative and other	524.4	494.3	250.5	247.8
Depreciation and amortization	162.7	192.8	97.9	81.7
Write-downs, reserves, and project opening costs, net of recoveries	7.2	21.5	5.9	18.7
Intangible and tangible asset impairment charges	—	3.0	—	24.4
Loss/(income) on interests in non-consolidated affiliates	1.0	(1.4)	(0.5)	(2.7)
Corporate expense	85.0	80.3	40.4	25.2
Acquisition and integration costs	0.2	—	—	—
Amortization of intangible assets	59.6	59.0	29.5	29.5

Total operating expenses	1,837.5	1,841.8	930.8	892.3

Income from operations	183.3	161.1	98.5	116.4
Interest expense, net of interest capitalized	(218.6)	(231.8)	(119.8)	(108.4)
Gain on early extinguishments of debt	47.5	135.0	78.5	39.0
Other income, including interest income	1.3	1.0	0.6	0.1

Income before income taxes	13.5	65.3	57.8	47.1
Provision for income taxes	(4.3)	(21.9)	(20.0)	(13.1)

Net income	$9.2	$43.4	$37.8	$34.0

(1)	Caesars Entertainment Resort Properties includes Caesars Entertainment Resort Properties, LLC and Caesars Entertainment Resort Properties Finance, Inc., which are newly formed entities without historical financial information. Accordingly, Caesars Entertainment Resort Properties, LLC and Caesars Entertainment Resort Properties Finance, Inc. do not contribute any value to the selected historical combined financial information of Caesars Entertainment Resort Properties.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The “Company,” “we,” “us,” and “our” refer to the Caesars Entertainment Resort Properties, as defined elsewhere in this offering memorandum. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources, and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. Our actual results may differ materially from those contained in or implied by any forward looking statements. See “Forward Looking Statements.”

Overview

Caesars Entertainment Resort Properties own, through various subsidiaries, six of the 52 casino properties that are owned, operated or managed by subsidiaries of Caesars Entertainment. CERP’s casino properties operate under the well-known Harrah’s, Rio, Paris and Flamingo brands and include four leading casino resort properties located in the heart of the attractive Las Vegas market in Las Vegas, Nevada, a leading casino resort property in Laughlin, Nevada and another in Atlantic City, New Jersey: Paris Las Vegas; Harrah’s Las Vegas; Flamingo Las Vegas; Rio All-Suite Hotel and Casino; Harrah’s Laughlin; and Harrah’s Atlantic City. Our properties also include three other assets in Las Vegas that are being contributed to us in connection with the refinancing of the existing debt of the Casino Resort Borrowers: Project Linq; the Octavius Tower; and the Quad Strip-Front Lease.

Combined Operating Results

	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(dollars in millions)	2013	2012
Casino revenues	$581.5	$612.9	(5.1)%
Net revenues	1,008.7	1,029.3	(2.0)%
Income from operations	116.4	98.5	18.2%
Net income	34.0	37.8	(10.1)%
Operating margin(1)	11.5%	9.6%	1.9	pts
Property EBITDA(2)	293.2	271.7	7.9%
Adjusted EBITDA(2)	274.6	237.9	15.4%

(1)	Operating margin is calculated as income from operations divided by net revenues.
(2)	See the Reconciliation of Non-GAAP Financial Measures discussion later in this Management’s Discussion and Analysis of Financial Condition and Results of Operations for a reconciliation of net income to Property EBITDA and Adjusted EBITDA.

	Year Ended December 31,		Percent Favorable/ (Unfavorable)
(dollars in millions)	2012	2011
Casino revenues	$1,192.7	$1,229.0	(3.0)%
Net revenues	2,002.9	2,020.8	(0.9)%
Income from operations	161.1	183.3	(12.1)%
Net income	43.4	9.2	371.7%
Operating margin(1)	8.0%	9.1%	(1.1	) pts
Property EBITDA(2)	516.3	499.0	3.5%
Adjusted EBITDA(2)	449.5	428.1	5.0%

(1)	Operating margin is calculated as income from operations divided by net revenues.
(2)	See the Reconciliation of Non-GAAP Financial Measures discussion later in this Management’s Discussion and Analysis of Financial Condition and Results of Operations for a reconciliation of net income to Property EBITDA and Adjusted EBITDA.

Six months ended June 30, 2013 compared to June 30, 2012

Net revenues for the six months ended June 30, 2013 were lower than in 2012, driven by casino revenues which were down $31.4 million, or 5.1% compared to the same period in 2012. Net revenues dropped most significantly at Harrah’s Atlantic City due to lower visitation attributable to competitive pressure in that market and the slow recovery from Hurricane Sandy, which made landfall on October 29, 2012, and significantly negatively impacted visitation in the first quarter 2013. Net revenues in Las Vegas were negatively impacted by the construction activities related to Project Linq which we estimate reduced net revenues for the six months ended June 30, 2013 by approximately $13 to $15 million.

Income from operations increased $17.9 million, or 18.2%, driven by decreases in property operating expenses, depreciation expense, and corporate expense for the reasons mentioned above. These decreases were partially offset by the income impact of lower net revenues, an increase in write-downs and reserves, net of recoveries resulting from additional remediation costs and other write-downs in 2013 when compared to 2012 and a non-cash tangible asset impairment charge of $24.4 million related to our investment in a real estate project owned by the Company, related to investments of the Casino Reinvestment Development Authority (“CRDA”), a New Jersey state governmental agency responsible for directing the spending of casino reinvestment funds for the benefit of Atlantic City, with no comparable charge in the six months ended June 30, 2012. Income from operations for the six months ended June 30, 2013 was negatively impacted by the construction activities related to Project Linq which we estimate reduced income from operations by approximately $6 to $9 million.

Year ended December 31, 2012 compared to year ended December 31, 2011

Net revenues for 2012 decreased $17.9 million or 0.9% from 2011 due mainly to revenue declines at Harrah’s Atlantic City, Harrah’s Las Vegas and Flamingo Las Vegas, partially offset by increased lease revenues related to the January 2012 completion of the Octavius Tower at Caesars Palace Las Vegas (“Octavius Tower”). The declines at Harrah’s Atlantic City were the result of continued competitive pressures in the Atlantic City market, and the temporary closure of this property caused by Hurricane Sandy. We expect that the Atlantic City market will continue to be challenged as a result of the slow recovery from the hurricane and competitive pressures. We estimate that the negative impact of Hurricane Sandy on 2012 net revenues was approximately $7 million to $10 million. Harrah’s Atlantic City reopened five days after the hurricane; however, as indicated above, the economy has been slow to recover due to the devastation it caused. In addition, net revenues for 2012 at Harrah’s Las Vegas and Flamingo Las Vegas have been negatively impacted by Project Linq construction activities, which included the closure of O’Shea’s casino and several retail outlets at Harrah’s Las Vegas during 2012. We estimate that Project Linq construction activities reduced 2012 net revenues by approximately $17 million to $23 million.

Income from operations decreased $22.2 million or 12.1% in 2012 from 2011 due mainly to lower revenues combined with increased depreciation expense primarily attributable to the opening of the Octavius Tower, partially offset by a decline in property operating expenses attributable in part to our cost reduction efforts. Additionally, we estimate that the negative impacts of Hurricane Sandy and Project Linq on 2012 income from operations were approximately $6 million to $9 million and $7 million to $12 million, respectively.

Other Factors Affecting Net Income

	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(dollars in millions)	2013	2012
Interest expense, net of interest capitalized	$108.4	$119.8	9.5%
Gains on early extinguishments of debt	(39.0)	(78.5)	(50.3)%
Provision for income taxes	13.1	20.0	34.5%

	Year Ended December 31,		Percent Favorable/ (Unfavorable)
(dollars in millions)	2012	2011
Interest expense, net of interest capitalized	$231.8	$218.6	(6.0)%
Gains on early extinguishments of debt	(135.0)	(47.5)	184.2%
Provision for income taxes	21.9	4.3	(409.3)%

Interest Expense, Net of Interest Capitalized

Interest expense, net of interest capitalized increased by $13.2 million for 2012 compared with 2011 due primarily to interest expense associated with debt issued in April 2011 to complete our Octavius/Linq Development. This increase was partially offset by lower debt balances resulting from CMBS Loan repurchases in 2012 compared with 2011. Capitalized interest of for the years ended December 31, 2012 and 2011 was $16.4 million, primarily related to Project Linq, and $22.4 million, primarily related to Project Linq and Octavius Tower, respectively.

Gains on Early Extinguishments of Debt

During the six months ended June 30, 2013, we purchased $225.0 million of aggregate face value of CMBS Financing for $183.7 million, recognizing a pre-tax gain of $39.0 million, net of deferred finance charges. During the six months ended June 30, 2012, we purchased $202.4 million of aggregate face value of CMBS Financing for $121.9 million, recognizing total pre-tax gains of $78.5 million, net of deferred finance charges.

During 2012, we purchased $367.3 million of aggregate face value of CMBS Financing for $229.3 million, recognizing total pre-tax gains on early extinguishments of debt of $135.0 million, net of deferred finance charges. During 2011, we purchased $158.1 million of aggregate face value of CMBS Financing for $108.5 million, recognizing total pre-tax gains on early extinguishments of debt of $47.5 million, net of deferred finance charges.

Provision for income taxes

The effective tax rate for the six months ended June 30, 2013 and 2012 was 27.8% and 34.6%, respectively. The decrease in the effective tax rates between the periods is due to the relative impact of state tax benefits, and U.S. tax law changes which were enacted in January 2013.

For 2012 and 2011, we recorded a tax provision of $21.9 million and $4.3 million, respectively, on pretax income from continuing operations of $65.3 million and $13.5 million, respectively. This resulted in effective tax rates of 33.5% and 31.9% for the years ended December 31, 2012 and 2011, respectively. The year-over-year increase in the effective tax rate was primarily due to an increase in state income taxes from Harrah’s Atlantic City, as comparatively more profits were earned in 2012 than 2011.

Historical Liquidity and Capital Resources

Cost Savings Initiatives

Caesars has undertaken comprehensive cost-reduction efforts to rightsize expenses with business levels. In accordance with our shared services agreement with Caesars, we estimate that cost-savings programs produced $38.0 million in incremental cost savings for the six months ended June 30, 2013 when compared to the same period in 2012 and $57.2 million in incremental cost savings for the year ended December 31, 2012 when compared with 2011. Additionally, as of June 30, 2013, we expect that these and additional new cost-savings programs will produce additional annual cost savings of $42.9 million, based on the full implementation of current projects that are in process. As we realize savings or identify new cost-reduction activities, this amount will change.

Capital Spending and Development

We incur capital expenditures in the normal course of business, and we perform ongoing refurbishment and maintenance at our existing casino entertainment facilities, to maintain our quality standards. We may pursue development and acquisition opportunities for additional casino entertainment and other hospitality facilities that meet our strategic and return on investment criteria. Cash used for capital expenditures in the normal course of business is typically made available from cash flows generated by our operating activities while cash used for development projects is typically funded from established debt programs, specific project financing, and additional debt offerings.

Future development projects could require, individually and in the aggregate, significant capital commitments and, if completed, may result in significant additional revenues. The commitment of capital, the timing of completion, and the commencement of operations of development projects would be contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate political and regulatory bodies. In addition, we must also comply with covenants and restrictions set forth in the CMBS Financing.

Our capital spending for the six months ended June 30, 2013 totaled $148.8 million, net of an increase of $11.6 million of related payables. Our capital spending for the year ended December 31, 2012 totaled $246.7 million, net of an increase of $36.5 million of related payables. Estimated total capital expenditures for 2013 are expected to be between $280 million and $340 million.

During 2011, we commenced construction on Project Linq, an open-air retail, dining, and entertainment development between the Flamingo Las Vegas and the Quad, on the east side of the Las Vegas Strip, which is scheduled to open in phases beginning in late 2013. Project Linq also includes the construction of a 550-foot observation wheel, the High Roller, which is expected to open in early 2014. Through June 30, 2013, our capital expenditures related to this project totaled $309.6 million; capital expenditures related to this project were $152.3 million and $31.5 million for the years ended December 31, 2012 and 2011, respectively, and $125.8 million and $45.7 million for the six months ended June 30, 2013 and 2012, respectively.

Liquidity

Our cash and cash equivalents, excluding restricted cash, totaled $182.1 million as of June 30, 2013 compared to $139.8 million as of December 31, 2012 and $151.5 million as of December 31, 2011. Restricted cash totaled $108.5 million as of June 30, 2013 and $222.7 million as of December 31, 2012. Our restricted cash consists of cash reserved under our loan agreements for (a) development projects and (b) certain expenditures incurred in the normal course of business, such as interest services, real estate taxes and capital improvements.

Our operating cash inflows are typically used for operating expenses, debt service costs, working capital needs, and capital expenditures in the normal course of business. From time to time, we distribute excess cash flow to Caesars. The amount of excess cash flow that may be distributed is limited to 85.0% of excess cash flow with respect to such quarter, as defined in the CMBS Loan Agreement.

We are highly leveraged and a significant amount of our liquidity needs are for debt service. As of June 30, 2013 and December 31, 2012, we had $4,896.1 million and $5,122.7 million face value of indebtedness outstanding, including capital lease indebtedness, respectively. Cash paid for interest for six months ended June 30, 2013 and year ended December 31, 2012 was $88.4 million and $187.1 million, respectively. Payments of short-term debt obligations and other commitments are expected to be made from operating cash flows. Long-term obligations are expected to be paid through refinancing of debt, although our ability to accomplish this will depend upon numerous factors such as market conditions, our financial performance, and the limitations applicable to such transactions under our financing documents.

Related-Party Relationships and Fees

We participate with CEOC and other Caesars’ subsidiaries in marketing, purchasing, insurance, employee benefit and other programs that are defined, negotiated and managed by CEOC on a consolidated basis. The Company believes that participating in these consolidated programs is beneficial in comparison to the cost and terms for similar programs that it could negotiate on a stand-alone basis.

In connection with the Transactions, we are amending and restating the Shared Services Agreement and management agreements described below. Unless otherwise stated, the descriptions in this offering memorandum of the agreements described below reflect the expected terms following this offering.

Cash Activity with Affiliates

Pursuant to the Shared Services Agreement, we reimburse CEOC monthly for various costs incurred by CEOC on behalf of the Casino Resort Properties, including accounts payable and payroll, as well as other services discussed below. No interest is charged on the amount shown as due to affiliates, net in the combined balance sheets.

Shared Services Agreement

CEOC is party to a Second Amended and Restated Shared Services Agreement with Caesars Entertainment Resort Properties, LLC, the Casino Resort Borrowers, Caesars Linq, LLC and Caesars Octavius, LLC (collectively, the “CERP Entities”), pursuant to which CEOC provides these entities and their respective managers with certain corporate services. The services include but are not limited to: information technology services; website management services; operations and production services; vendor relationship management services; strategic sourcing services; real estate services; development services; construction services; finance and accounting services; procurement services; treasury and trust services; human resources services; marketing and public relations services; legal services; insurance services; corporate/executive services; payroll services; security and surveillance services; government relation services; communication services; consulting services; and data access services.

Under the Shared Services Agreement, the cost of the services described above is allocated among us and all of Caesars’ operating subsidiaries on a department-level basis that Caesars has historically used to allocate such costs, which has been based on the departments’ key drivers or operating metrics, and on a 70%/30% basis for those costs that have not previously been allocated to the various properties. Such costs are then allocated among the CERP Entities based on their respective net revenues. The Shared Services Agreement also memorializes certain short-term cash management arrangements and other operating efficiencies that reflect the way in which Caesars has historically operated its business. The Shared Services Agreement terminates concurrently with the management agreements, which have a scheduled termination date of January 31, 2023. The total service fees incurred for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012 and 2011, were $109.5 million, $116.0 million, $233.8 million and $211.2 million, respectively.

The Shared Services Agreement also provides that 30% of the fees charged by the Sponsors are allocated to the Casino Resort Properties. The Sponsors’ fees are for financial and strategic advisory services and consulting services, as well as management services and advice. The total Sponsors’ fees incurred were $4.6 million for each of the six month periods ended June 30, 2013 and 2012 and $9.1 million and $9.2 million for the years ended December 31, 2012 and 2011, respectively.

Management Agreements

Each of the Casino Resort Borrowers or one of its subsidiaries that operates each respective Casino Resort Property has entered into a management agreement with a management company subsidiary of Caesars Entertainment, pursuant to which such management company manages the corresponding Casino Resort Property. Each management company receives a base management fee equal to 2% of such Casino Resort Borrower’s allocated revenues plus an incentive management fee of 5% of such Casino Resort Borrower’s allocated Property EBITDA for the provision of such services, in addition to reimbursement of expenses. Payment of the monthly management fee with respect to such month is subject to the Casino Resort Borrowers having a minimum aggregate consolidated Property EBITDA of $550.0 million on a trailing twelve month basis. In the event of any sale or disposition of a Casino Resort Property, the $550.0 million performance threshold would be proportionately reduced. Each management agreement has a scheduled termination date of January 31, 2023. If the management agreements are terminated early in the event of a default under the senior secured credit facilities or the Notes, there is a transition period of up to two years under which CEOC and its affiliates have agreed to assist a replacement manager in the transaction of operations of the Casino Resort Properties.

Additionally, pursuant to the terms of the agreements in effect prior to this offering, for the first twenty-four calendar months occurring after August 31, 2010, the date of the agreements, the monthly management fee was calculated as the greater of (i) approximately $3.1 million, or (ii) an amount calculated in accordance with the agreements and based on the performance threshold in effect prior to this offering. Based upon the terms of the management agreements in effect immediately prior to this offering, no fees were charged for the six months ended June 30, 2013. For the six months ended June 30, 2012 and for the years ended December 31, 2012 and 2011, management fees incurred under these agreements totaled $18.8 million, $25.0 million and $37.5 million, respectively.

Employee Benefit Plans

Caesars maintains a defined contribution savings and retirement plan in which employees of the Casino Resort Properties may participate. The plan, among other things, provides for pretax and after-tax contributions by employees. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings. Due to the economic conditions, Caesars suspended the employer match in February 2009 for all participating employees. In April 2012, Caesars reinstated the employer match, with limitations. The Company’s reimbursement for Caesars’ contribution expense for the six months ended June 30, 2013 and 2012 and for the year ended December 31, 2012 was $2.0 million, $1.2 million and $1.9 million, respectively. There were no such reimbursements for the year ended December 31, 2011.

Caesars also maintains deferred compensation plans, stock-option plans, and an executive supplemental savings plan under which certain employees of the Casino Resort Properties’ management may defer a portion of their compensation. The expenses charged by Caesars to the Company for employees’ participation in these programs are included in the administrative and other services charge discussed above.

Equity Incentive Awards

Caesars maintains equity incentive awards plans in which employees of the Company may participate. Caesars allocates an appropriate amount of cost for these awards to each subsidiary where employees participate. We recognized expense related to stock-based awards of $0.3 million, $0.5 million, $1.1 million and $0.9 million for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012 and 2011, respectively.

Intellectual Property License Agreements

Each of the Casino Resort Properties and certain of their subsidiaries have entered into license agreements with Caesars License Company, LLC (f/k/a Harrah’s License Company, LLC), a wholly-owned subsidiary of CEOC (“Caesars License”), pursuant to which we receive non-exclusive royalty free licenses to use certain intellectual property, including trademarks and copyrights owned by Caesars License in connection with the operation of the Casino Resort Properties. These license agreements terminate in 2023 subject to annual renewal thereafter.

In addition, subsidiaries of each of the Casino Resort Properties have entered into license agreements with Caesars License pursuant to which Caesars License receives non-exclusive royalty free licenses to use certain property-specific intellectual property owned by the Casino Resort Properties, including the right to use the “Rio,” “Flamingo,” and “Paris” trademarks. These license agreements continue until neither the applicable operating or management company manages the applicable property.

Lease Agreements

Caesars Octavius, LLC, as landlord, has entered into an operating lease with Desert Palace, Inc., doing business as Caesars Palace (“Caesars Palace”), as lessee, pursuant to which Caesars Palace has the right to operate Octavius Tower until 2026. We receive an annual payment of $35 million pursuant to the terms of the lease paid monthly. In addition, Caesars Octavius, LLC has entered into an easement agreement with Caesars Palace that provides Caesars Octavius, LLC with rights of access to certain common areas of Caesars Palace Las Vegas, as well as certain shared utilities, central plant and similar infrastructure support, in the event the Octavius Tower lease is terminated or Caesars Palace ceases to own or lease Caesars Palace Las Vegas. Pursuant to the terms of the agreement in effect prior to this offering, Caesars Palace is required to make payments to the Company contingent upon various levels of completion of the Octavius Tower. Beginning on the commencement date of the contract through January 31, 2012, the last day of the month in which the Company achieved Phase I Substantial Completion, Caesars Palace paid the Company rent of approximately $0.2 million per month. From February 1, 2012 through November 30, 2012, the last day of the month in which the Company achieved Substantial Completion, Caesars Palace paid the Company rent of approximately $2.2 million per month. From the date of Substantial Completion through the remaining term of the agreement, Caesars Palace is required to pay the Company rent equal to approximately $2.9 million per month. Under the terms of the agreement, the Company recognized lease revenue of $17.5 million, $11.2 million, $25.0 million and $1.4 million for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012 and 2011, respectively.

Caesars Linq, LLC has entered into a long-term operating lease with a subsidiary of CEOC pursuant to which the CEOC subsidiary has the right to operate prime Las Vegas Strip parcels until 2026. The CEOC subsidiary operates such space pursuant to its own licenses (including gaming licenses). We will receive a fixed annual payment of $15 million pursuant to the terms of the lease, which will be paid monthly.

World Series of Poker Tournament Agreement

Rio Properties, LLC (“Rio”) has entered into an agreement with Caesars pursuant to which Caesars authorizes Rio to host, and Rio agrees to host, the World Series of Poker’s annual main event at the Rio All Suite Hotel and Casino, a Casino Resort Property, until 2016 (or such earlier time that Caesars notifies Rio in writing that Rio is no longer authorized to host such event). Pursuant to the agreement, Rio is authorized to use certain trademarks related to the tournament and indemnifies Caesars for liability arising from the use of such trademarks. For each of the six month periods ended June 30, 2013 and 2012, fees incurred under this agreement were $1.0 million. For the year ended December 31, 2012, fees incurred under this agreement were $2.0 million. No fees were incurred under this agreement for the year ended December 31, 2011.

World Series of Poker Circuit Event Agreements

Caesars Interactive Entertainment, Inc. (“Caesars Interactive”) entered into a Circuit Event Agreement with Caesars pursuant to which Caesars’ affiliates and non-affiliates may operate a certain number of World Series of Poker circuit events each year. The agreement, which is exclusive for World Series of Poker circuit events to be held at Caesars’ properties, is in effect until September 1, 2016, unless earlier terminated or extended upon the mutual agreement of the parties, and provides for the circuit event locations to be licensed by Caesars Interactive. Caesars Interactive and Harrah’s Atlantic City have entered into a Circuit Event Agreement pursuant to which Caesars Interactive granted Harrah’s Atlantic City the right to host a certain number of World Series of Poker circuit events for a price of $75,000 per event. The agreement is in effect until September 1, 2016, unless earlier terminated pursuant to the agreement’s terms. No fees were incurred under these agreements during the six months ended June 30, 2013 or 2012. For each of the years ended December 31, 2012 and 2011, fees incurred under these agreements were $0.1 million.

Liquidity and Capital Resources Following the Transactions

Overview

On a pro forma basis following the Transactions, as of June 30, 2013 we believe that our cash and cash equivalents balance will be approximately $60.0 million and we expect to have $269.5 million available under the senior secured revolving credit facility portion of the Senior Secured Credit Facilities (we expect the senior secured revolving credit facility will be undrawn upon the consummation of this offering).

Upon the completion of this offering, our long-term debt will be comprised of the First Lien Notes, the Second Lien Notes, the senior secured term loan facility portion of the Senior Secured Credit Facilities, which will mature in 2020, and the senior secured revolving credit facility portion of the Senior Secured Credit Facilities, which will mature in 2018. Our $3,000.0 million senior secured term loan facility will be fully funded in connection with the Transactions.

After the consummation of the Transactions, our primary sources of liquidity will be cash generated by operations and borrowings under the senior secured revolving credit facility. Our primary uses of cash after the consummation of the Transactions will be working capital requirements, debt service requirements, capital expenditures, property operating expenses, selling and general and administrative expenses. Based on our current level of operations and available cash, we believe our cash flows from operations, combined with availability under the senior secured revolving credit facility, will provide sufficient liquidity to fund our obligations, projected working capital requirements, debt service requirements and capital spending requirements.

As of June 30, 2013, on a pro forma basis after giving effect to the Transactions, we would have had outstanding $4,857.0 million in aggregate indebtedness, with approximately $269.5 million of borrowing capacity available under the senior secured revolving credit facility. Our liquidity requirements will be significant, primarily due to debt service requirements. On a pro forma basis, our net cash interest expense for the twelve months ended June 30, 2013 would have been $355.1 million. As we expect the full amount of the senior secured term loan facility will be borrowed concurrently with the closing of this offering, each 0.125% change in assumed interest rate would result in a $3.7 million change in annual interest expense on indebtedness under the Senior Secured Credit Facilities.

From time to time, depending upon market, pricing, and other conditions, as well as on our cash balances and liquidity, we may seek to acquire our indebtedness through open market purchases, privately negotiated transactions, redemption or otherwise, upon such terms and at such prices as we may determine (or as may be provided for in our debt agreement), for cash or other consideration.

Our ability to fund our operations, pay our debt obligations, and fund planned capital expenditures depends, in part, upon economic and other factors that are beyond our control, and disruptions in capital markets and restrictive covenants related to our existing debt could impact our ability to secure additional funds through financing activities. We believe that our cash and cash equivalents balance, our short- and long-term restricted cash balances, our cash flows from operations and the financing sources discussed herein will be sufficient to meet our normal operating requirements during the next twelve months and to fund capital expenditures.

We cannot assure you that our business will generate sufficient cash flows from operations, or that future borrowings will be available to us, to fund our liquidity needs and pay our indebtedness. If we are unable to meet our liquidity needs or pay our indebtedness when it is due, we may have to reduce or delay refurbishment and expansion projects, reduce expenses, sell assets, or attempt to restructure our debt. Any such actions could negatively impact our competitive position and revenue generation. In addition, we will pledge a significant portion of our assets as collateral under the Senior Secured Credit Facilities, First Lien Notes and Second Lien Notes and, if any of our lenders accelerate the repayment of borrowings, there can be no assurance that we will have sufficient assets to repay our indebtedness.

Senior Secured Credit Facilities

In connection with the Transactions, we will enter into the Senior Secured Credit Facilities, including a $3,000.0 million senior secured term loan facility, all of which will be borrowed at closing, and a $269.5 million senior secured revolving credit facility, which we expect will be undrawn at closing. The senior secured term loan facility is expected to mature in 2020 and the senior secured revolving credit facility is expected to mature in 2018. The proceeds of the senior secured term loan facility will be used to fund a portion of the Refinancing Transactions. The Issuers and all of the wholly owned material domestic subsidiaries of the Issuers will guarantee the Senior Secured Credit Facilities. The Senior Secured Credit Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, asset sales, mergers and consolidations, prepayments of subordinated indebtedness, liens, transactions with affiliates, and dividends and other distributions. See “Description of Other Indebtedness.”

Notes

The indentures governing the Notes will contain covenants that, among other things, limit the Issuers’ ability, and the ability of the Issuers’ restricted subsidiaries to (i) incur additional debt or issue certain preferred shares; (ii) create liens on certain assets; (iii) make certain loans or investments (including acquisitions); (iv) pay dividends on or make distributions in respect of their capital stock or make other restricted payments; (v) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; (vi) enter into certain transactions with their affiliates; and (vii) restrict dividends from subsidiaries. These limitations are subject to a number of qualifications and exceptions that will be set forth in the indenture governing the notes. See “Description of First Lien Notes” and “Description of Second Lien Notes.”

Other Obligations and Commitments

The table below summarizes, as of December 31, 2012, on a pro forma basis after giving effect to the Transactions, our contractual obligations and other commitments for the next five years.

Contractual Obligations (a)	Payments due by Period
(in millions)	Total	Less than 1 year	1-3 years	4-5 years
Debt, face value	$150.0	$30.0	$60.0	$60.0
Capital lease obligations	8.6	3.6	5.0	—
Estimated interest payments	1,755.6	355.1	704.2	696.3
Operating lease obligations	1.0	0.6	0.4	—
Purchase order obligations	14.6	14.6	—	—
Construction commitments	270.7	270.7	—	—
Entertainment obligations(b)	25.4	12.1	12.5	0.8
Other contractual obligations	25.7	12.7	8.8	4.2

	$2,251.6	$699.4	$790.9	$761.3

(a)	In addition to the contractual obligations disclosed in this table, we have unrecognized tax benefits that, based on uncertainties associated with the items and we are unable to make reasonably reliable estimates of the period of potential cash settlements, if any, with taxing authorities.
(b)	Entertainment obligations represent obligations to pay performers that have contracts for future performances at one or more of our properties.

Reconciliation of Non-GAAP Financial Measures

Property EBITDA

Property EBITDA is presented as a supplemental measure of the Company’s performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income before (i) interest expense, net of interest capitalized and interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that we do not consider indicative of our ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that, in the future, we may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.

Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.

The following table reconciles net income to Property EBITDA:

	Six months ended June 30,
(in millions)	2013	2012
Net income	$34.0	$37.8
Provision for income taxes	13.1	20.0

Income before income taxes	47.1	57.8
Other income, including interest income	(0.1)	(0.6)
Gain on early extinguishments of debt	(39.0)	(78.5)
Interest expense, net of interest capitalized	108.4	119.8

Income from operations	116.4	98.5
Depreciation and amortization	81.7	97.9
Amortization of intangible assets	29.5	29.5
Intangible and tangible asset impairment charges	24.4	—
Write-downs, reserves, and project opening costs, net of recoveries	18.7	5.9
Loss on interests in non-consolidated affiliates	(2.7)	(0.5)
Corporate expense	25.2	40.4

Property EBITDA	$293.2	$271.7

	Year Ended December 31,
(in millions)	2012	2011
Net income	$43.4	$9.2
Provision for income taxes	21.9	4.3

Income before income taxes	65.3	13.5
Other income, including interest income	(1.0)	(1.3)
Gain on early extinguishments of debt	(135.0)	(47.5)
Interest expense, net of interest capitalized	231.8	218.6

Income from operations	161.1	183.3
Depreciation and amortization	192.8	162.7
Amortization of intangible assets	59.0	59.6
Intangible and tangible asset impairment charges	3.0	—
Write-downs, reserves, and project opening costs, net of recoveries	21.5	7.2
Acquisition and integration costs	—	0.2
(Income)/loss on interests in non-consolidated affiliates	(1.4)	1.0
Corporate expense	80.3	85.0

Property EBITDA	$516.3	$499.0

Adjusted EBITDA

Adjusted EBITDA is presented as a supplemental measure of CERP’s performance and management believes that Adjusted EBITDA provides investors with additional information and allows a better understanding of operational activities separate from the financial impact of decisions made for the long-term benefit of CERP.

Because not all companies use identical calculations, the presentation of our Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for the periods indicated:

	Six Months Ended June 30,
(in millions)	2013	2012
Net income	$34.0	$37.8
Interest expense, net of capitalized interest and interest income	108.3	119.2
Provision for income taxes	13.1	20.0
Depreciation and amortization	111.2	127.4

EBITDA	266.6	304.4
Project opening costs, abandoned projects and development costs(a)	1.8	1.9
Gains on early extinguishment of debt(b)	(39.0)	(78.5)
Impairments of intangible and tangible assets(c)	24.4	—
Non-cash expense for stock compensation benefits(d)	0.3	0.5
Other items(e)	20.5	9.6

Adjusted EBITDA	$274.6	$237.9

	(1)	(2)	(3)	(1)-(2)+(3) LTM
(in millions)	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Year Ended December 31, 2012
Net income	$34.0	$37.8	$43.4	$39.6
Interest expense, net of capitalized interest and interest income	108.3	119.2	230.8	219.9
Provision for income taxes	13.1	20.0	21.9	15.0
Depreciation and amortization	111.2	127.4	251.8	235.6

EBITDA	266.6	304.4	547.9	510.1
Project opening costs, abandoned projects and development costs(a)	1.8	1.9	6.3	6.2
Gains on early extinguishment of debt(b)	(39.0)	(78.5)	(135.0)	(95.5)
Impairments of intangible and tangible assets(c)	24.4	—	3.0	27.4
Non-cash expense for stock compensation benefits(d)	0.3	0.5	1.1	0.9
Other items(e)	20.5	9.6	26.2	37.1

Adjusted EBITDA	$274.6	$237.9	$449.5	$486.2

(a)	Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects.
(b)	Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.
(c)	Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of economic conditions.
(d)	Amounts represent non-cash stock-based compensation expense related to stock options and restricted stock granted to the Company’s employees.
(e)	Amounts represent add-backs and deductions from EBITDA, including litigation awards and settlements, severance and relocation costs, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing the Company’s efficiency and cost-saving programs, insurance policy deductibles incurred as a result of catastrophic events such as floods and hurricanes, and non-cash equity in earnings of non-consolidated affiliates (net of distributions).

	Year ended December 31,
(in millions)	2012	2011
Net income	$43.4	$9.2
Interest expense, net of capitalized interest and interest income	230.8	217.3
Provision for income taxes	21.9	4.3
Depreciation and amortization	251.8	222.3

EBITDA	547.9	453.1
Project opening costs, abandoned projects and development costs(a)	6.3	0.8
Acquisition and integration costs(b)	—	0.2
Gains on early extinguishment of debt(c)	(135.0)	(47.5)
Impairments of intangible and tangible assets (d)	3.0	—
Non-cash expense for stock compensation benefits(e)	1.1	0.8
Other items(f)	26.2	20.7

Adjusted EBITDA	$449.5	$428.1

(a)	Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects.
(b)	Amounts include certain costs associated with development activities which are infrequently occurring costs and associated with acquisition initiatives.
(c)	Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.
(d)	Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of economic conditions.
(e)	Amounts represent non-cash stock-based compensation expense related to stock options and restricted stock granted to the Company’s employees.
(f)	Amounts represent add-backs and deductions from EBITDA, including litigation awards and settlements, severance and relocation costs, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing the Company’s efficiency and cost-saving programs, insurance policy deductibles incurred as a result of catastrophic events such as floods and hurricanes, and non-cash equity in earnings of non-consolidated affiliates (net of distributions).

Quantitative and Qualitative Disclosure About Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our debt. We attempt to limit our exposure to interest rate risk by managing the mix of our debt between fixed-rate and variable-rate obligations. As of June 30, 2013, on a pro forma basis after giving effect to the Transactions, we would have had $4,857.0 million face value of debt, including capital lease obligations. Certain borrowings under our Senior Secured Credit Facilities will bear interest at variable rates. At June 30, 2013, the USD LIBOR rate on our pro forma variable rate debt was 0.18%. As a result of the 1.0% LIBOR floor on our pro forma variable rate debt, assuming a constant outstanding balance for our variable rate debt for the next twelve months, a hypothetical 1% increase in interest rates would increase interest expense for the next twelve months by approximately $5.4 million. A hypothetical reduction of this rate to 0% would not decrease interest expense for the next twelve months due to the 1.0% LIBOR floor. Assuming a constant outstanding balance for our variable rate debt for the next twelve months, a hypothetical 1.0% increase in interest rates above the 1.0% LIBOR floor would increase interest expense for the next twelve months by an additional $30.0 million.

We do not purchase or hold any derivative financial instruments for trading purposes. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

INDUSTRY

Introduction

Based on 2012 reported gaming revenues, we estimate the size of the global casino gaming industry in major gaming markets worldwide to be approximately $125 billion. Revenues in the United States are split among commercial casinos (including racetrack casinos) and tribal casinos at approximately $35.6 billion and approximately $27.9 billion, respectively. Domestic casino gaming revenues had steadily grown on an annualized basis to approximately $37.5 billion in 2007, before declining in 2008 and bottoming in 2009 at $34.3 billion. In 2012, domestic casino gaming revenue reached a new 5-year high of $37.3 billion, just below the 2007 peak.

U.S. Commercial Casino Gaming

($ in billions)

Source: 2013 AGA Survey of Casino Entertainment.

United States Commercial Gaming Industry

Historically, the U.S. gaming industry was predominately located in two cities, Las Vegas, NV and Atlantic City, NJ. In 2012, Nevada and New Jersey generated $14 billion of revenue and accounted for approximately 38% of the total commercial casino revenues in the U.S. In 2012, a majority of our revenues (approximately 70%) were generated in the Las Vegas market. The following chart shows total revenues in the top 10 casino markets in the U.S. for 2012:

Top 10 Casino Markets in U.S. Based on Revenue (2012)

($ in billions)

Source: 2013 AGA Survey of Casino Entertainment

Las Vegas

Las Vegas is the largest and most prominent gaming market in the U.S. with 176 licensed casinos, 120,370 nonrestricted slot machines, 4,325 licensed tables as of December 31, 2012 and $9.4 billion of gaming revenue in 2012 for Clark County. Las Vegas’ 150,481 hotel rooms consistently exhibit occupancy rates in the 80%—90% range and are home to 17 of the 25 largest hotels in the world. During the past 10 to 15 years, Las Vegas has successfully focused on attracting more than just gamblers as operators have invested in non-gaming amenities. As a result, Las Vegas has become one of the nation’s most popular conference destinations and draws travelers attracted to the city’s fine dining, shopping, and entertainment, as well as the gaming facilities. The Las Vegas market continues to evolve from its historical gaming focus to broader entertainment and leisure offerings, such as retail, fine dining, sporting activities and major concerts. This diversification has contributed to the historical growth in the market and broadened the universe of individuals who would consider Las Vegas as a vacation destination.

For most of its history, Las Vegas has demonstrated a supply-generated market dynamic. Each new wave of mega-resort openings leading up to the recent recession has expanded the Las Vegas market in terms of visitation and total revenues. Between 1970 and 2007, visitor volumes grew at a 5% compound annual growth rate and increased at a faster pace than the Las Vegas room supply. This in turn generated room demand and led to consistently strong occupancy rates. In addition, the average length of stay and amount spent per trip has increased as Las Vegas has evolved from a one-dimensional casino town into a diversified destination-resort market. Prior to the recent recession, the Las Vegas market has shown consistent growth, both in terms of visitation and expenditures, and has exhibited one of the highest hotel occupancy rates of any major market in the U.S. According to the Las Vegas Convention and Visitors Authority, total Las Vegas visitor volume reached an all-time high of approximately 40 million visitors for the year ended December 31, 2012. We too are experiencing positive booking trends at our Las Vegas Strip properties, driven by return of several city-wide Las Vegas conventions in 2014.

Las Vegas Visitor Volume

(millions)

Source: LVCVA

During 2012 and YTD 2013, hotel occupancy rates have improved from 86.9% in 2011 to 87.4% in 2012 and 88.1% YTD June 30, 2013. In addition, Las Vegas ADR per room has shown positive year-over-year growth in 2012 and through June 30, 2013.

Las Vegas ADR trends since 2009

Source: LVCVA

As a result of the economic recovery and the addition of new properties, Las Vegas gaming revenue has also increased. Las Vegas Strip gaming revenue reached $6.3 billion for the twelve months ended June 30, 2013, a 13% increase from 2009, but still below the $11 billion in peak 2007.

Las Vegas Strip Gaming Revenue

($ in billions)

Source: LVCVA

Additionally, Las Vegas has been performing better than other domestic gaming markets, based on YTD gaming revenue growth.

YTD Gaming Revenue Y-o-Y growth

(as of June 30, 2013)

Source: LVCVA

In terms of supply, there has been limited new hotel and casino development in Las Vegas since the opening of the Cosmopolitan in 2010. However, the Genting Group has announced plans to develop a 3,500 room hotel and 175,000 square foot casino called Resorts Worlds Las Vegas. Resorts Worlds Las Vegas will be located on the former site of the Stardust, which closed in 2006, on the northern end of the Strip near Circus Circus, and is expected to have the first phase open in 2016.

As the Strip continues to evolve there has been a substantial shift in revenue mix, with an increased focus on non-gaming amenities. Industry analysts believe that there are three primary influences for this shift in recent years:

(1) Newer, larger and more diverse resorts,

(2) Greater focus on the conference market, and

(3) New marketing campaigns that target a broader customer base.

Shift to a Younger Consumer Demographic

In recent years, visitation demographics have shifted in Las Vegas. 43% of visitors in 2012 were between the ages of 21 – 39, compared to 25% in 2008. The average age of visitors has also shifted from 51 in 2008 to 45 in 2012. Las Vegas is trying to appeal to the younger demographic with more boutique hotels and new dining and entertainment options. As a result, Las Vegas operators are focused on smaller boutique hotels with major brand names like the Gansevoort Las Vegas hotel and bringing in celebrity chefs like Gordon Ramsay to run restaurants. Project Linq is also targeted to appeal to the younger demographic by offering a distinctive selection of retail, dining and entertainment options.

Growth of Non-Gaming Demand

The composition of the Las Vegas Strip has changed over the years, with non-gaming offerings becoming a larger focus. Las Vegas was historically a gaming-centric market that has over the years evolved into a complete tourist destination with hotel, entertainment, retail, and food and beverage (fine dining) driving consumer demand. The LVCVA reported in 2012 that 47% of Las Vegas visitors indicated that their primary reason to visit was for vacation or pleasure as opposed to gambling as primary reason, up from 39% in 2008. The LVCVA also reported 72% of 2012 visitors said they gambled while in Las Vegas, down from 85% in 2008.

Percentage of Vistors Whose Primary Purpose for Trip was Vacation or Pleasure

Source: LVCVA

In response to these trends, Las Vegas operators have been focused on expanding their non-gaming offerings including, upgrades to hotel rooms, new food and beverage offerings and new entertainment offerings. Over $500 million is being invested in the new Project Linq, a 250,000 square foot open-air dining, entertainment and retail development located at the heart of the Las Vegas Strip that will feature a 550-foot high observation wheel called “High Roller”. Project Linq is scheduled to open in phases in beginning in late 2013, with the High Roller observation wheel scheduled to open in the second quarter of 2014. MGM has announced plans for The Park, which includes a new retail and dinning development on the land between New York-New York and Monte Carlo, a renovation of the Strip-front facades of both resorts and a new 20,000 seat indoor arena for sporting events and concerts operated by AEG. Construction of The Park is expected to be complete in early 2014, with the arena expected to be complete in 2016. There have also been proposals for other large scale non-gaming development projects in Las Vegas by various other developers, including observation wheels and a roller coaster, however there are no details as to when or if these projects will be complete.

Existing attractions in Las Vegas and existing and new observation towers and wheels throughout the world continue to attract customers and penetrate their local market’s annual attendance rate. The chart below shows top attractions in Las Vegas and comparable observation towers and wheels around the world.

Attraction	Price	Attendance (million)	Penetration Rate
Las Vegas:
Shark Reef	$18.00	1.1	2.8%
Adventure Dome	27.95	1.0	2.5
Stratosphere	18.00	0.7	1.8
Eiffel Tower	11.50 – 16.50	0.6	1.6
Madame Tussaud’s	25.95	0.6	1.5
Big Apple Coaster (f/k/a Manhattan Express)	14.00	0.5	1.3
Other Towers / Wheels:
London Eye	32.25	3.9	10.1
Empire State Building	25.00	3.5	9.5
Oriental Pearl Tower	16.35 – 24.50	3.0	6.6
Tokyo Tower	8.23	2.9	4.6
Singapore Flyer	33.00	2.5	16.5

Source:	ERA AECOM Report, 2010; Price estimates have been updated by management for adult general admission.

Atlantic City

Atlantic City is the second largest gaming destination in the United States with twelve casinos generating about $3 billion in gaming revenue per year. Over 35 million visitors visit Atlantic City per year, ranking it the 5th most visited destination in the United States. Atlantic City has struggled with the liberalization of gaming laws in other jurisdictions on the East Coast, such as Pennsylvania, New York and Maryland resulting in increased competition. Gross gaming revenue in Atlantic City was down 8.0% in 2012 compared to 2011 as a result of the increased competition from other regional markets and the impact of Hurricane Sandy. We are well positioned for a recovery in Atlantic City as Harrah’s Atlantic City currently has the number two market share, and is the second largest property in Atlantic City by number of rooms. Additionally, Caesars Entertainment plans to build a new 125,000 square foot conference center directly adjacent to Harrah’s Atlantic City. The $125 million conference center, which has recently begun construction, will be partially funded with $45 million of CRDA capital and will also take advantage of $24 million of ERG Grant, and will not require any funding by us. Once complete, we expect the new conference center to drive significant increased visitation to Harrah’s Atlantic City.

Laughlin

Laughlin, with nine casinos, is the third most visited casino and resort destination in Nevada after Las Vegas and Reno. Laughlin gross gaming revenue has declined significantly since its peak in 2007, however there were only relatively modest declines in 2010 and 2011, and 2012 was flat compared to 2011 at approximately $465 million. These recent trends indicate that the Laughlin gaming market may be stabilizing. We are well positioned in this market, as Harrah’s Laughlin is the second largest hotel and casino in Laughlin, with 26% market share and 25% higher occupancy and better gaming metrics compared to its competition.

BUSINESS

Our Business

We own, through various subsidiaries, six of the 52 casino properties that are owned, operated or managed by subsidiaries of Caesars Entertainment. Our casino properties operate under the well-known Harrah’s, Rio, Paris and Flamingo brands and include four leading casino resort properties located in the heart of the attractive Las Vegas market in Las Vegas, Nevada, a leading casino resort property in Laughlin, Nevada and another in Atlantic City, New Jersey:

•	Paris Las Vegas: a 2,916-room hotel, a casino featuring 1,021 slot machines and 94 table games, 9 restaurants and 5 bars and clubs, and 117,000 square feet of meeting space;

•	Harrah’s Las Vegas: a 2,526-room hotel, a casino featuring 1,313 slot machines and 105 table games, 21 restaurants and bars, and 30,000 square feet of meeting space;

•	Flamingo Las Vegas: a 3,460-room hotel, a casino featuring 1,213 slot machines and 124 table games, 15 restaurants and bars, and 80,000 square feet of meeting space;

•	Rio All-Suite Hotel and Casino: a 2,522-room all-suite hotel, a casino featuring 1,086 slot machines and 171 table games, 21 restaurants and bars, and 160,000 square feet of meeting space;

•	Harrah’s Laughlin: located on the banks of the Colorado river in Laughlin, Nevada, including a 1,505-room hotel, a casino featuring 921 slot machines and 36 table games, 10 restaurants and bars, and 10,000 square feet of meeting space; and

•	Harrah’s Atlantic City: located in Atlantic City, New Jersey, including a 2,590-room hotel, a casino featuring 2,306 slot machine and 179 table games, 15 restaurants and bars, and 22,000 square feet of meeting space.

Our properties also include three other assets in Las Vegas that are being contributed to us in connection with the refinancing of the existing debt of the Casino Resort Borrowers:

•	Project Linq: an open-air dining, entertainment and retail development on the east side of the Las Vegas Strip, the entrance of which will directly face Caesars Palace Las Vegas. Project Linq will feature over 25 new retail, dining and entertainment offerings and is scheduled to open in phases beginning in late 2013. The property will also feature the world’s tallest observation wheel named the High Roller, which will be 550 feet tall and is expected to open in the second quarter of 2014;

•	Octavius Tower at Caesars Palace Las Vegas: a 23-story premium hotel tower on the Flamingo Avenue side of Caesars Palace Las Vegas, featuring 662 guest rooms, 60 suites and six luxury villas. The Octavius Tower is operated by Caesars Palace under a long-term operating lease and we receive a fixed $35 million annual payment under the terms of the lease; and

•	Quad Strip-Front Lease: a long-term operating lease with a subsidiary of CEOC relating to prime Las Vegas Strip parcels which are owned by one of our subsidiaries. We will receive a fixed $15 million annual payment under the terms of the lease beginning when the premises are ready to be open to the public.

As of June 30, 2013, our facilities had an aggregate of 588,900 square feet of gaming space, 15,519 hotel rooms, 7,860 slots, 709 gaming tables, 419,000 square feet of meeting space and 96 restaurants and bars.

Pursuant to our Shared Services Agreement, we have access to Caesars Entertainment’s leading brand portfolio and management expertise and expect to benefit from its corporate scale, which we anticipate will provide a competitive advantage in the operation of our properties. We also benefit from management agreements that we have entered into with management company subsidiaries of Caesars Entertainment. Under these agreements, the management companies manage the Casino Resort Properties. Caesars Entertainment is the

world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino entertainment company. We also participate in Caesars Entertainment’s industry-leading customer loyalty program, Total Rewards, which has over 44 million members, including approximately 8.7 million active players. We use the Total Rewards system to market promotions and to generate customer play within our properties. For more information regarding the Shared Services Agreement and management agreements, see “Certain Relationships and Related Party Transactions.”

Caesars Entertainment revolutionized the approach the gaming industry takes with respect to marketing by introducing the Total Rewards loyalty program in 1997. Continual improvements have been made throughout the years enabling the system to remain the most effective in the industry and enabling Caesars Entertainment to grow and sustain revenues more efficiently than its largest competitors and generate cross-market play, which is defined as play by a guest in one of Caesars Entertainment’s properties outside its home market, which is where the guest signed up for Total Rewards. To support the Total Rewards loyalty program, Caesars Entertainment created the Winner’s Information Network, or WINet, the industry’s first sophisticated nationwide customer database. In combination, these systems supported the first technology-based customer relationship management strategy implemented in the gaming industry and have enabled Caesars Entertainment’s management teams to enhance overall operating results at its properties.

For the twelve months ended June 30, 2013, we derived approximately 50% of our gross revenues from gaming sources and approximately 50% from other sources, such as sales of lodging, food, beverages and entertainment. In future periods, we expect to derive additional revenue from non-gaming sources such as Project Linq and the High Roller observation wheel. For the twelve months ended June 30, 2013, we generated net revenues of $1,982.3 million, net income of $39.6 million and Property EBITDA of $537.8 million. For that same period, we generated LTM Adjusted EBITDA—Pro Forma of $599.0 million. See “Summary Historical Combined Financial Information and Other Data of Caesars Entertainment Resort Properties” for definitions of Property EBITDA and LTM Adjusted EBITDA—Pro Forma and reconciliations of these non-GAAP measures to net income.

Our Business and Properties

Set forth below is certain information as of June 30, 2013 concerning our casino properties, each of which is more fully described following the table below.

	Gaming Sq. Footage	Hotel Rooms	Slots	Gaming Tables	Meeting Space Sq. Footage	Restaurant & Bars
Paris Las Vegas	95,300	2,916	1,021	94	117,000	14
Harrah’s Las Vegas	93,000	2,526	1,313	105	30,000	21
Flamingo Las Vegas	72,300	3,460	1,213	124	80,000	15
Rio Las Vegas	117,300	2,522	1,086	171	160,000	21
Harrah’s Laughlin	56,000	1,505	921	36	10,000	10
Harrah’s Atlantic City	155,000	2,590	2,306	179	22,000	15

Total	588,900	15,519	7,860	709	419,000	96

Las Vegas Properties

The Las Vegas market has shown signs of recovery since the visitation and spend declines in 2008 and 2009. Las Vegas visitation reached an all-time high of approximately 40 million people in 2012, and Las Vegas Strip gaming revenues for the twelve months ended June 30, 2013 were 13.3% higher than in 2009. Additionally, recent trends have reflected a growth in customer demand for non-gaming offerings. According to LVCVA, 47% of Las Vegas visitors in 2012 indicated that their primary reason to visit was for vacation or pleasure as opposed to solely for gambling as the main attraction, up from 39% of visitors in 2008.

We believe that our portfolio of assets is well positioned to capitalize on these trends. In 2012, approximately 70% of our revenue was derived from properties located in Las Vegas and approximately 50% of our revenue was generated from non-gaming offerings. These amounts do not include expected revenue from Project Linq, which is scheduled to open in phases beginning in late 2013, the High Roller observation wheel, which is expected to open in the second quarter of 2014, or the Quad Strip-Front Lease, which will begin generating lease payments in late 2013.

Our Las Vegas properties are all strategically located in the heart of Las Vegas, with three properties (Paris, Flamingo and Harrah’s Las Vegas) located at the center of the Las Vegas Strip near or adjacent to the Project Linq development. In addition, Caesars Entertainment plans to invest approximately $195 million in the Gansevoort Las Vegas hotel (which we will not own), which is expected to open in the first quarter of 2014. The Gansevoort Las Vegas hotel will have 188 luxury hotel rooms and a new 65,000 square foot nightclub/poolclub located on the roof of the property. Our nearby Las Vegas Strip properties should benefit from the investments in, and the visitation to, these new developments. Further, all of our Las Vegas properties benefit from their prime location in the attractive Las Vegas market and from their close proximity to other casino properties owned by Caesars Entertainment, with which they share certain services and costs.

Paris Las Vegas is a French-themed resort, casino and entertainment facility that opened in September 1999. Strategically located in the center of the strip on Las Vegas Boulevard, the property features 14 bars and restaurants, spa services, 117,000 square feet of conference and meeting space, and distinctive entertainment offerings, currently including Jersey Boys, American Idol winner Taylor Hicks, Anthony Cools and Napoleon’s Dueling Pianos. Paris Las Vegas is home to the popular Gordon Ramsay Steak restaurant, which opened in the second quarter of 2012. The property has also recently refreshed its slot machines with new games. Paris Las Vegas also offers shopping at Le Boulevard and shares the Paris-Bally’s Promenade with Bally’s Las Vegas.

Paris Las Vegas is our most premium product offering with strong VIP play and group business. Recent initiatives continue to focus on growing high-end Asian customer visitation. Paris Las Vegas is currently being featured as a stop location for Asian VIP customers and is the only property in Las Vegas to offer a rolling chip program, similar to that offered in Macau. Rolling chips are identifiable chips that are used to track VIP wagering volume (turnover) for purposes of calculating incentives. To date these initiatives have been successful as Paris Las Vegas has experienced significant year-over-year growth in its VVIP segment of 34% in the second quarter of 2013 as compared to the second quarter of 2012 and has seen strong growth in Property EBITDA for the six months ended June 30, 2013 as compared to the prior year, which was also driven in part by the implementation of resort fees and ongoing cost saving initiatives. For the twelve months ended June 30, 2013, Paris Las Vegas had approximately 73% cash room nights, 55% VIP play (defined as guests with a theoretical daily loss greater than $400) and 59% non-gaming revenue.

Harrah’s Las Vegas opened in 1973 and is located on the Las Vegas Strip, in close proximity to the Project Linq development and the Gansevoort Las Vegas hotel that is expected to open in 2014. The property features a Mardi Gras / Carnival theme with 21 restaurants and bars, a range of specialty retail shopping, spa services and 30,000 square feet of meeting space. The property is also home to the Carnaval Court, an open-air venue on the strip that features live music and events. Popular restaurants include the recently opened Ruth’s Chris Steak House and Toby Keith’s I Love This Bar & Grill. The property recently implemented a slot merchandising concept to better organize games by amount and type. Entertainment offerings currently include Million Dollar Quartet, which opened in February 2013, The Improv, Mac King’s Comedy and Defending the Caveman.

Harrah’s Las Vegas is one of our mid-level product offerings and benefits from strong customer loyalty cultivated since our opening. This dedicated customer base drives a high mix of casino gaming customers at the property. Harrah’s Las Vegas is located close to Project Linq and is well positioned to benefit from increased visitation to the area. The property will be accessible to Project Linq via a guest walk path from the Carnaval Court outdoor plaza, which will help guide incremental customers to the property’s entertainment and casino gaming offerings. For the twelve months ended June 30, 2013, Harrah’s Las Vegas had approximately 67% cash room nights, 43% VIP play and 49% non-gaming revenue.

Flamingo Las Vegas opened in December 1946, is located in the heart of the Las Vegas Strip and is the longest operating resort on the Strip. Its architectural theme is reminiscent of the Art Deco and Streamline Modern style of Miami and South Beach and features a garden courtyard that houses a wildlife habitat with live flamingos. The resort is home to the popular Margaritaville restaurant, bar and casino and the Center Cut Steakhouse. The Flamingo also features several entertainment offerings, currently including Donny & Marie and Legends in Concert, which recently celebrated its 30th anniversary, George Wallace, Vinny Favorito and X Burlesque, and 80,000 square feet of meeting space. The Flamingo also has a variety of activities for guests, including a large beach club and pool area that appeals to summer travelers, retail shopping and spa services. The property underwent a recent renovation of approximately 2,200 hotel rooms in 2011.

The Flamingo is one of our mid-level product offerings with a long brand history in Las Vegas that we believe has mass appeal due to its prime location and amenities. The large garden courtyard and pool area attract hotel customers and drive visitation to the property. The Flamingo is ideally situated to benefit from increased visitation driven by Project Linq, located directly to its north, and the Gansevoort Las Vegas hotel, which will be located directly to its south. In addition, the Flamingo, including the planned expansion of the main casino and the Margaritaville restaurant and casino, will have direct access to Project Linq. The Flamingo has seen strong growth in Property EBITDA for the six months ended June 30, 2013 as compared to the prior year, driven in part by the implementation of resort fees and ongoing cost saving initiatives (which were partially offset by construction disruptions at the Quad Resort & Casino). For the twelve months ended June 30, 2013, the Flamingo had approximately 80% cash room nights, 34% VIP play and 56% non-gaming revenue.

Rio Las Vegas opened in January 1990 and is located just off of the Las Vegas Strip. It was the first all-suite resort in the Las Vegas area and features a Brazilian theme inspired by the city of Rio de Janeiro. The resort offers 21 restaurants and bars, including the popular Village Seafood Buffet. The Rio is home to the World Series of Poker, an annual poker event that attracted over 75,000 entrants in 2013 over the seven weeks of the event.

Rio Las Vegas also offers spa and salon services, the VooDoo Rooftop Nightclub, a large pool area, and 160,000 square feet of meeting space. The property also includes Masquerade village, which includes over 60,000 square feet of food and beverage and retail space. Rio Las Vegas features an array of shows currently including Penn & Teller, Chippendales, MJ Live, Eddie Griffin and The Rat Pack is Back.

The Rio is one of our mid-level product offerings with strong appeal to locals as compared to other casino resorts in the area and also a strong group / conference business given its substantial meeting facilities, with 160,000 square feet of meeting space. The property has recently opened several new restaurant offerings to appeal to the local Asian customer base, including KJ Dim Sum & Seafood and Pho Da Nang Vietnamese Kitchen. For the twelve months ended June 30, 2013, the Rio had approximately 68% cash room nights, 49% VIP play and 57% non-gaming revenue.

Project Linq is an open-air dining, entertainment and retail development located at the heart of the Las Vegas Strip and is scheduled to open in phases beginning in late 2013, with the High Roller observation wheel scheduled to open in the second quarter of 2014. Project Linq has been designed to be a destination attraction with more than 250,000 square feet of gross leasable retail and dining space and the High Roller observation wheel, which will be the world’s tallest observation wheel at 550 feet. The property is meant to be the first central “Party District” in Las Vegas, and is currently expected to include 4 bars, 12 food and beverage offerings, 7 retail outlets and an entertainment venue, with 7 additional spaces currently in negotiations. We intend to own and operate 5 spaces (which is approximately 15% of the leasable space), and 76% of the remaining space is currently subject to executed leases, with the rest of the remaining space currently in negotiations. We estimate annual base rent will produce approximately $17.1 million in gross rent revenues and $14.3 million in Adjusted EBITDA annually. These projections do not include potential rent based on the performance of our tenants’ businesses, which is included in the lease terms, or Adjusted EBITDA that will be attributable to the 5 spaces we will own and operate, including Guy’s American Kitchen and Bar and Starbucks. Other popular offerings will include: Brooklyn Bowl, Yard House, Tilted Kilt, Foto Bar, Ghirardelli and Sprinkles Cupcakes. The location will take advantage of the significant foot traffic and visitation to the Las Vegas Strip and should provide increased visitation to our nearby Strip properties by attracting visitors to the area. Project Linq is planned to appeal to the region’s growing Generation X and Generation Y clientele (ages 21 to 46) whose market share is estimated to grow in the future.

The property will be anchored on the east side by the High Roller observation wheel, which will offer breathtaking views of the famous Las Vegas Strip. Expected to open in the second quarter of 2014, the High Roller will be the tallest observation wheel in the world with 28 capsules that will feature dynamic audio and video entertainment and accommodate up to 40 passengers each.

Octavius Tower, which opened in January 2012, is the newest of Caesars Palace Las Vegas’s six hotel towers and is located on the Flamingo Avenue side of Caesars Palace Las Vegas. The 23-story high-end luxury hotel complex features 662 guest rooms, 60 suites and six luxury villas. The property offers patrons a unique luxurious resort experience with large rooms with custom furniture and technological upgrades, direct access to the Garden of the Gods pool oasis and gardens, which consists of eight pools, and a private entrance and separate hotel lobby for VIPs. The high-end luxury tower is positioned to cater to VIP customers and to target ultra high-end Asian guests. The Octavius Tower benefits from a long-term lease agreement with Caesars Palace, which has the right to operate the tower for a 15-year term. We receive a fixed $35 million annual payment, paid monthly, under the terms of the lease.

Quad Strip-Front Lease is a long-term operating lease with a subsidiary of CEOC relating to prime Las Vegas Strip parcels which are owned by one of our subsidiaries. We will receive a fixed $15 million annual payment under the terms of the lease beginning when the premises are ready to be open to the public.

Harrah’s Laughlin, which opened in August 1988, is a Mexican-themed integrated hotel and casino located along the banks of the Colorado River in Laughlin, Nevada. Harrah’s Laughlin features a festive

Southwestern atmosphere and Nevada-style casino gambling 24 hours a day. It has 10 restaurants and bars, with several other entertainment offerings, including the Fiesta Showroom and a 3,000-seat Amphitheater. Harrah’s Laughlin owns a hotel guest beach, two pools, salon and day spa, boutique and gift shop. It has 10,000 square feet of conference and meeting space and is the second largest hotel and casino located in Laughlin, Nevada. The hotel and casino is located near four golf courses and features personal watercraft and water taxi access. Entertainment offerings currently include Dirk Arthur Wild Magic, Frank Marino’s Divas and Defending the Caveman. Harrah’s Laughlin focuses on underserved gaming markets and is accessible by planes chartered by CEOC that transport passengers to and from regional cities. Harrah’s Laughlin is a leading property in its market with a 26% market share and better gaming metrics as compared to its competition. Harrah’s Laughlin’s win per unit per day (including slots and table games) was $338 versus $124 for competitors for the twelve months ended June 30, 2013, which represents a $214 premium.

Harrah’s Atlantic City, which opened in November 1980, is an integrated hotel and resort located in the marina district of Atlantic City, New Jersey. Caesars Entertainment has invested significantly in Harrah’s Atlantic City, with over $500 million invested for a new hotel tower and new food and beverage offerings. The hotel tower was completed in 2008, adding 960 rooms, which currently makes Harrah’s Atlantic City the second largest property in Atlantic City by number of rooms. We believe the property has the number two market share based on gross gaming revenue for the twelve months ended June 30, 2013. Harrah’s Atlantic City features 15 restaurants and bars, with several new offerings including Sammy D’s, Bill’s Bar and Burger, Atlantic City Grill, Luke Palladino and Dos Caminos. The property also has a dedicated concert venue and several other amenities including the Elizabeth Arden Red Door Spa. In addition, Harrah’s Atlantic City includes an indoor domed pool area with a 33,000 square foot pool and a 14,000 square foot sundeck, both available for use year round. Harrah’s Atlantic City also has 22,000 square feet of conference and meeting space. We anticipate that this property will benefit from increased visitation as a result of Caesars Entertainment’s planned investment in a new 125,000 square foot conference center directly adjacent to the property, which will be owned by Caesars Entertainment’s other subsidiaries and not us. The $125 million conference center, which has recently begun construction, will be partially funded with $45 million of CRDA capital and will also take advantage of $24 million of ERG Grant, and will not require any funding by us. The conference center will allow for multiple configurations, including as many as 56 individual rooms or two large ballrooms, and include state-of-the-art technology and audio-visual capabilities.

Our Competitive Strengths

We attribute our operating success and the historical strong performance of our properties to the following key strengths that differentiate us from our competition:

Las Vegas concentration and irreplaceable center-strip location.    Our Las Vegas properties are located on or near the Las Vegas Strip in the heart of the attractive Las Vegas market, and approximately 70% of our 2012 revenue was generated in the Las Vegas market. We expect our Las Vegas assets will provide approximately 80% of our estimated EBITDA in the near-term. The Las Vegas market is one of most visited casino resort destinations in the world and attracted a record level of approximately 40 million people in 2012. Additionally, Las Vegas Strip year-to-date revenue growth, as of June 30, 2013, has outperformed several other U.S. major metro markets. We believe we are well positioned to continue to benefit from our significant exposure to the strong Las Vegas market.

Strong non-gaming presence to capitalize on trends in Las Vegas.    LVCVA reports have shown that Las Vegas visitors have become more interested in the non-gaming offerings in Las Vegas, with 47% indicating that their primary purpose for visiting was vacation or pleasure as opposed to solely for gambling, up from 39% in 2008. We currently have a strong presence in non-gaming offerings, with approximately 50% of our revenue in 2012 generated from non-gaming sources. Additionally, the new Project Linq development will feature a mid-range distinctive mix of lifestyle dining, retail and entertainment offerings to appeal to the region’s growing Generation X and Generation Y clientele (ages 21 to 46) whose market share is estimated to grow in the future.

Close proximity to new large developments in Las Vegas, driving increased visitation to our properties.    Our Las Vegas properties are located near or adjacent to new large developments in Las Vegas: Project Linq (which we own) and the Gansevoort Las Vegas hotel, both of which we believe will drive increased visitation to our gaming and non-gaming assets, due to increased foot traffic and the presence of additional visitors in the vicinity of our properties. Over $500 million is being invested in Project Linq, which is scheduled to open in phases beginning in late 2013. Additionally, a newly redeveloped luxury boutique hotel, the Gansevoort Las Vegas, is currently undergoing refurbishment at the North-East corner of East Flamingo Road and Las Vegas Boulevard and is expected to open in 2014. Caesars Entertainment plans to invest approximately $195 million in the Gansevoort Las Vegas hotel, which will feature 188 luxury hotel rooms and 65,000 square foot indoor/outdoor beach club/nightclub.

Well positioned for continued recovery in Las Vegas.    Between 1970 and 2007, Las Vegas overall visitation grew at a 5% compound annual growth rate. Despite declines in 2008 and 2009 due to a broad macroeconomic slowdown, overall visitation continued to increase from 2009 through 2012. By 2012, total visitation to Las Vegas returned to all-time highs of approximately 40 million people. Las Vegas ADR has also showed signs of improvement, but still remains significantly below the peak in 2007. Las Vegas Strip gaming revenues for the twelve months ended June 30, 2013 were 13.3% higher than in 2009, but still remains approximately $540 million below peak levels. We believe we are well positioned to benefit if the continued recovery in Las Vegas continues, as approximately 70% of our 2012 revenue was generated in the Las Vegas market.

Access to leading casino brands, a global network of casinos, a leading innovator in the gaming industry and the Total Rewards loyalty program.    Caesars Entertainment is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino entertainment company. Caesars Entertainment currently owns, operates or manages 52 casinos (including the Casino Resort Properties) that bear many of the most recognized brand names in the gaming industry. Pursuant to the Shared Services Agreement, we have access to and utilize Caesars Entertainment’s scale and market leading position, in combination with its proprietary marketing technology and customer loyalty programs, to foster revenue growth and encourage repeat business. The close proximity of our properties in Las Vegas and Atlantic City to other casino properties of, and operated by, Caesars Entertainment allows us to leverage the Caesars brands to attract customers to our casinos and resorts. Caesars Entertainment also has a proven record of innovation, including revolutionizing our industry’s approach to marketing with the introduction of the Total Rewards loyalty program in 1997, which is currently accepted at 38 casinos in North America. We have access to the Total Rewards loyalty program, which is considered to be one of the leading loyalty rewards programs in the casino entertainment industry. For example, for the twelve months ended June 30, 2013, Caesars Entertainment had a 15% and 21% fair share premium in its destination and regional markets, respectively versus competitors. The Total Rewards loyalty program rewards customers for their brand loyalty and incentivizes them to seek out Caesars Entertainment’s brands and is connected to the Total Rewards Marketplace, comprised of 392 online retailers and over 2,000 stores as of June 30, 2013. Total Rewards has been successful in driving cross property play at our properties, with cross property play of approximately 47% related to our properties in 2012. Total Rewards has also been successful in improving win per position. We also benefit from the Total Rewards loyalty program through its marketing and technological capabilities in combination with Caesars Entertainment’s nationwide casino network. We believe that the Total Rewards loyalty program, along with other marketing tools, provide us with a significant competitive advantage that enables us to efficiently market our products to a large and recurring customer base.

Well-known, large entertainment facilities generating significant revenue and free cash flow.    We own large scale casinos that bear some of the most highly recognized brand names in the gaming industry, including Harrah’s, Rio, Paris and Flamingo. These brands have a strong identity and enjoy widespread customer recognition. We also own two large non-gaming properties, the Octavius Tower and Project Linq. We believe the location of our casino and non-gaming properties offer distinct advantages. Our Las Vegas properties are located on or near the Las Vegas Strip and several sit among a contiguous strip of casinos owned by Caesars Entertainment. In addition, Harrah’s Atlantic City is located in Atlantic City’s marina district and Harrah’s Laughlin benefits from Caesars Entertainment’s charter flight program. We believe our properties’ prime locations, adjoining facilities and accessibility enables them to attract a significant customer base and continue to capture growth in market share. All of our casinos have been operating for over 10 years and have a successful track record of generating strong stable revenue and free cash flow.

Experienced and highly motivated management team with proven track record.    We benefit from the management team, led by Caesars Entertainment’s CEO, Gary W. Loveman, that has built Caesars Entertainment into an industry leader by geographically diversifying its operations and introducing technology-based tools to loyalty programs. A former associate professor at the Harvard University Graduate School of Business Administration, Mr. Loveman joined us as Chief Operating Officer in 1998 and drew on his extensive background in retail marketing and service-management to enhance Total Rewards. Mr. Loveman has been named “Best CEO” in the gaming and lodging industry by Institutional Investor magazine four times. In addition, Caesars’ senior management operations team has an average of 27 years of industry experience. Other senior management team members possess significant experience in government and a variety of consumer industries.

Our Business Strategy

Continue to invest in new non-gaming offerings in Las Vegas to drive visitation and profitability.    Trends in Las Vegas have shown that non-gaming offerings are becoming increasingly important to visitors and that Las Vegas is attracting a younger demographic. We expect this trend to continue and have been investing in new food and beverage offerings as well as other non-gaming amenities to drive increased visitation and profitability. New restaurants include Gordon Ramsay Steak at Paris, Ruth’s Chris Steak House at Harrah’s Las Vegas and expansion of the Margaritaville restaurant at Flamingo. New entertainment offerings include the Project Linq open-air dining, entertainment and retail development and the new show Million Dollar Quartet at Harrah’s Las Vegas. We derived approximately 50% of our gross revenues from gaming sources and approximately 50% from other sources, such as sales of lodging, food, beverages and entertainment, for the twelve months ended June 30, 2013.

Capitalize on the revitalization of the east side of the Las Vegas Strip.    We are focused on strategically investing in our casino properties located on the east side of the Las Vegas Strip. These investments are focused on improving both gaming and non-gaming offerings, including upgrading our hotel rooms, casinos, public areas and general amenities. Over $500 million is being invested in Project Linq, a new open-air dining, entertainment and retail development, and Caesars Entertainment plans to invest approximately $195 million in the Gansevoort Las Vegas hotel, which, when it opens in 2014, will be a luxury boutique hotel with new entertainment and dining options. All of these investments should drive increased foot traffic and significant visitation to our properties.

Maximize our core business profitability by capitalizing on recovery in Las Vegas.    While Las Vegas has shown signs of recovery, ADR is currently 33%, or $42, below the peak in 2007, revenue per available room remains approximately 25% below the peak in 2007 and gross gaming revenue is 29%, or $227 million, below the peak in 2007 of $784 million, at our Las Vegas Strip properties (Paris, Flamingo and Harrah’s Las Vegas). This is in part due to an overall general decline in the gaming market and in part due to increased capacity from new casinos. Our businesses have inherently low variable costs such that positive change in revenues should drive relatively large improvements in Property EBITDA. An increase in ADR would drive nearly a dollar for dollar improvement in Property EBITDA. For example, based on our cash room nights in 2012 of 2.3 million, we estimate that a $20 increase or $41.92 increase (which would bring ADR back to the peak in 2007 of $126.48) in ADR on an annual basis would equate to an improvement to annual Property EBITDA of approximately $46 million or $96 million, respectively. We also estimate that a $150 million increase or $227 million increase (which would bring gross gaming revenue back to the peak in 2007 of $784 million) in gross gaming revenue on an annual basis would equate to an improvement to annual Property EBITDA of approximately $98 million or $148 million, respectively. Additionally, resort fees were introduced in March 2013 at our four Las Vegas properties and are already driving incremental Property EBITDA. Resort fees range from $18 to $20 per night and provide hotel customers with access to select property amenities including fitness centers and internet access. Since the inception of the program, we believe that we have generated approximately $5 million incremental Property EBITDA with little impact to occupancy at our Las Vegas properties (which have increased from 95.5% in 2007 to 96.6% in 2012). We believe this favorable impact will increase as the program ramps to full effect and more hotel guests fall into the guidelines of the program.

Capitalize on relationship with Caesars Entertainment.    Our access to the industry-leading Total Rewards loyalty program, which included over 44 million members as of June 30, 2013, improves the ability of our businesses to cross market and cross promote with Caesars Entertainment’s database and many of its casinos. This relationship allows us to utilize Caesars Entertainment’s sophisticated customer database and technology systems to efficiently and effectively manage our existing customer relationships. We leverage Caesars Entertainment’s superior marketing and technology innovation and capabilities to generate gaming revenue growth, attract additional customers and generate loyalty. In addition, we believe that through the Total Rewards loyalty program we are uniquely able to market to customers who wish to patronize a casino in their local market wherein they can accumulate rewards points redeemable in other destination markets, such as Las Vegas and Atlantic City.

Leverage Caesars Entertainment’s unique scale and proprietary loyalty programs to drive outperformance versus our competitors.    We plan to continue to aggressively leverage Caesars Entertainment’s distribution platform and superior marketing and technological capabilities to generate same store gaming revenue growth and cross-market play. The Total Rewards system includes over 44 million program members. Through this system, Caesars Entertainment promotes cross-market play and targets our efforts and marketing expenditures on areas and customer segments that generate the highest return. This system, coupled with Caesars Entertainment’s vast footprint in the U.S., enables us to profitably stimulate substantial cross-market play. As part of Caesars Entertainment, we offer a unique value proposition to loyal players whereby they get the best service and product in their local market, and as a reward for their loyalty, they receive especially attentive and customized services when they visit our properties in Las Vegas and Atlantic City. This distribution strategy is unique to Caesars Entertainment and an important source of our competitive advantage. Caesars Entertainment’s extensive historical knowledge and refined decision modeling procedures enable us to distribute best practices to ensure our marketing expenditures are being used to their utmost efficiency. Given Caesars Entertainment’s historical investments in information technology and broad geographic footprint, we believe we have a competitive advantage in stimulating customer demand.

Continue to enhance the efficiency of our operations.    We believe that Caesars Entertainment will continue to dedicate significant efforts towards optimizing its business and cost structure. Over the last several years, the Caesars Entertainment management team has instituted operational concepts, such as LEAN operations, Kaizen and dynamic volume-based scheduling, with the intention to ensure Caesars Entertainment operates at consistently high efficiency rates. Additionally, Caesars Entertainment has consolidated activities, advanced its targeted marketing efforts and achieved procurement efficiencies. Moreover, Caesars Entertainment has achieved these cost savings while showing improved customer satisfaction levels since 2009. We initiated a cost-saving program in late 2010 that was designed to take advantage of the Caesars Entertainment’s nationwide scale. This initiative has now been fully implemented and we continue to realize cost savings. We estimate that Caesars Entertainment’s cost-savings programs realized approximately $70.3 million in incremental cost savings at our properties for the twelve months ended June 30, 2013 as compared to the twelve months ended June 30, 2012, with approximately $43 million of annualized savings yet to be realized from our properties as of June 30, 2013. Recently Caesars Entertainment embarked on an initiative to reduce corporate expenses by an additional $45 million and has identified savings that will meet or exceed that target. Our contractual share of these potential expense reductions is approximately $13.5 million.

Continued focus on differentiated customer service as a competitive advantage.    Caesars Entertainment concentrates intensely on measuring and continuously improving customer service. Customer service surveys are collected weekly from guests, allowing us to pinpoint customer feedback on over 35 attributes/functional areas. Each customer service department is required to develop and implement plans to improve its individual service scores. Management bonuses, as well as individual performance evaluations, are partially dependent on achieving measured improvement on year over year customer service scores.

Leverage Caesars Entertainment’s scale to optimize our cost structure.    Caesars Entertainment’s global scale provides us with significant purchasing power and provides a larger fixed cost base with which to optimize our cost structure. Caesars Entertainment’s approximate $2.1 billion of enterprise-wide supplier spend provides us with unsurpassed scale and the associated negotiating power with our suppliers, allowing us to achieve optimal terms and providing us with significant cost savings. Integration with Caesars Entertainment’s corporate services enables us to eliminate unnecessary expenses and improve efficiencies. Caesars Entertainment provides us with functional expertise in areas such as labor efficiency, food and beverage procurement and retailing to ensure that best practices are utilized throughout our business. We also benefit from shared work groups in the areas of procurement, internal audit, planning and analysis, advertising and collections. Local competitors without Caesars Entertainment’s scale would require property specific teams for these types of necessary functions. We also benefit from Caesars Entertainment’s national marketing initiatives under the Harrah’s brand name, which is the brand deployed on three of our properties. Rather than develop our own brand identity, we benefit from the nationally-recognized Harrah’s brand, and we effectively share the costs of branding and marketing Harrah’s with all other properties. We believe that without the benefit of affiliation with the Caesars Entertainment’s brands, our marketing and branding costs would be substantially higher.

Potential capital project opportunities.    We have identified potential capital projects at Paris Las Vegas, Flamingo and Harrah’s Las Vegas that we would expect to generate significant incremental EBITDA, which have not be approved. These potential capital projects include upgrading Paris Las Vegas’ high limit gaming rooms, expanding Flamingo’s casino and bar and expanding Harrah’s Las Vegas’ Carnaval Court outdoor plaza, piano bar, slots and rooms. There is no guarantee when and if the potential capital project opportunities shown will be undertaken and completed.

Competition

The Las Vegas and Atlantic City hotel/casino industries are highly competitive. Hotels on the Las Vegas Strip compete with other hotels on and off the Las Vegas Strip, including hotels in downtown Las Vegas, and hotels in Atlantic City compete with other hotels in Atlantic City. In addition, one large project in Las Vegas is currently suspended and when opened may target the same customers targeted by our Las Vegas properties. Our

Las Vegas Strip hotels and casinos also compete, in part, with each other. Our Nevada properties also compete with casinos located on Native American tribal lands. The proliferation of gaming in California and other areas located in the same region as our Nevada properties could have an adverse effect on our Nevada properties’ financial condition and results of operations.

Our properties also compete with other hotel/casino facilities in Nevada and Atlantic City, hotel/casino and other resort facilities elsewhere in the country and other forms of gaming on both a local and national level, including state lotteries, on-and off-track wagering and card parlors. In addition, certain states recently have legalized, and others may legalize, casino gaming in specific areas. The continued proliferation of gaming venues could have a significant and adverse effect on our business. In particular, the legalization of casino gaming in or near the major metropolitan areas from which we traditionally attracts customers could have a material adverse effect on our business.

In addition to competition with other hotel/casino and other resort facilities, we compete with non-gaming destination travel locations outside of the markets in which we operate. Our non-gaming offerings also compete with other retail facilities, amusement attractions and food and beverage offerings in Las Vegas and Atlantic City.

The expansion of legalized gaming into new jurisdictions throughout the United States will also increase competition.

Desert Blue Payment

One of our subsidiaries has the right to receive payments under its purchase and sale agreement with Desert Blue, pursuant to which land near Rio Las Vegas was sold to Desert Blue for a timeshare development to be completed by a certain date. We are currently negotiating a settlement agreement whereby the subsidiary would receive an approximately $14 million payment in September because the third party did not complete the development by the specified date and would have the right to receive up to an additional $8 million if a third party fails to construct a project that is currently underway. We expect to receive the $14 million payment prior to the closing of this offering and, if received, such amount would be paid to our parent company as a dividend prior to the closing of this offering.

Seasonality

We believe that our business in Atlantic City is subject to seasonality based on the weather, with higher business volumes during the summer months and lower business volumes during the first and fourth calendar quarters, which are adversely impacted by inclement weather. Business in our Nevada properties can fluctuate from time to time due to specific events such as Chinese New Year, the World Series of Poker tournament, city-wide conventions, a sporting event or a concert, or visits by our premium players.

Employees

As of June 30, 2013, we had an aggregate of approximately 17,000 employees located in Nevada and New Jersey. We consider our relations with our employees to be good.

Over 6,000 of our employees in Las Vegas are represented by the Culinary Union Local 226. We are currently in negotiations with the Culinary Union with respect to all of our Las Vegas properties because the prior collective bargaining agreement with the union expired on May 31, 2013. While, the parties have agreed to extend the prior collective bargaining agreement indefinitely pending resolution of a new agreement, the Culinary Union recently issued a public warning, saying a citywide strike by Las Vegas hotel workers is possible if an agreement was not reached soon. Additionally, our collective bargaining agreement with IATSE has expired and we are currently in negotiations with IATSE. We have collective bargaining agreements with other employees in Las Vegas and Atlantic city that are represented by other unions. From time to time, we are involved in ordinary course negotiations with the unions that represent our employees.

Properties

We have no corporate headquarters. Pursuant to the Shared Services Agreement, we rely on CEOC to provide us with corporate management and administrative operations and costs are allocated by CEOC for providing such services. See “Certain Relationships and Related Party Transactions—Shared Services Agreement.” For greater detail on our properties, see “Business—Our Business and Properties.”

We believe the space available for our business is adequate for our current needs. We will add new facilities and expand our existing facilities as we add employees or expand our markets, and we believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business.

Over the course of several years, a former customer of the Rio All Suite Hotel and Casino lost approximately $10 million. The customer was later indicted for several crimes concerning a mortgage business-Ponzi scheme. The mortgage business was placed in bankruptcy in California, where a bankruptcy trustee is now seeking the return of the $10 million dollars from Rio Properties, Inc. The claims are based on a fraudulent conveyance theory under the bankruptcy code. On March 29, 2010, the U.S. District Court Central District of California granted our motion to move the case from the bankruptcy court to the district court. On June 10, 2010, the district court granted our motion to transfer the case to the federal district court in Las Vegas. A trial in the case is scheduled for November 2013.

In connection with a Birthday Cash promotional offer by Harrah’s Atlantic City, on March 19, 2010, the Superior Court of New Jersey entered a summary judgment in favor of a modified class of approximately 79,000 plaintiffs. The summary judgment found that Harrah’s Atlantic City violated the New Jersey Truth in Consumer Contract, Warranty and Notice Act. The penalty is $100 per incident, amounting to a potential exposure of up to $7.9 million. In March 2012, the judge held that the damages class, if any, should be based upon the number of individuals who redeemed certificates, not the number of certificates redeemed (as some plaintiffs had multiple certificates). As a result, the potential exposure under the judge’s ruling was decreased to $5.2 million. After the case was stayed to wait for a pending case in the New Jersey Supreme Court, the court reopened the case in July 2013. The decision in the New Jersey Supreme Court case clarified two aspects of the New Jersey Truth in Consumer Contract, Warranty and Notice Act, which support our contention that the existing judgment against us should be vacated and the case dismissed in our favor.

The Supreme Court of Nevada decided in early 2008 that food purchased for subsequent use in the provision of complimentary and/or employee meals is exempt from use tax. Previously, such purchases were subject to use tax and we have claimed, but not recognized into earnings, a use tax refund totaling $17.2 million, plus interest, as a result of the 2008 decision. In early 2009, the Nevada Department of Taxation (“Department”) audited our refund claim, but has taken the position that those same purchases are now subject to sales tax; therefore, they subsequently issued a sales tax assessment totaling $15.5 million plus interest after application of our refund on use tax.

On October 21, 2010, the administrative law judge (“ALJ”) issued a decision and ruled in our favor on a number of key issues, including that complimentary employee meals are not subject to sales tax. Although both we and the Department filed an appeal of the decision with the Nevada Tax Commission (“Commission”), the case was returned to the ALJ for further factual development. The ALJ issued a second decision on March 8, 2012, reversing the previous, partially favorable ruling relating to the taxability of complimentary employee meals and affirmed the taxability of complimentary meals but limited the entire sales tax assessment to the amount of our use tax refund claims resulting in no use tax refund awarded but no sales tax amounts due. The ALJ decision was affirmed in the Commission hearing on June 25, 2012 and the Commission’s final decision was issued on July 31, 2012. We filed a petition for judicial review with the District Court on August 7, 2012. On March 1, 2013, the District Court judge ruled that employee meals are not subject to sales tax but affirmed the application of sales tax to complimentary patron meals. Additionally, the judge ordered a refund of the portion of our use tax refund claims filed prior to October 1, 2005 without any offsetting sales tax assessments relating to complimentary patron meals for those periods. We appealed the District Court decision to the Nevada Supreme Court.

Subsequent to a written Commission decision issued in February 2012 for another gaming company, the Department issued draft regulations requiring the collection of sales tax on the retail value of complimentary meals and the cost of employee meals. On June 6, 2012, the Department issued additional guidance regarding the payment of sales tax on complimentary and employee meals, maintaining that meals are taxable as of February 15, 2012 but that the payment of the tax is due, without penalty or interest, at the earlier of (a) one month after approval of the regulation by the Legislative Commission, (b) one month after a Nevada Supreme Court decision, (c) the effective date of any legislation or (d) June 30, 2013. The Department stated that it provided this additional guidance regarding the deferral of payment requirements because the Legislative Commission did not yet have the opportunity to approve the regulation and because there were several ongoing appeals that had not been heard by the Commission and the Nevada Supreme Court.

On May 31, 2013, we entered into a settlement agreement with the Department wherein we agreed to forgo our pending use tax refund claims, the Department agreed to abate the sales tax assessment of $15.5 million and both parties stipulated to the dismissal of our respective cases. Additionally, during the 2013 Nevada legislative session, the legislature enacted legislation providing that the provision of complimentary meals to employees and patrons are excluded from the definition of the term “sale” for purposes of determining sales tax.

In the opinion of management, the matters above and other litigation we currently face will not have a material effect on our financial position or results of operations.

GAMING REGULATORY OVERVIEW

General

The ownership and operation of casino entertainment facilities are subject to pervasive regulation under the laws, rules and regulations of each of the jurisdictions in which we operate. Gaming laws are based upon declarations of public policy designed to ensure that gaming is conducted honestly, competitively and free of criminal and corruptive elements. Since the continued growth and success of gaming is dependent upon public confidence, gaming laws protect gaming consumers and the viability and integrity of the gaming industry, including prevention of cheating and fraudulent practices. Gaming laws may also be designed to protect and maximize state and local revenues derived through taxation and licensing fees imposed on gaming industry participants and enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish procedures to ensure that participants in the gaming industry meet certain standards of character and fitness, or suitability. In addition, gaming laws require gaming industry participants to:

•	establish and maintain responsible accounting practices and procedures;

•	maintain effective controls over their financial practices, including establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	maintain systems for reliable record keeping;

•	file periodic reports with gaming regulators; and

•	maintain strict compliance with various laws, regulations and required minimum internal controls pertaining to gaming.

Typically, regulatory environments in the jurisdictions in which we operate are established by statute and are administered by a regulatory agency or agencies with interpretive authority with respect to gaming laws and regulations and broad discretion to regulate the affairs of owners, managers, and persons/entities with financial interests in gaming operations. Among other things, gaming authorities in the various jurisdictions in which we operate:

•	adopt rules and regulations under the implementing statutes;

•	make appropriate investigations to determine if there has been any violation of laws or regulations;

•	enforce gaming laws and impose disciplinary sanctions for violations, including fines and penalties;

•	review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for licensure;

•	grant licenses for participation in gaming operations;

•	collect and review reports and information submitted by participants in gaming operations;

•	review and approve transactions, such as acquisitions or change-of-control transactions of gaming industry participants, securities offerings and debt transactions engaged in by such participants; and

•	establish and collect fees and/or taxes.

Licensing and Suitability Determinations

Gaming laws require us, each of our subsidiaries engaged in gaming operations, certain of our directors, officers and employees, and in some cases, our stockholders and holders of our debt securities, to obtain licenses or findings of suitability from gaming authorities. Licenses or findings of suitability typically require a determination that the applicant qualifies or is suitable. Gaming authorities have very broad discretion in determining whether an applicant qualifies for licensing or should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities. Criteria used in determining whether to grant a license or finding of suitability, while varying between jurisdictions, generally include consideration of factors such as:

•	the financial stability, integrity and responsibility of the applicant, including whether the operation is adequately capitalized in the jurisdiction and exhibits the ability to maintain adequate insurance levels;

•	the quality of the applicant’s casino facilities;

•	the amount of revenue to be derived by the applicable jurisdiction through operation of the applicant’s gaming facility;

•	the applicant’s practices with respect to minority hiring and training; and

•	the effect on competition and general impact on the community.

In evaluating individual applicants, gaming authorities consider the individual’s reputation for good character and criminal and financial history and the character of those with whom the individual associates.

Many jurisdictions limit the number of licenses granted to operate gaming facilities within the jurisdiction, and some jurisdictions limit the number of licenses granted to any one gaming operator. For example, in Indiana, state law allows us to only hold two gaming licenses. Licenses under gaming laws are generally not transferable unless the transfer is approved by the requisite regulatory agency. Licenses in many of the jurisdictions in which we conduct gaming operations are granted for limited durations and require renewal from time to time. In Iowa, our ability to continue our casino operations is subject to a referendum every eight years or at any time upon petition of the voters in the county in which we operate; the most recent referendum occurred in 2010.

Most jurisdictions have statutory or regulatory provisions that govern the required action that must be taken in the event that a license is revoked or not renewed. For example, under Indiana law, a trustee approved by gaming authorities will assume complete operational control of our riverboat in the event our license is revoked or not renewed, and will be authorized to take any action necessary to sell the property if we are unable to find a suitable buyer within 180 days.

In addition to us and our direct and indirect subsidiaries engaged in gaming operations, gaming authorities may investigate any individual or entity having a material relationship to, or material involvement with, any of these entities to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Certain jurisdictions require that any change in our directors or officers, including the directors or officers of our subsidiaries, must be approved by the requisite regulatory agency. Our officers, directors and certain key employees must also file applications with the gaming authorities and may be required to be licensed, qualified or be found suitable in many jurisdictions. Gaming authorities may deny an application for licensing for any cause which they deem reasonable. Qualification and suitability determinations require submission of detailed personal and financial information followed by a thorough investigation. The burden of demonstrating suitability is on the applicant, who must pay all the costs of the investigation. Changes in licensed positions must be reported to gaming authorities and in addition to their authority to deny an application for licensure, qualification or a finding of suitability, gaming authorities have jurisdiction to disapprove of a change in a corporate position.

If gaming authorities were to find that an officer, director or key employee fails to qualify or is unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with such person. In addition, gaming authorities may require us to terminate the employment of any person who refuses to file appropriate applications.

Moreover, in many jurisdictions, any of our stockholders or holders of our debt securities may be required to file an application, be investigated, and qualify or have his, her or its suitability determined. For example, under Nevada gaming laws, each person who acquires, directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any non-voting security or any debt security in a public corporation which is registered with the Nevada Gaming Commission (the “Commission”), such as Caesars Entertainment Corporation, may be required to be found suitable if the Commission has reason to believe that his or her acquisition of that ownership, or his or her continued ownership in general, would be inconsistent with the declared public policy of Nevada, in the sole discretion of the Commission. Any person required by the Commission to be found suitable shall apply for a finding of suitability within 30 days after the Commission’s request that he or she should do so and, together with his or her application for suitability, deposit with the Nevada Gaming Control Board (the “Board”) a sum of money which, in the sole discretion of the Board, will be adequate to pay the anticipated costs and charges incurred in the investigation and processing of that application for suitability, and deposit such additional sums as are required by the Board to pay final costs and charges.

Furthermore, any person required by a gaming authority to be found suitable, who is found unsuitable by the gaming authority, shall not be able to hold directly or indirectly the beneficial ownership of any voting security or the beneficial or record ownership of any nonvoting security or any debt security of any public corporation which is registered with the gaming authority, such as Caesars Entertainment Corporation, beyond the time prescribed by the gaming authority. A violation of the foregoing may constitute a criminal offense. A finding of unsuitability by a particular gaming authority impacts that person’s ability to associate or affiliate with gaming licensees in that particular jurisdiction and could impact the person’s ability to associate or affiliate with gaming licensees in other jurisdictions.

Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of our voting securities and, in some jurisdictions, our non-voting securities, typically 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability. Most gaming authorities, however, allow an “institutional investor” to apply for a waiver that allows the “institutional investor” to acquire, in most cases, up to 15% of our voting securities without applying for qualification or a finding of suitability. An “institutional investor” is generally defined as an investor acquiring and holding voting securities in the ordinary course of business as an institutional investor, and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management, policies or operations, or those of any of our gaming affiliates, or the taking of any other action which gaming authorities find to be inconsistent with holding our voting securities for investment purposes only. An application for a waiver as an institutional investor requires the submission of detailed information about the company and its regulatory filings, the name of each person that beneficially owns more than 5% of the institutional investor’s voting securities or other equivalent and a certification made under oath or penalty for perjury, that the voting securities were acquired and are held for investment purposes only. Even if a waiver is granted, an institutional investor generally may not take any action inconsistent with its status when the waiver was granted without once again becoming subject to the foregoing reporting and application obligations. A change in the investment intent of an institutional investor must be reported to certain regulatory authorities immediately after its decision.

Notwithstanding, each person who acquires directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any nonvoting security or any debt security in our company may be required to be found suitable if a gaming authority has reason to believe that such person’s acquisition of that ownership would otherwise be inconsistent with the declared policy of the jurisdiction.

Generally, any person who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised it is required by gaming authorities may be denied a license or found unsuitable, as applicable. The same restrictions may also apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable or denied a license and who holds, directly or indirectly, any beneficial ownership of our securities beyond such period of time as may be prescribed by the applicable gaming authorities may be guilty of a criminal offense. Furthermore, we may be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any of our subsidiaries, we:

•	pay that person any dividend or interest upon our voting securities;

•	allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

•	pay remuneration in any form to that person for services rendered or otherwise; or

•	fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value.

Although many jurisdictions generally do not require the individual holders of debt securities such as notes to be investigated and found suitable, gaming authorities may nevertheless retain the discretion to do so for any reason, including but not limited to, a default, or where the holder of the debt instruments exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability or otherwise qualify must generally pay all investigative fees and costs of the gaming authority in connection with such an investigation. If the gaming authority determines that a person is unsuitable to own a debt security, we may be subject to disciplinary action, including the loss of our approvals, if without the prior approval of the gaming authority, we:

•	pay to the unsuitable person any dividend, interest or any distribution whatsoever;

•	recognize any voting right by the unsuitable person in connection with those securities;

•	pay the unsuitable person remuneration in any form; or

•	make any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

Certain jurisdictions impose similar restrictions in connection with debt securities and retain the right to require holders of debt securities to apply for a license or otherwise be found suitable by the gaming authority.

Under New Jersey gaming laws, if a holder of our debt or equity securities is required to qualify, the holder may be required to file an application for qualification or divest itself of the securities. If the holder files an application for qualification, it must place the securities in trust with an approved trustee. If the gaming regulatory authorities approve interim authorization, and while the application for plenary qualification is pending, such holder may, through the approved trustee, continue to exercise all rights incident to the ownership of the securities. If the gaming regulatory authorities deny interim authorization, the trust shall become operative and the trustee shall have the authority to exercise all the rights incident to ownership, including the authority to dispose of the securities and the security holder shall have no right to participate in casino earnings and may only receive a return on its investment in an amount not to exceed the actual cost of the investment (as defined by New Jersey gaming laws). If the security holder obtains interim authorization but the gaming authorities later find reasonable cause to believe that the security holder may be found unqualified, the trust shall become operative and the trustee shall have the authority to exercise all rights incident to ownership pending a determination on such holder’s qualifications. However, during the period the securities remain in trust, the security holder may petition the New Jersey gaming authorities to direct the trustee to dispose of the trust property and distribute proceeds of the trust to the security holder in an amount not to exceed the lower of the actual cost of the investment or the value of the securities on the date the trust became operative. If the security holder is ultimately found unqualified, the trustee is required to sell the securities and to distribute the proceeds of the sale to the applicant in an amount not exceeding the lower of the actual cost of the investment or the value of the securities on the date the trust became operative and to distribute the remaining proceeds to the state. If the security holder is found qualified, the trust agreement will be terminated.

Additionally, the Certificates of Incorporation of Caesars Entertainment contain provisions establishing the right to redeem the securities of disqualified holders if necessary to avoid any regulatory sanctions, to prevent the loss or to secure the reinstatement of any license or franchise, or if such holder is determined by any gaming regulatory agency to be unsuitable, has an application for a license or permit denied or rejected, or has a previously issued license or permit rescinded, suspended, revoked or not renewed. The Certificates of Incorporation also contain provisions defining the redemption price and the rights of a disqualified security holder. In the event a security holder is disqualified, the New Jersey gaming authorities are empowered to propose any necessary action to protect the public interest, including the suspension or revocation of the licenses for the casinos we own in New Jersey.

Many jurisdictions also require that manufacturers and distributors of gaming equipment and suppliers of certain goods and services to gaming industry participants be licensed and require us to purchase and lease gaming equipment, supplies and services only from licensed suppliers.

Violations of Gaming Laws

If we or our subsidiaries violate applicable gaming laws, our gaming licenses could be limited, conditioned, suspended or revoked by gaming authorities, and we and any other persons involved could be subject to substantial fines. Further, a supervisor or conservator can be appointed by gaming authorities to operate our gaming properties, or in some jurisdictions, take title to our gaming assets in the jurisdiction, and under certain circumstances, earnings generated during such appointment could be forfeited to the applicable jurisdictions. Furthermore, violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. As a result, violations by us of applicable gaming laws could have a material adverse effect on our financial condition, prospects and results of operations.

Reporting and Recordkeeping Requirements

We are required periodically to submit detailed financial and operating reports and furnish any other information about us and our subsidiaries which gaming authorities may require. Under federal law, we are required to record and submit detailed reports of currency transactions involving greater than $10,000 at our casinos and Suspicious Activity Reports (“SARCs”) if the facts presented so warrant. Some jurisdictions require us to maintain a log that records aggregate cash transactions in the amount of $3,000 or more. We are required to maintain a current stock ledger which may be examined by gaming authorities at any time. We may also be required to disclose to gaming authorities upon request the identities of the holders of our debt or other securities. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to gaming authorities. Failure to make such disclosure may be grounds for finding the record holder unsuitable. Gaming authorities may also require certificates for our stock to bear a legend indicating that the securities are subject to specified gaming laws. In certain jurisdictions, gaming authorities have the power to impose additional restrictions on the holders of our securities at any time.

Review and Approval of Transactions

Substantially all material loans, leases, sales of securities and similar financing transactions by us and our subsidiaries must be reported to, or approved by, gaming authorities. Neither we nor any of our subsidiaries may make a public offering of securities without the prior approval of certain gaming authorities if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in such jurisdictions, or to retire or extend obligations incurred for such purposes. Such approval, if given, does not constitute a recommendation or approval of the investment merits of the securities subject to the offering. Changes in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or otherwise, require prior approval of gaming authorities in certain jurisdictions. Entities seeking to acquire control of us or one of our subsidiaries must satisfy gaming authorities with respect to a variety of stringent standards prior to assuming control. Gaming authorities may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

Certain gaming laws and regulations in jurisdictions we operate in establish that certain corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting us or our subsidiaries may be injurious to stable and productive corporate gaming, and as a result, prior approval may be required before we may make exceptional repurchases of voting securities (such as repurchases which treat holders differently) above the current market price and before a corporate acquisition opposed by management can be consummated. In certain jurisdictions, the gaming authorities also require prior approval of a plan of recapitalization proposed by the board of directors of a publicly traded corporation which is registered with the gaming authority in response to a tender offer made directly to the registered corporation’s stockholders for the purpose of acquiring control of the registered corporation.

Because licenses under gaming laws are generally not transferable, our ability to grant a security interest in any of our gaming assets is limited and may be subject to receipt of prior approval from gaming authorities. A pledge of the stock of a subsidiary holding a gaming license and the foreclosure of such a pledge may be ineffective without the prior approval of gaming authorities. Moreover, our subsidiaries holding gaming licenses may be unable to guarantee a security issued by an affiliated or parent company pursuant to a public offering, or pledge their assets to secure payment of the obligations evidenced by the security issued by an affiliated or parent company, without the prior approval of gaming authorities. We are subject to extensive prior approval requirements relating to certain borrowings and security interests with respect to our New Orleans casino. If the holder of a security interest wishes operation of the casino to continue during and after the filing of a suit to enforce the security interest, it may request the appointment of a receiver approved by Louisiana gaming authorities, and under Louisiana gaming laws, the receiver is considered to have all our rights and obligations under our contract with Louisiana gaming authorities.

Some jurisdictions also require us to file a report with the gaming authority within a prescribed period of time following certain financial transactions and the offering of debt securities. Were they to deem it appropriate, certain gaming authorities reserve the right to order such transactions rescinded.

Certain jurisdictions require the implementation of a compliance review and reporting system created for the purpose of monitoring activities related to our continuing qualification. These plans require periodic reports to senior management of our company and to the regulatory authorities.

Certain jurisdictions require that an independent audit committee oversee the functions of surveillance and internal audit departments at our casinos.

License Fees and Gaming Taxes

We pay substantial license fees and taxes in many jurisdictions, including the counties, cities, and any related agencies, boards, commissions, or authorities, in which our operations are conducted, in connection with our casino gaming operations, computed in various ways depending on the type of gaming or activity involved. Depending upon the particular fee or tax involved, these fees and taxes are payable either daily, monthly, quarterly or annually. License fees and taxes are based upon such factors as:

•	a percentage of the gross revenues received; and

•	the number of gaming devices and table games operated.

In many jurisdictions, gaming tax rates are graduated with the effect of increasing as gross revenues increase. Furthermore, tax rates are subject to change, sometimes with little notice, and we have recently experienced tax rate increases in a number of jurisdictions in which we operate. A live entertainment tax is also paid in certain jurisdictions by casino operations where entertainment is furnished in connection with the selling or serving of food or refreshments or the selling of merchandise.

Operational Requirements

In many jurisdictions, we are subject to certain requirements and restrictions on how we must conduct our gaming operations. In many jurisdictions, we are required to give preference to local suppliers and include minority-owned and women-owned businesses in construction projects to the maximum extent practicable.

Some jurisdictions also require us to give preferences to minority-owned and women-owned businesses in the procurement of goods and services. Some of our operations are subject to restrictions on the number of gaming positions we may have, the minimum or maximum wagers allowed by our customers, and the maximum loss a customer may incur within specified time periods.

MANAGEMENT

Set forth below are the names, ages and positions of the individuals who serve as the directors, executive officers and other senior officers of each of the Issuers and of Caesars Entertainment as of the date of this offering memorandum.

The Issuers’ Directors, Executive Officers and Other Senior Officers

Name	Age	Position
Gary W. Loveman	53	Director and President
Donald A. Colvin	60	Director and Chief Financial Officer

Caesars Entertainment’s Directors, Executive Officers and Other Senior Officers

Name	Age	Position
Gary W. Loveman	53	Chairman of the Board, Chief Executive Officer and President
Donald A. Colvin	60	Executive Vice President and Chief Financial Officer
Timothy R. Donovan	57	Executive Vice President, General Counsel and Chief Regulatory and Compliance Officer
Thomas M. Jenkin	58	Global President of Destination Markets
Janis L. Jones	64	Executive Vice President of Communications and Government Relations
Gregory Miller	52	Executive Vice President of Domestic Development
John W. R. Payne	44	President of Central Markets and Partnership Development
Tariq M. Shaukat	41	Executive Vice President and Chief Marketing Officer
Mary H. Thomas	47	Executive Vice President, Human Resources
Steven M. Tight	58	President, International Development
Jeffrey Benjamin	52	Director
David Bonderman	70	Director
Kelvin L. Davis	49	Director
Jeffrey T. Housenbold	44	Director
Fred J. Kleisner	69	Director
Karl Peterson	42	Director
Eric Press	48	Director
Marc Rowan	51	Director
David B. Sambur	33	Director
Lynn C. Swann	61	Director
Christopher J. Williams	55	Director

Gary W. Loveman has been Caesars Entertainment’s Chairman of the Board since January 1, 2005, Chief Executive Officer since January 2003 and President since April 2001. Mr. Loveman became a member of each Issuer’s board of directors and President of each Issuer in September 2013. He has over 15 years of experience in retail marketing and service management, and he previously served as an associate professor at the Harvard University Graduate School of Business. He holds a bachelor’s degree from Wesleyan University and a Ph.D. in Economics from the Massachusetts Institute of Technology. Mr. Loveman also serves as a director of Coach, Inc. and FedEx Corporation.

Donald A. Colvin has served as Caesars Entertainment’s Executive Vice President and Chief Financial Officer since November 2012. Mr. Colvin became a member of each Issuer’s board of directors and Chief Financial Officer of each Issuer in September 2013. Prior to joining Caesars Entertainment, Mr. Colvin served as Executive Vice President and Chief Financial Officer of ON Semiconductor from April 2003 until October 2012. He served as the Senior Financial Director in March 2003 and from April 2003 to May 2010, Mr. Colvin served as the Treasurer for ON Semiconductor and SCI LLC. Mr. Colvin served as a member of the board of directors of Applied Micro Circuits Corporation and is a director and chairman of the audit committee of Isola Group.

Timothy R. Donovan became Caesars Entertainment’s Executive Vice President in November 2011, General Counsel in April 2009 and Caesars Entertainment’s Chief Regulatory and Compliance Officer in January 2011. He served as Senior Vice President from April 2009 to November 2011. Prior to joining Caesars Entertainment, Mr. Donovan served as Executive Vice President, General Counsel and Corporate Secretary of Republic Services, Inc. from December 2008 to March 2009 after a merger with Allied Waste Industries, Inc., where he served in the same capacities from April 2007 to December 2008. Mr. Donovan earlier served as Executive Vice President-Strategy & Business Development and General Counsel of Tenneco, Inc. from July 1999 to March 2007. He also serves on the board of directors of John B. Sanfilippo & Son, Inc.

Thomas M. Jenkin became Caesars Entertainment’s Global President of Destination Markets in May 2013. He served as President of Operations from November 2011 to May 2013. He served as Western Division President from January 2004 through November 2011. He served as Senior Vice President-Southern Nevada from November 2002 to December 2003 and Senior Vice President and General Manager-Rio from July 2001 to November 2002. Mr. Jenkin also serves as a director of Enjoy S.A.

Janis L. Jones became Caesars Entertainment’s Executive Vice President of Communications and Government Relations in November 2011. She served as Senior Vice President of Communications and Government Relations from November 1999 to November 2011. Prior to joining Caesars Entertainment, Ms. Jones served as Mayor of Las Vegas from 1991 to 1999.

Gregory Miller became Caesars Entertainment’s Executive Vice President in August 2013. He served as Senior Vice President of Domestic Development from May 2012 to August 2013. Prior to his current role, he served as Senior Vice President of Resort Development from February 2009 through April 2012. He previously served as the Vice President of Property Development from September 2004 through January 2009.

John W. R. Payne became Caesars Entertainment’s President of Central Markets and Partnership Development in August 2013. He served as President of Enterprise Shared Services from July 2011 to August 2013. He served as Central Division President from January 2007 through November 2011. Before becoming President of Enterprise Shared Services and Central Division President, Mr. Payne served as Atlantic City Regional President from January 2006 to December 2006, Gulf Coast Regional President from June 2005 to January 2006, Senior Vice President and General Manager-Harrah’s New Orleans from November 2002 to June 2005 and Senior Vice President and General Manager-Harrah’s Lake Charles from March 2000 to November 2002.

Tariq M. Shaukat became Caesars Entertainment’s Executive Vice President and Chief Marketing Officer in March 2012. Prior to joining Caesars Entertainment, Mr. Shaukat was a Principal at McKinsey & Company from July 2009 through March 2012. He also served as Engagement Manager from 2005 to 2007 and as Associate Principal from 2007 to 2009.

Mary H. Thomas became Caesars Entertainment’s Executive Vice President, Human Resources in November 2011. She served as Caesars Entertainment’s Senior Vice President, Human Resources from January 2006 to November 2011. Prior to joining Caesars Entertainment, Ms. Thomas served as Senior Vice President-Human Resources North America for Allied Domecq Spirits & Wines from October 2000 to December 2005.

Steven M. Tight became Caesars Entertainment’s President, International Development in July 2011. Prior to joining Caesars Entertainment, Mr. Tight served as Chief Executive Officer of Aquiva Development from August 2008 to August 2009 and Chief Executive Officer of Al Sharq Investment from December 2004 to July 2008. Mr. Tight earlier served as Senior Vice President International Development for the Walt Disney Company from 2000 to 2004 and as their Vice President of Business Development from 1997 to 1999 and Vice President of Finance from 1993 to 1996.

Jeffrey Benjamin became a member of Caesars Entertainment’s board of directors in January 2008 upon consummation of the Acquisition. Mr. Benjamin has nearly 25 years of experience in the investment industry and has extensive experience serving on the boards of directors of other public and private companies, including Mandalay Resort Group, another gaming company. He has been senior advisor to Cyrus Capital Partners since June 2008 and serves as a consultant to Apollo Global Management, LLC with respect to investments in the gaming industry. He was a senior advisor to Apollo Global Management, LLC from 2002 to 2008. He holds a bachelor’s degree from Tufts University and a masters degree from the Massachusetts Institute of Technology Sloan School of Management. He has previously served on the boards of directors of Goodman Global Holdings, Inc., Dade Behring Holdings, Inc., Chiquita Brands International, Inc., McLeod USA, Mandalay Resort Group and Virgin Media Inc. Mr. Benjamin is Chairman of the board of directors of Spectrum Group International, Inc. and also serves on the boards of directors of Exco Resources, Inc., Chemtura Corporation and American Airlines.

David Bonderman became a member of Caesars Entertainment’s board of directors in January 2008 upon consummation of the Acquisition. Mr. Bonderman is a TPG Founding Partner. Prior to forming TPG in 1993, Mr. Bonderman was Chief Operating Officer of the Robert M. Bass Group, Inc. (now doing business as Keystone Group, L.P.) in Fort Worth, Texas. He holds a bachelor’s degree from the University of Washington and a law degree from Harvard University. He has previously served on the boards of directors of Gemalto N.V., Burger King Holdings, Inc., Washington Mutual, Inc., IASIS Healthcare LLC, and Univision Communications and Armstrong World Industries, Inc. Mr. Bonderman also currently serves on the boards of directors of JSC VTB Bank, Energy Future Holdings Corp., General Motors Company, CoStar Group, Inc. and Ryanair Holdings PLC, of which he is Chairman.

Kelvin L. Davis became a member of Caesars Entertainment’s board of directors in January 2008 upon consummation of the Acquisition. Mr. Davis is a TPG Senior Partner and Head of TPG’s North American Buyouts Group, incorporating investments in all non-technology industry sectors. He also leads TPG’s Real Estate investing activities. Prior to joining TPG in 2000, Mr. Davis was President and Chief Operating Officer of Colony Capital, Inc., a private international real estate-related investment firm which was co-founded in 1991. He holds a bachelor’s degree from Stanford University and an M.B.A. from Harvard University. Mr. Davis currently serves on the boards of directors of Northwest Investments, LLC (which is an affiliate of ST Residential), Parkway Properties, Inc., Taylor Morrison, Inc., Univision Communications, Inc., and Catellus Development Corporation. He is a member of Caesars Entertainment’s Human Resources Committee and a member of the Executive Committee.

Jeffrey T. Housenbold became a member of Caesars Entertainment’s board in November 2011. Mr. Housenbold has served as the President and Chief Executive Officer and a director of Shutterfly, Inc. since January 2005. Prior to joining Shutterfly, Mr. Housenbold served as Vice President of Business Development and Internet Marketing at eBay Inc., an online marketplace for the sale of goods and services, from January 2002 to January 2005. Previously, he was the Vice President & General Manager, Business-to-Consumer Group at eBay from June 2001 to January 2002, and served as Vice President, Mergers & Acquisitions at eBay from March 2001 to June 2001. Mr. Housenbold holds Bachelor of Science degrees in Economics and Business Administration from Carnegie Mellon University and a Master of Business Administration degree from the Harvard Graduate School of Business Administration. Mr. Housenbold currently serves on the board of directors of Digital Chocolate, a publisher of social and mobile games and the Children’s Discovery Museum of San Jose. He is a member of Caesars Entertainment’s Audit Committee.

Fred J. Kleisner became a member of Caesars Entertainment’s board of directors in July 2013. Mr. Kleisner has been Senior Advisor of Morgans Hotel Group Co., served as the President of Hard Rock Hotel Inc. and Hard Rock Hotel Holdings LLC and also served as the Chief Executive Officer of Morgans Hotel Group Co. He has also served in management positions with Rex Advisors, LLC, Wyndham International, Inc., and Starwood Hotels & Resorts Worldwide, Inc., Westin Hotels and Resorts, Interstate Hotels Company, The Sheraton Corporation, and Hilton Hotels, Corp. Since August 2011, Mr. Kleisner has served as a director of Apollo Residential Mortgage, Inc. and as a member of their Audit Committee and Compensation Committee. In addition, since April 2009, he has served as a director of Kindred Healthcare, Inc., where he is the Chairman of their Executive Compensation Committee, and serves on their Compliance and Quality Committee. Mr. Kleisner also serves as a member of Caesars Entertainment’s Audit Committee.

Karl Peterson became a member of Caesars Entertainment’s board of directors in January 2008 upon consummation of the Acquisition. Mr. Peterson is a senior partner of TPG Capital where he leads the firm’s European business. He rejoined TPG in 2004 after serving as President and Chief Executive Officer of Hotwire, Inc. Mr. Peterson led Hotwire, Inc. from inception through its sale to IAC/InterActiveCorp. Before his work at Hotwire, Inc., Mr. Peterson was a principal of TPG in San Francisco. He holds a bachelor’s degree from the University of Notre Dame and has previously served on the board of directors of Univision Communications, Inc. Mr. Peterson currently serves on the boards of directors of Norwegian Cruise Lines, Sabre Holdings Corporation, and Saxo Bank. Mr. Peterson is a member of Caesars Entertainment’s Finance Committee and a member of the Nominating and Corporate Governance Committee.

Eric Press became a member of Caesars Entertainment’s board of directors in January 2008 upon consummation of the Acquisition. Mr. Press has been a Partner at Apollo Global Management, LLC since 2007 and has been a Partner with other Apollo entities since 1998. Mr. Press has nearly 20 years of experience in financing, analyzing, investing in and/or advising public and private companies and their board of directors. He holds a bachelor’s degree in economics from Harvard University and a law degree from Yale University. He has previously served on the board of directors of the Rodolph Sholom School, Innkeepers Trust USA, Wyndham International, Quality Distribution, Inc. AEP Industries, and WMC Finance Corp. Mr. Press also serves on the boards of directors of Prestige Cruise Holdings, Inc., Noranda Aluminum, Affinion Group Holdings, Inc., Metals USA Holdings Corp., Verso Paper Corp., WMC Residco, Inc., Apollo Commercial Real Estate Finance, Inc., and Athene Re.

Marc Rowan became a member of Caesars Entertainment’s board of directors in January 2008 upon consummation of the Acquisition. Mr. Rowan is a founding partner of Apollo Global Management, LLC. He has more than 25 years of experience in financing, analyzing, investing in and/or advising public and private companies and their board of directors. He holds a bachelor’s degree from the University of Pennsylvania and an M.B.A. from The Wharton School. He has previously served on the boards of directors of AMC Entertainment, Inc., Culligan Water Technologies, Inc., Furniture Brands International, Mobile Satellite Ventures, National Cinemedia, Inc., National Financial Partners, Inc., New World Communications, Inc., Quality Distribution, Inc., Samsonite Corporation, SkyTerra Communications Inc., Unity Media SCA, The Vail Corporation, Cannondale Bicycle Corp., Riverdale Country School, Cablecom GmbH, Rare Medium, Countrywide plc and Wyndham International, Inc. Mr. Rowan also serves on the boards of directors of the general partner of AAA Guernsey Limited, Athene Re, Youth Renewal Fund, National Jewish Outreach Program, Inc., Undergraduate Executive Board of the Wharton School, Rowan Family Foundation, Wharton Private Equity Partners, New York City Police Foundation and Norwegian Cruise Lines. He is a member of Caesars Entertainment’s Executive Committee, the Finance Committee and the Human Resources Committee.

David B. Sambur became a member of Caesars Entertainment’s board of directors in November 2010. Mr. Sambur is a Partner of Apollo Global Management, having joined in 2004. Mr. Sambur has experience in financing, analyzing, investing in and/or advising public and private companies and their board of directors. Prior to joining Apollo, Mr. Sambur was a member of the Leveraged Finance Group of Salomon Smith Barney Inc. Mr. Sambur serves on the board of directors of Verso Paper Corp. and Momentive Performance Materials Holdings and Momentive Specialty Chemical, Inc. Mr. Sambur graduated summa cum laude and Phi Beta Kappa from Emory University with a BA in Economics. He is a member of Caesars Entertainment’s Nominating and Corporate Governance Committee.

Lynn C. Swann became a member of Caesars Entertainment’s board in April 2008. Mr. Swann has served as president of Swann, Inc., a consulting firm specializing in marketing and communications since 1976 and the owner of Lynn Swann Group since 2011. The Lynn Swann Group is an affiliate of Stonehaven, LLC, which is a

Member of FINRA/SIPC. Mr. Swann was also a broadcaster for the American Broadcasting Company from 1976 to 2005. He holds a bachelor’s degree from the University of Southern California. Mr. Swann also serves on the boards of directors of Hershey Entertainment Resorts Company, H. J. Heinz Company and American Homes 4 Rent. Mr. Swann also holds a Series 7 and Series 63 registration. He is a member of Caesars Entertainment’s Human Resources Committee, Nominating and Corporate Governance Committee, and the 162(m) Plan Committee.

Christopher J. Williams became a member of Caesars Entertainment’s board in April 2008. Mr. Williams has been Chairman of the Board and Chief Executive Officer of Williams Capital Group, L.P., an investment bank, since 1994, and Chairman of the Board and Chief Executive Officer of Williams Capital Management, LLC, an investment management firm, since 2002. He holds a bachelor’s degree from Harvard University and an M.B.A. from the Dartmouth College Tuck School of Business. Mr. Williams was a director of Caesars Entertainment from November 2003 to January 2008, and was a member of the Audit Committee. Mr. Williams also serves on the boards of directors for The Partnership for New York City, the National Association of Securities Professionals, Wal-Mart Stores, Inc. and Cox Communications. He is Chairman of Caesars Entertainment’s Audit Committee and is a member of the 162(m) Plan Committee.

Board Structure of Caesars Entertainment

The board consists of twelve members (each such member of the board, a “Director”). The board has six standing committees: the Audit Committee, the Human Resources Committee, the Nominating and Corporate Governance Committee, the Finance Committee, the Executive Committee and the 162(m) Plan Committee. Hamlet Holdings, the members of which are comprised of individuals affiliated with each of the Sponsors, beneficially owns, as of June 30, 2013, approximately 69.4% of Caesars Entertainment’s common stock pursuant to an irrevocable proxy providing Hamlet Holdings with sole voting and sole dispositive power over those shares, and, as a result, the Sponsors have the power to elect all of Caesars Entertainment’s directors. As a result, Caesars Entertainment is a “controlled company” under NASDAQ corporate governance standards, and has elected not to comply with the NASDAQ corporate governance requirement that a majority of Caesars Entertainment’s board and human resources (i.e., compensation) and nominating and corporate governance committees consist of independent directors. The board has determined that all of the members of the Audit Committee, one of the members of the Human Resources Committee, one of the members of the Nominating and Corporate Governance Committee and both of the members of the 162(m) Plan Committee are independent as defined in the NASDAQ listing standards and in Caesars Entertainment’s Corporate Governance Guidelines. The board has adopted a written charter for each of these committees. Caesars Entertainment’s executive committee consists of Gary Loveman, as chairperson, Kelvin Davis and Marc Rowan. The executive committee has all the powers of Caesars Entertainment’s board in the management of Caesars Entertainment’s business and affairs, including without limitation, the establishment of additional committees or subcommittees of Caesars Entertainment’s board and the delegation of authority to such committees and subcommittees, and may act on behalf of Caesars Entertainment’s board to the fullest extent permitted under Delaware law and Caesars Entertainment’s organizational documents. The executive committee serves at the pleasure of Caesars Entertainment’s board and may act by a majority of its members, provided that at least one member affiliated with TPG and Apollo must approve any action of the executive committee. This committee and any requirements or voting mechanics or participants may continue or be changed if Apollo and TPG no longer own a controlling interest in Caesars Entertainment.

Compensation

Our directors, employees, officers, consultants and advisors generally render services to Caesars Entertainment or its subsidiaries. In connection with those services, they receive cash compensation and, in some cases, equity compensation from Caesars Entertainment. We are allocated a portion of the related compensation expense pursuant to the Shared Services Agreement. See “Certain Relationships and Related Party Transactions—Shared Services Agreement.”